SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

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☐    Preliminary Proxy Statement

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☒    Definitive Proxy Statement

☐    Definitive Additional Materials

☐    Soliciting Material Pursuant to Section 240.14a

UnitedHealth Group Incorporated

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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        or the Form or Schedule and the date of its filing.

(1)	Amount Previously Paid:

(2)	Form, Schedule or Registration Statement No.:

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April 29, 2008	9900 Bren Road East Minnetonka, Minnesota 55343

Dear Shareholder:

We cordially invite you to attend our 2008 Annual Meeting of Shareholders. We will hold our meeting on Thursday, June 5, 2008 at 10:00 a.m. Central Time at The Children’s Theatre Company, 2400 Third Avenue South, Minneapolis, Minnesota.

At this year’s meeting, you will be asked to vote on the election of directors, the approval of the material terms for payment of executive incentive compensation, the approval of an amendment to increase the number of shares of common stock issuable under the UnitedHealth Group 1993 Employee Stock Purchase Plan, ratification of Deloitte & Touche LLP’s appointment as our independent registered public accounting firm, and two shareholder proposals.

Attached you will find a notice of meeting and proxy statement that contain further information about these items and the meeting itself, including:

•	How to obtain admission to the meeting if you plan to attend.

•	Different methods you can use to vote your proxy, including by Internet and telephone.

Whether or not you attend the meeting in person, we encourage you to vote by Internet or telephone prior to the meeting or complete, sign and return your proxy. If you cannot attend the meeting in person, you may view the meeting via webcast. Instructions on how to access the live webcast are included in the attached proxy.

Every shareholder vote is important.

Sincerely,

Stephen J. Hemsley

President and Chief Executive Officer

Richard T. Burke

Chairman of the Board

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

TO THE SHAREHOLDERS OF UNITEDHEALTH GROUP INCORPORATED:

UnitedHealth Group Incorporated (the “Company”) will hold its Annual Meeting of Shareholders on Thursday, June 5, 2008 at 10:00 a.m. Central Time at The Children’s Theatre Company, 2400 Third Avenue South, Minneapolis, Minnesota. The purposes of the meeting are:

1.	To elect eight nominees to the Company’s Board of Directors as set forth in the attached proxy statement.

2.	To consider and vote on a proposal to approve the material terms for payment of executive incentive compensation.

3.	To consider and vote on a proposal to amend the UnitedHealth Group 1993 Employee Stock Purchase Plan to increase the number of shares of common stock issuable thereunder.

4.	To consider and vote on a proposal to ratify the appointment of Deloitte & Touche LLP as the independent registered public accounting firm for the Company for the fiscal year ending December 31, 2008.

5.	To consider and vote on two shareholder proposals set forth in the proxy statement.

6	To transact other business that properly may come before the meeting or any adjournment of the meeting.

Only shareholders of record of the Company’s common stock at the close of business on April 9, 2008 are entitled to receive notice of and to vote at the meeting or any adjournment thereof.

BY ORDER OF THE BOARD OF DIRECTORS,

Dannette L. Smith

Secretary to the Board of Directors

April 29, 2008

We cordially invite you to attend our Annual Meeting. Whether or not you plan to be present at the meeting, please vote by Internet or telephone, or by completing, signing and returning the enclosed proxy in the enclosed envelope, for which no postage is required if mailed in the United States. If you later choose to revoke your proxy, you may do so at any time before it is exercised at the Annual Meeting by following the procedures described under Question 12 of the “Questions and Answers about the Annual Meeting and Voting” section in the attached proxy statement.

IMPORTANT NOTICE REGARDING AVAILABILITY OF PROXY MATERIALS

FOR THE ANNUAL MEETING OF SHAREHOLDERS

TO BE HELD ON JUNE 5, 2008:

The Notice of Annual Meeting, Proxy Statement, Annual Report on Form 10-K

and the Summary Annual Report are available at

www.unitedhealthgroup.com/proxymaterials.

UnitedHealth Group Center

9900 Bren Road East

Minnetonka, Minnesota 55343

PROXY STATEMENT

FOR

ANNUAL MEETING OF SHAREHOLDERS

TO BE HELD JUNE 5, 2008

GENERAL MATTERS

General Information Regarding Proxy Materials and Annual Meeting of Shareholders

The Board of Directors of UnitedHealth Group Incorporated provides this proxy statement to you to solicit proxies to act upon the matters outlined in the Notice of Annual Meeting of Shareholders. These include the election of directors, approval of the material terms for payment of executive incentive compensation, the amendment to increase the number of shares of our common stock issuable under our 1993 Employee Stock Purchase Plan, ratification of the selection of the Company’s independent registered public accounting firm, and consideration of two shareholder proposals. The Board will use the proxies at the 2008 Annual Meeting of Shareholders. The Annual Meeting will take place on Thursday, June 5, 2008 at 10:00 a.m. Central Time at The Children’s Theatre Company, 2400 Third Avenue South, Minneapolis, Minnesota. The proxies also may be voted at any adjournment or postponement of the meeting.

With this proxy statement, we are providing you with a copy of our Summary Annual Report to Shareholders and our Annual Report on Form 10-K for the year ended December 31, 2007. This proxy statement and the enclosed form of proxy are being mailed to shareholders beginning on or about April 29, 2008.

All properly executed written proxies, and all properly completed proxies submitted by Internet or telephone that are delivered pursuant to this solicitation, will be voted at the Annual Meeting in accordance with the directions given in the proxy, unless the proxy is revoked prior to completion of voting at the Annual Meeting.

Only owners of record of shares of common stock of the Company at the close of business on April 9, 2008, the record date, are entitled to notice of and to vote at the Annual Meeting, or at any adjournments or postponements of the Annual Meeting. Each owner of record on the record date is entitled to one vote for each share of common stock held. On April 9, 2008, the record date, there were 1,223,496,297 shares of common stock issued and outstanding and entitled to vote.

QUESTIONS AND ANSWERS ABOUT THE ANNUAL MEETING AND VOTING

1.	What is the purpose of the Annual Meeting?

At the Annual Meeting, shareholders will act upon the matters outlined in the Notice of Annual Meeting of Shareholders. These include the election of directors, approval of the material terms for payment of executive incentive compensation, an amendment to increase the number of shares of our common stock issuable under our 1993 Employee Stock Purchase Plan, ratification of the selection of our independent registered public accounting firm, and consideration of two shareholder proposals. Also, once the business of the Annual Meeting is concluded, management of the Company will report on our performance and they and representatives of our independent registered public accounting firm will be available to respond to questions from shareholders.

2.	What is a proxy?

It is your legal designation of another person to vote the stock you own. That other person is called a proxy. If you designate someone as your proxy in a written document, that document also is called a proxy or a proxy card. We have designated three of our officers as proxies for the 2008 Annual Meeting. These three officers are Thomas L. Strickland, Christopher J. Walsh and Dannette L. Smith.

3.	What is a proxy statement?

It is a document that Securities and Exchange Commission (“SEC”) regulations require us to give you as a shareholder when we are soliciting your vote.

4.	What is the difference between a shareholder of record and a shareholder who holds stock in street name?

If your shares are registered in your name, you are an owner of record of those shares, which often is referred to as being a shareholder of record.

If your shares are held in the name of your broker or bank, your shares are held in street name.

5.	How can I access the Notice of Annual Meeting, Proxy Statement, Annual Report on Form 10-K and the Summary Annual Report on the Internet?

Shareholders may access the proxy materials, which include the Notice of Annual Meeting, Proxy Statement (including a form of our proxy card), Annual Report on Form 10-K for the year ended December 31, 2007 and the Summary Annual Report on the Internet at www.unitedhealthgroup.com/proxymaterials. We will also provide a hard copy of any of these documents free of charge upon request to: UnitedHealth Group Incorporated, 9900 Bren Road East, Minnetonka, Minnesota 55343, Attention: Secretary to the Board of Directors.

Instead of receiving future copies of our Notice of Annual Meeting, Proxy Statement, Annual Report on Form 10-K and the Summary Annual Report by mail, you can elect to receive an e-mail that will provide electronic links to these documents. Opting to receive your proxy materials online will save the cost of producing and mailing documents to your home or business, will give you an electronic link to the proxy voting site, and also will help preserve environmental resources.

Shareholders of Record.    If you vote on the Internet at www.proxyvote.com, simply follow the prompts for enrolling in the electronic proxy delivery service. You also may enroll in the electronic proxy delivery service at any time in the future by going directly to www.unitedhealthgroup.com and following the enrollment instructions.

Street Name Holders.    If you hold your shares in a bank or brokerage account, you also may have the opportunity to receive copies of these documents electronically. Please check the information provided in the proxy materials mailed to you by your bank or broker regarding the availability of this service.

6.	How do I attend the Annual Meeting? What do I need to bring?

If you are a shareholder of record, your admission card is attached to your proxy card. You will need to bring it with you to the Annual Meeting in order to be admitted to the meeting.

If you own shares in street name, bring your most recent brokerage statement or a letter from your broker or other nominee with you to the Annual Meeting. We will use that statement or letter to verify your ownership of common stock and admit you to the Annual Meeting; however, you will not be able to vote your shares at the Annual Meeting without a legal proxy, as described in question 7.

You will also need to bring a photo ID to gain admission.

Please note that cameras, sound or video recording equipment, or other similar electronic devices, large bags, or packages will not be allowed in the meeting room.

7.	How can I vote at the Annual Meeting if I own shares in street name?

You will need to ask your broker or bank for a legal proxy. You will not be able to vote your shares at the Annual Meeting without a legal proxy if you own shares in street name.

If you do not receive the legal proxy in time, you can follow the procedures described in question 6 to gain admission to the Annual Meeting. However, you will not be able to vote your shares at the Annual Meeting.

8.	What shares are included on the proxy card?

If you are a shareholder of record, you will receive only one proxy card for all the shares of common stock you hold:

•	in certificate form;

•	in book-entry form; and

•	in any Company benefit plan.

If you hold shares in our 401(k) savings plan and do not vote your shares or specify your voting instructions on your proxy card, the administrators of the 401(k) savings plan will vote your 401(k) plan shares in the same proportion as the shares for which voting instructions have been received. To allow sufficient time for voting by the 401(k) administrators, your voting instructions must be received by 11:59 p.m. Eastern Time on Monday, June 2, 2008.

9.	How can I view the live webcast of the Annual Meeting?

You can view the live webcast of the Annual Meeting by logging on to our website at www.unitedhealthgroup.com and clicking on “Investor Information” and then on the link to the webcast. An archived copy of the webcast also will be available on our website.

We have included the website address for reference only. The information contained on our website is not incorporated by reference into this proxy statement.

10.	What different methods can I use to vote?

By Written Proxy.    All shareholders of record can vote by written proxy card. If you are a street name holder, you will receive a written proxy card from your bank or broker, unless you previously have enrolled in electronic delivery.

By Telephone or Internet.    All shareholders of record also can vote by touchtone telephone from the U.S. and Canada, using the toll-free telephone number on the proxy card, or through the Internet using the procedures and instructions described on the proxy card. Street name holders may vote by Internet or telephone if their bank or broker makes those methods available, in which case the bank or broker will enclose the instructions with the proxy materials. The Internet and telephone voting procedures are designed to authenticate shareholders’ identities, to allow shareholders to vote their shares, and to confirm that their instructions have been properly recorded.

In Person.    All shareholders of record may vote in person at the Annual Meeting. Street name holders may vote in person at the Annual Meeting if they have a legal proxy, as described in question 7.

11.	What is the record date and what does it mean?

The record date for the 2008 Annual Meeting is April 9, 2008. The record date is established by our Board as required by the Minnesota Business Corporation Act. Owners of record of common stock at the close of business on the record date are entitled to:

•	receive notice of the Annual Meeting; and

•	vote at the Annual Meeting and any adjournments or postponements of the Annual Meeting.

12.	If I submit a proxy, may I later revoke it?

Shareholders can revoke a proxy prior to the completion of voting at the Annual Meeting by:

•	giving written notice to an officer of the Company; or

•	delivering a later-dated proxy.

13.	Are votes confidential? Who counts the votes?

We will continue our long-standing policy of holding the votes of all shareholders in confidence from directors, officers and employees except:

•	as necessary to meet applicable legal requirements and to assert or defend claims for or against the Company;

•	in case of a contested proxy solicitation;

•	if a shareholder makes a written comment on the proxy card or otherwise communicates his or her vote to management; or

•	to allow the independent inspectors of election to certify the results of the vote.

We will also continue, as we have for many years, to retain an independent inspector to receive and tabulate the proxies and to certify the results.

14.	What are my choices when voting for director nominees, and what vote is needed to elect directors?

In the vote on the election of director nominees, shareholders may:

•	vote in favor of a nominee;

•	vote against a nominee; or

•	abstain from voting with respect to a nominee.

Directors will be elected by a majority of the votes cast by the holders of the shares of common stock present and entitled to vote in person or by proxy at the Annual Meeting. To address a holdover provision in Minnesota law that allows a director who has not been re-elected to remain in office until a successor is identified, we have a policy that requires any director who does not receive a greater number of votes “for” than “against” his or her election in an uncontested election, which will be the case at the 2008 Annual Meeting, to tender his or her resignation from the Board following certification of the shareholder vote. Under this policy, the Board will determine whether to accept or reject the offer to resign within 90 days of the shareholder vote. The text of this policy appears in our Principles of Governance, which are available on our website.

The Board recommends a vote FOR each of the nominees.

15.	What are my choices when voting on each of the other proposals considered at the Annual Meeting, and what vote is needed to approve each proposal?

For each of the other proposals, shareholders may:

•	vote in favor of the proposal;

•	vote against the proposal; or

•	abstain from voting on the proposal.

The vote required to approve each proposal, and the Board’s recommendation, are included below:

•

A proposal to approve the material terms for payment of executive incentive compensation requires approval by the holders of a majority of the shares of common stock present and entitled to vote in person or by proxy at the Annual Meeting.

The Board recommends a vote FOR approval.

•

A proposal to amend our 1993 Employee Stock Purchase Plan requires approval by the holders of a majority of the shares of common stock present and entitled to vote in person or by proxy at the Annual Meeting.

The Board recommends a vote FOR the amendment.

•

A proposal to ratify the appointment of Deloitte & Touche LLP as our independent registered public accounting firm requires approval by the holders of a majority of the shares of common stock present and entitled to vote in person or by proxy at the Annual Meeting.

The Board recommends a vote FOR ratification.

•

A separate vote will be held on each of the two shareholder proposals that are properly presented at the Annual Meeting. In order to be approved, each shareholder proposal requires approval by the holders of a majority of the shares of common stock present and entitled to vote in person or by proxy at the Annual Meeting.

The Board recommends a vote AGAINST each of the shareholder proposals.

16.	What if I do not specify a choice for a matter when returning a proxy?

Shareholders should specify their choice for each matter on the enclosed proxy card. If no specific instructions are given, proxies which are signed and returned will be voted:

•	FOR the election of all director nominees;

•	FOR the proposal to approve the material terms for payment of executive incentive compensation;

•	FOR the proposal to amend the UnitedHealth Group 1993 Employee Stock Purchase Plan;

•	FOR the proposal to ratify the appointment of Deloitte & Touche LLP as the Company’s independent registered public accounting firm; and

•	AGAINST each of the shareholder proposals that is properly presented at the Annual Meeting.

17.	How are abstentions and broker non-votes counted?

Abstentions and broker non-votes have no effect on the election of directors.

Abstentions have the effect of an “AGAINST” vote and broker non-votes have no effect on the following proposals:

•	approval of the material terms for payment of executive incentive compensation;

•	amendment to our 1993 Employee Stock Purchase Plan to increase the shares of our common stock issuable thereunder;

•	ratification of the selection of the Company’s independent registered public accounting firm; and

•	both shareholder proposals.

18.	Does the Company have a policy about directors’ attendance at the Annual Meeting of Shareholders?

The Company expects directors to attend the Annual Meeting. All of the directors attended the 2007 Annual Meeting and have indicated that they plan to attend the 2008 Annual Meeting.

19.	What are the deadlines for submitting shareholder proposals for the 2009 Annual Meeting?

In order to be eligible for inclusion in our proxy statement for our 2009 Annual Meeting or to be considered at that meeting, shareholder proposals must be received in writing at our principal executive offices at UnitedHealth Group Center, 9900 Bren Road East, Minnetonka, Minnesota 55343, Attention: Secretary to the Board of Directors, not later than December 30, 2008. Shareholder proposals received on December 31, 2008 would be untimely. Shareholder proposals must be in the form provided in our Bylaws. A copy of our Bylaws is available on our website at www.unitedhealthgroup.com. You may also request a copy of our Bylaws by writing to our Secretary to the Board of Directors.

20.	How are proxies solicited and what is the cost?

We bear all expenses incurred in connection with the solicitation of proxies. We have engaged D.F. King & Co. to assist with the solicitation of proxies for an estimated base fee of $16,000 plus expenses. We will reimburse brokers, fiduciaries and custodians for their costs in forwarding proxy materials to beneficial owners of common stock.

Our directors, officers and employees may also solicit proxies by mail, telephone and personal contact. They will not receive any additional compensation for these activities.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table provides information about each shareholder known to us to beneficially own more than five percent of the outstanding shares of our common stock, based solely on the information filed by each such shareholder in 2008 for the year ended December 31, 2007 under Schedule 13G of the Securities Exchange Act of 1934, as amended (the “Exchange Act”).

Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership (1)	Percent of Class
Marsico Capital Management, LLC (1)	65,835,783	5.1%
1200 17th Street, Suite 1600
Denver, CO 80202

(1)	This information, including percent of class, is based on the Schedule 13G/A filed with the SEC by Marsico Capital Management, LLC on February 14, 2008, reporting beneficial ownership as of December 31, 2007. Marsico Capital Management, LLC reported sole voting power for 56,238,935 shares of common stock and sole investment power for 65,835,783 shares of common stock as of December 31, 2007.

The following table provides information about the beneficial ownership of our common stock as of April 9, 2008 by each director and nominee for director, each executive officer named in the 2007 Summary Compensation Table in this proxy statement, and by all of our current directors and executive officers and director nominees as a group. As of April 9, 2008, there were 1,223,496,297 shares of our common stock issued and outstanding and entitled to vote.

Name of Beneficial Owner or Identity of Group	Ownership of Common Stock		Number of Shares Deemed Beneficially Owned as a Result of Equity Awards Exercisable Within 60 Days of April 9, 2008	Total (1)	Percent of Common Stock Outstanding
William C. Ballard, Jr.	39,200		318,000	357,200	*
Richard T. Burke	2,809,608	(2)	382,500	3,192,108	*
Robert J. Darretta	4,175		22,246	26,421	*
Michele J. Hooper	6,530		10,000	16,530	*
James A. Johnson	25,600	(3)	357,480	383,080	*
Thomas H. Kean	44,000		381,790	425,790	*
Douglas W. Leatherdale	906,215	(4)	354,200	1,260,415	*
Mary O. Mundinger, Dr.P.H.	32,000		325,690	357,690	*
Glenn M. Renwick	0		0	0	*
Robert L. Ryan	24,000	(5)	138,840	162,840	*
Gail R. Wilensky, Ph.D.	34,090		278,470	312,560	*
Stephen J. Hemsley	27,898	(6)	11,977,500	12,005,398	*
George L. Mikan III	9,190	(6)	851,250	860,440	*
William A. Munsell	18,934	(6)	739,500	758,434	*
Anthony Welters	3,453		482,500	485,953	*
David S. Wichmann	17,439	(6)	1,913,500	1,930,939	*
All current executive officers and directors, and director nominees, as a group (19 individuals)*	4,173,918	(7)	18,602,616	22,776,534	1.8%

*	Less than 1%.

(1)	Unless otherwise noted, each person and group identified possesses sole voting and investment power with respect to the shares shown opposite such person’s or group’s name. Shares not outstanding but deemed beneficially owned by virtue of the right of an individual to acquire them within 60 days of April 9, 2008 are treated as outstanding only when determining the amount and percent owned by such individual or group.

(2)	Includes 116,308 shares held directly by Mr. Burke’s spouse. Mr. Burke does not have voting or investment power over these shares, and disclaims beneficial ownership of these shares.

(3)	Represents shares held by the Alfred Isaacs Irrevocable Trust, dated March 14, 1997. Mr. Johnson’s spouse is a trustee of the trust. Mr. Johnson disclaims beneficial ownership of these shares.

(4)	Includes 160,000 shares pledged by Mr. Leatherdale to U.S. Bank National Association as collateral for Mr. Leatherdale’s credit line. Also includes 6,600 shares held in irrevocable trusts for the benefit of Mr. Leatherdale’s grandchildren and for which Mr. Leatherdale disclaims beneficial ownership.

(5)	Includes 16,000 shares held directly by the Robert L. Ryan 2006 Grantor Retained Annuity Trust. Mr. Ryan was the grantor of the trust.

(6)	Includes the following number of shares held in trust for the individuals pursuant to our 401(k) plan: Mr. Hemsley — 278 shares; Mr. Mikan — 138 shares; Mr. Munsell — 278; and Mr. Wichmann — 208 shares.

(7)	Includes the indirect holdings included in footnotes (2), (3), (4) and (5) above, 902 shares held in our executive officers’ 401(k) accounts which were previously held in such officers’ accounts under the Company’s former Employee Stock Ownership Plan, and 40 shares held in custodial accounts for the benefit of one of our executive officer’s children. Pursuant to the terms of the Company’s 401(k) Plan, a participant has sole voting power over his or her shares; however, the plan trustee votes all unvoted shares in the same proportions as the actual proxy votes submitted by plan participants.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Exchange Act requires our executive officers and directors, and persons who beneficially own more than 10% of our common stock to file initial reports of ownership and reports of changes in ownership with the SEC and the New York Stock Exchange (“NYSE”). Executive officers, directors and greater-than-10% beneficial owners are required by SEC rules to furnish us with copies of all Section 16(a) reports they file.

Based solely on our review of these reports and written representations from our executive officers and directors, we believe that all of our executive officers and directors complied with all Section 16(a) filing requirements during 2007.

PROPOSAL 1 – ELECTION OF DIRECTORS

Under our Articles of Incorporation and Bylaws, each member of our Board of Directors is elected annually. On October 30, 2007, the Board, acting upon the recommendation of the Nominating and Corporate Governance Committee, appointed Michele J. Hooper to serve as a director of the Company. The Board has nominated seven directors for re-election: William C. Ballard, Jr., Richard T. Burke, Robert J. Darretta, Stephen J. Hemsley, Michele J. Hooper, Douglas W. Leatherdale, and Gail R. Wilensky, Ph.D. In addition, the Board has nominated Glenn M. Renwick to serve as a director of the Company.

All of the nominees have informed the Board of Directors that they are willing to serve as directors. If any nominee should decline or become unable to serve as a director for any reason, the persons named in the enclosed proxy will elect a replacement.

As previously reported, James A. Johnson, Thomas H. Kean, Mary O. Mundinger, Dr.P.H, and Robert L. Ryan, each a current director of the Company, are not seeking re-election. Accordingly, their terms as directors will expire effective at the 2008 Annual Meeting.

The Board of Directors recommends that you vote FOR the election of each of the nominees. Proxies will be voted FOR the election of each nominee unless you specify otherwise.

The following provides certain information as of April 29, 2008 regarding the nominees for election as directors:

Name	Age	Director Since
William C. Ballard, Jr.	67	1993
Richard T. Burke	64	1977
Robert J. Darretta	61	2007
Stephen J. Hemsley	55	2000
Michele J. Hooper	56	2007
Douglas W. Leatherdale	71	1983
Glenn M. Renwick	52	—
Gail R. Wilensky, Ph.D.	64	1993

The terms of all director nominees, if elected, will expire at the 2009 Annual Meeting.

Mr. Ballard has been Of Counsel to Greenebaum Doll & McDonald PLLC, a law firm in Louisville, Kentucky, since June 1992. In 1992, Mr. Ballard retired after serving 22 years as the Chief Financial Officer and a director of Humana, Inc., a company operating managed health care facilities. Mr. Ballard is also a director of Health Care REIT, Inc.

Mr. Burke is Chairman of the Board of UnitedHealth Group, has been a member of our Board of Directors since inception, and was Chief Executive Officer of UnitedHealthcare, Inc., our predecessor corporation, until February 1988. From 1995 until February 2001, Mr. Burke was the owner, Chief Executive Officer and Governor of the Phoenix Coyotes, a National Hockey League team. Mr. Burke is also a director of First Cash Financial Services, Inc. and Meritage Homes Corporation.

Mr. Darretta is the retired Vice Chairman, Board of Directors, Chief Financial Officer and member of the Executive Committee of Johnson & Johnson. Mr. Darretta served as Chief Financial Officer and a member of the Executive Committee of Johnson & Johnson from 1997 to March 2007. Mr. Darretta joined Johnson & Johnson in 1968. Mr. Darretta is also a trustee for certain Putnam mutual funds.

Mr. Hemsley is the President and Chief Executive Officer of UnitedHealth Group and has served in that capacity since November 2006. He has been a member of the Board of Directors since February 2000. Mr. Hemsley joined the Company in 1997 as Senior Executive Vice President. He became Chief Operating Officer in 1998, was named President in 1999, and served as President and Chief Operating Officer from 1999 to November 2006.

Ms. Hooper is Managing Director of The Directors’ Council, a private company which she co-founded in 2003, that works with corporate boards to increase their independence, effectiveness and diversity. She was President and Chief Executive Officer of Voyager Expanded Learning, a developer and provider of learning programs and teacher training for public schools, from 1999 until 2000. Prior to that, she was President and Chief Executive Officer of Stadtlander Drug Company, Inc., a provider of disease-specific pharmaceutical care from 1998, until Stadtlander was acquired in 1999. She is also a director of AstraZeneca plc., PPG Industries, Inc. and Warner Music Group Corp.

Mr. Leatherdale served as the Chairman and Chief Executive Officer of The St. Paul Companies, Inc., currently known as Travelers Companies, Inc., from 1990 until he retired in October 2001. Mr. Leatherdale is also a director of Xcel Energy, Inc.

Mr. Renwick is President and Chief Executive Officer of The Progressive Corporation. Before being named Chief Executive Officer in 2001, Mr. Renwick served as Chief Executive Officer-Insurance Operations and Business Technology Process Leader from 1998 through 2000. Prior to that, he led Progressive's Consumer Marketing group and served as President of various divisions within Progressive. Mr. Renwick joined Progressive in 1986 as Auto Product Manager for Florida. Mr. Renwick is also a director of The Progressive Corporation and Fiserv, Inc.

Dr. Wilensky has been a senior fellow at Project HOPE, an international health foundation, since 1993. From December 2006 to December 2007, Dr. Wilensky co-chaired the Department of Defense Task Force on the Future of Military Health Care. During 2007 she also served as a commissioner on the President’s Commission on Care for America’s Returning Wounded Warriors. From May 2001 to May 2003, she was the Co-Chair of the President’s Task Force to Improve Health Care for our Nation’s Veterans. From 1997 to 2001, she was also Chair of the Medicare Payment Advisory Commission. From 1992 to 1993, Dr. Wilensky served as the Deputy Assistant to President George H.W. Bush for policy development, and from 1990 to 1992, she was the Administrator of the Health Care Financing Administration (now known as the Centers for Medicare and Medicaid Services) directing the Medicaid and Medicare programs for the United States. Dr. Wilensky is also a director of Cephalon, Inc., Gentiva Health Services, Inc., Quest Diagnostics Incorporated, and SRA International Inc.

CORPORATE GOVERNANCE

Overview

UnitedHealth Group is committed to high standards of corporate governance and ethical business conduct, reporting results with accuracy and transparency, and maintaining full compliance with the laws and regulations that govern our businesses.

Important documents governing our corporate governance practices include our Articles of Incorporation, Bylaws, Principles of Governance, Board of Directors Committee Charters, Standards for Director Independence, Code of Business Conduct and Ethics, Related-Person Transactions Approval Policy, and Procedures for Communication with the Board of Directors. You can access these documents at www.unitedhealthgroup.com to learn more about our corporate governance practices. We will also provide a copy of any of these documents published on our website, free of charge, upon request to: UnitedHealth Group Incorporated, 9900 Bren Road East, Minnetonka, Minnesota 55343, Attention: Secretary to the Board of Directors.

Corporate Governance Practices

Some of our key corporate governance practices include:

Board Structure

•	Our Board is declassified (all directors are elected annually by our shareholders).

•	Our Articles of Incorporation provide that in an uncontested election, each director must be elected by a majority vote.

•	We have a non-executive Chairman of the Board.

Board and Board Committees Composition and Performance

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We have committed to have five Board seats filled by new independent directors by the end of 2009 in order to bring new experiences, expertise and perspectives onto the Board. To that end, our Board has:

¡	retained a search firm to assist our search for new directors;

¡	formed and convened a Nominating Advisory Committee comprised of representatives from the shareholder and medical communities to provide input into the composition of our Board; and

¡

appointed Robert J. Darretta in April 2007 and Michele J. Hooper in October 2007 to serve as independent directors, and nominated Glenn M. Renwick for election at this year’s Annual Meeting as a new independent director of the Company.

•	All members of our Audit Committee are required to be financial experts as defined by the SEC.

•

A director may not serve on more than four public company boards of directors (including the Company); any of our current directors serving in January 2007 (who are now limited to serving on six boards) will be subject to this four board limit commencing at our 2012 Annual Meeting of Shareholders.

•	Our directors are required to offer their resignations upon a change in their primary careers.

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Our Board of Directors conducts executive sessions at each regularly scheduled Board meeting. Our Chairman of the Board presides over each executive session. Our Board committees also conduct executive sessions that are presided over by the Committee Chairs of their respective committees.

•	Our Board and Board committees have the authority to retain independent advisors.

•	Our Board reviews our chief executive officer (“CEO”) succession plan annually.

•	Our Board and individual directors conduct performance reviews annually.

•	All directors are required to attend director education sessions accredited by Institutional Shareholder Services (“ISS”).

Board Compensation

•	Consistent with the Company’s overall compensation philosophy, the majority of our director compensation is paid in Company equity.

•	As part of our review of the Company’s overall compensation practices, the Board:

¡	reduced initial grants of stock options to new directors by approximately 57% in January 2007;

¡	reduced Board quarterly equity compensation by approximately 40% in May 2006, following an earlier reduction of 20% in 2005; and

¡	does not allow conversion of cash fees for attendance at special meetings into stock options.

Shareholder Rights

•	In 2007, we amended our Articles of Incorporation and Bylaws to:

¡	remove supermajority approval requirements to approve certain business combinations; and

¡	remove supermajority approval provisions for the removal of directors.

Guidelines and Policies

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We have implemented stock ownership guidelines for directors and executive officers. See the discussions under the heading “Compensation Discussion and Analysis — Executive Stock Ownership Guidelines” for a description of the stock ownership guidelines for the Company’s executive officers and under the heading “Director Compensation — Stock Ownership Guidelines” for a description of the stock ownership guidelines for the Company’s non-employee directors.

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Our Board has adopted a related-person transactions approval policy regarding the review, approval and ratification of related-person transactions by our Audit Committee. See the discussion under the heading “Certain Relationships and Transactions” below.

•	Our Board has adopted a clawback policy that allows the Company to recover cash incentive compensation and equity awards from senior executives in the event of fraud or misconduct resulting in a restatement of the Company’s financial statements or in the event of an executive’s violation of a restrictive covenant. See the discussion under the heading, “Compensation Discussion and Analysis — Clawback Policy” below.

Independent Auditors

•	Our independent registered public accounting firm is ratified by our shareholders annually.

•	The 2007 non-audit fees of our independent registered public accounting firm were less than 10% of total fees paid to that firm by the Company in 2007.

Principles of Governance

Our Articles of Incorporation and Bylaws, together with Minnesota law and NYSE and SEC rules, govern the Company. Our Principles of Governance reflect the current views of our Board of Directors and set forth many of our long-standing practices, policies and procedures which provide the foundation of our commitment to best practices. The policies and practices covered in our Principles of Governance include shareholder rights and proxy voting; structure, composition and performance of the Board; communications with the Board; Board operation; individual director responsibilities; and Board committees. Our Principles of Governance are reviewed at least annually by our Nominating Committee and our Board and are revised as necessary.

Code of Business Conduct and Ethics

The Code of Business Conduct and Ethics is published on our website and covers our principles and policies related to business conduct, conflicts of interest, public disclosure, legal compliance, reporting and accountability, corporate opportunities, confidentiality, fair dealing, and protection and proper use of Company assets. Any waiver of the Code of Business Conduct and Ethics for our executive officers, senior financial officers or directors of the Company may be made only by the Board of Directors or a committee of the Board. Any amendments to the Code of Business Conduct and Ethics and waivers of the Code of Business Conduct and Ethics for our CEO, CFO, Chief Accounting Officer, or Controller will be published on our website.

Ethics & Compliance HelpCenter

We strongly encourage employees to raise ethics and compliance concerns. We offer several channels for employees and third parties to report ethics and compliance concerns or incidents, including concerns about accounting, internal controls or auditing matters. We provide an Ethics & Compliance HelpCenter that is available to employees 24 hours a day, 7 days a week with live operators who can connect to speakers in multiple languages. In addition to phone support, we also provide a website for employees to submit an online report to the HelpCenter. Whether reporting by phone or online, individuals may choose to remain anonymous. Employees may also raise their ethics and compliance concerns with our Ethics and Integrity Office, their manager, the Human Capital department or the Corporate Security department. We prohibit retaliatory action against any individual for raising concerns or questions regarding ethics and compliance matters or for reporting suspected violations. We conduct regular training of all employees to advise them of the means by which they may report possible ethics or compliance issues and their affirmative responsibility to report any possible issues.

Director Independence

Our Board of Directors has adopted the Company’s Standards for Director Independence, which are available on our website. The Standards for Director Independence were strengthened in 2006 to exceed the standards set by the SEC and the NYSE.

Our Board of Directors has affirmatively determined that each of William C. Ballard, Jr., Richard T. Burke, Robert J. Darretta, Michele J. Hooper, James A. Johnson, Thomas H. Kean, Douglas W. Leatherdale, Mary O. Mundinger, Dr.P.H., Robert L. Ryan, and Gail R. Wilensky, Ph.D. is “independent” under the NYSE rules and the Company’s Standards for Director Independence and that these directors have no material relationships with the Company. In addition, our Board of Directors has affirmatively determined that Glenn M. Renwick will be “independent” under the NYSE rules and the Company’s Standards for Director Independence upon election and that Mr. Renwick has no material relationships with the Company.

In determining independence, the Board considered, among other factors, all of the business relationships between the Company and our directors and nominees, their immediate family members (as defined by the NYSE) or their affiliated companies. In particular, the Board considered whether any director or any nominee was a partner, significant shareholder or executive officer of an organization that has a relationship with the Company, and charitable contributions that the Company or its affiliates made to organizations with which such directors or nominees are or have been associated. With respect to each of the most recent three fiscal years, the Board evaluated for each of Messrs. Burke, Kean and Leatherdale and Dr. Mundinger the annual amount of payments for goods or services between the Company and the organization where the director (and/or a member of the director’s immediate family) is a significant shareholder or serves as an executive officer, and determined that such payments for goods or services amounted to less than the greater of $1 million or 2% of that organization’s consolidated gross revenues during all relevant years. With respect to Messrs. Kean, Leatherdale and Ryan, the Board also considered the amount of the Company’s charitable contributions to organizations where such director serves as an executive officer, director or trustee or with which the director had been associated, and determined that the Company’s contributions constituted less than the greater of $1 million or 2% of the organization’s consolidated gross revenues during all relevant years. The Board determined that these relationships did not impair the independence of any of these directors.

The Board also considered relationships between the Company and organizations on which our outside directors serve as directors. The Board determined that such directors did not have an indirect material interest in the applicable relationships and the relationships did not impede those directors’ exercise of independent judgment.

The Company’s President and CEO, Stephen J. Hemsley, is a non-independent director.

Robert L. Ryan was also deemed a non-independent director under the NYSE rules and the Company’s Standards for Director Independence for a portion of 2007 because until April 29, 2005, he was an executive officer of Medtronic, Inc. where one of our former executive officers served as a director and a member of the compensation committee. In connection with the resignation by this former executive officer, our Board determined in October 2007 that Mr. Ryan was independent under the NYSE rules and the Company’s Standards for Director Independence.

Board Meetings and Annual Meeting Attendance

Directors are expected to attend Board meetings, meetings of committees on which they serve and the Annual Meeting of Shareholders. All of our incumbent directors attended the 2007 Annual Meeting. During the year ended December 31, 2007, the Board of Directors held four regular meetings and six special meetings. All of our directors attended at least 75% of the meetings of the Board and any Board committees during which they were members, except for Ms. Hooper. Ms. Hooper was unable to attend one special meeting of the Board in 2007, which caused her attendance to fall below 75% for 2007, due to the limited number of Board meetings held between Ms. Hooper’s appointment to the Board on October 30, 2007 and December 31, 2007. Ms. Hooper, however, has attended more than 75% of the meetings of the Board of Directors and its committees (as applicable) held since the date of her appointment to the Board through the date of this proxy statement.

Board Committees

The Board of Directors has established four standing committees: the Audit Committee, the Compensation and Human Resources Committee (the “Compensation Committee”), the Nominating and Corporate Governance Committee (the “Nominating Committee”) and the Public Policy Strategies and Responsibility Committee (the “Public Policy Strategies Committee”). These committees help the Board fulfill its responsibilities and assist the Board in making informed decisions. Each committee operates under its own written charter, and evaluates its charter and conducts a committee performance evaluation annually. The full text of each of the committee charters, as approved by the Board, is available at www.unitedhealthgroup.com, or in print, without charge, to any shareholder who sends a request c/o UnitedHealth Group Incorporated, P.O. Box 1230, Minneapolis, Minnesota 55440-1230, Attention: Secretary to the Board of Directors.

In addition, during 2006, the Board formed an Independent Committee to conduct a review of the Company’s historical stock option practices and a Special Litigation Committee, consisting of two former Minnesota Supreme Court Justices with no prior affiliation with the Company, to investigate the claims raised in the shareholder derivative actions and demands related to the Company’s historical option granting practices.

Audit Committee

The Audit Committee consists of Messrs. Ballard (Chair), Darretta and Johnson, each of whom is an independent director under the NYSE and the SEC rules. The Board has determined that Messrs. Ballard, Darretta and Johnson are “audit committee financial experts” as defined by the SEC and NYSE rules. The Audit Committee has responsibility for the selection and retention of the independent registered public accounting firm, and assists the Board by overseeing financial reporting, public disclosure and compliance activities. The Audit Committee operates as a direct line of communication between the Board and our independent registered public accounting firm, as well as our internal audit, compliance and legal personnel. The Audit Committee held five regular meetings and six special meetings in 2007. As described under “Election of Directors” above, Mr. Johnson is not seeking re-election and his term as a director will expire effective at the 2008 Annual Meeting.

Compensation and Human Resources Committee

The Compensation Committee consists of Dr. Wilensky (Chair) and Messrs. Darretta and Leatherdale, each of whom is an independent director under the NYSE rules, a non-employee director under the SEC rules, and an outside director under the Internal Revenue Code of 1986 (the “Internal

Revenue Code”). The Compensation Committee is responsible for overseeing our policies and practices related to total compensation for executive officers and the administration of our incentive and equity-based plans. The Compensation Committee also negotiates and administers our employment arrangements with our CEO and other executive officers, conducts the annual performance reviews for the CEO and other executive officers, and reviews and monitors director compensation programs and the Company’s stock ownership guidelines. The Compensation Committee held four regular meetings and two special meetings in 2007.

Nominating and Corporate Governance Committee

The Nominating Committee consists of Mr. Leatherdale (Chair), Mr. Ballard, Ms. Hooper and Drs. Mundinger and Wilensky, each of whom is an independent director under the NYSE rules. As described under “Election of Directors” above, Dr. Mundinger is not seeking re-election. Accordingly, her term as a director will expire effective at the 2008 Annual Meeting. The Nominating Committee’s duties include identifying and nominating individuals to be proposed for election as directors at each Annual Meeting or to fill board vacancies, conducting the director and Board evaluation process, evaluating the categorical standards which the Board uses to determine director independence, and monitoring and evaluating corporate governance. The Nominating Committee held four regular meetings and one special meeting in 2007.

Public Policy Strategies and Responsibility Committee

The Public Policy Strategies Committee consists of Messrs. Johnson (Chair), Kean, and Ryan and Dr. Mundinger. As described under “Election of Directors” above, Messrs. Johnson, Kean and Ryan and Dr. Mundinger are not seeking re-election. Accordingly, their terms as directors will expire effective at the 2008 Annual Meeting. The Public Policy Strategies Committee, formed in May 2006, is responsible for assisting the Board in fulfilling its responsibilities relating to the Company’s public policy, government relations, community and charitable activities and social responsibility. The Public Policy Strategies Committee held three regular meetings and no special meetings in 2007.

Independent Committee

The Independent Committee consists of Messrs. Johnson (Chair), Burke and Leatherdale. The Independent Committee was responsible for conducting the review of the Company’s historical stock option practices. The Independent Committee held no meetings in 2007.

Special Litigation Committee

The Special Litigation Committee consisted of the Hon. Edward Stringer and the Hon. Kathleen Blatz, former Justice and former Chief Justice, respectively, of the Minnesota Supreme Court. They are not members of the Board. The Special Litigation Committee was responsible for investigating the claims raised in the shareholder derivative actions and demands related to the Company’s historical option granting practices, and determining whether any claims should be pursued. The Special Litigation Committee was completely independent of the Board and the Company. On December 6, 2007, the Special Litigation Committee concluded its review of claims relating to the Company’s historical stock option practices and published a report, which is described in “Note 13 to Consolidated Financial Statements” included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2007.

Director Nomination

Criteria for Nomination to the Board

The Nominating Committee Charter, which is available on our website, provides that the Nominating Committee is responsible for analyzing, on an annual basis, important Board member skills and characteristics, and recommending to the Board appropriate individuals for nomination as Board members. The Nominating Committee considers the appropriate balance of experience, skills and characteristics required of a director. Nominees for director are selected on the basis of skills and characteristics described in the Company’s Principles of Governance, which include diversity, age, skills (such as an understanding of health care issues, management of large public companies, and academic, political, financial or medical background), familiarity with ethical and corporate governance issues, and other relevant factors. A new director may not be a board member on more than four public company boards, including the Company. Directors who were members of the Company’s Board of Directors in January 2007 have until the 2012 Annual Meeting to comply with this four-board limit, but currently may serve on no more than six public company boards, including the Company.

Shareholder Proposals for Nominees

The Nominating Committee will consider candidates proposed by shareholders upon timely written notice to the Secretary to the Board of Directors. For the 2009 Annual Meeting, notice must be received at our principal executive offices, directed to the Secretary to the Board of Directors, on or before December 30, 2008, and must set forth the following information: (i) the name, age, business address, residence address and principal occupation or employment of each proposed nominee, (ii) the name and address of the shareholder giving notice the same as it appears in the Company’s stock register, (iii) the number of shares of the Company’s common stock which are beneficially owned by the nominee and shareholder, and (iv) other information concerning the nominee as would be required in soliciting proxies for the election of that nominee. The notice must also include a signed consent of each nominee to serve as a director of the Company, if elected. Shareholder proposals for nominees received after business reopens on December 31, 2008 would be untimely.

Nominating Advisory Committee

The Nominating Advisory Committee was formed by the Board of Directors in 2006 to provide the Nominating Committee with additional input from shareholders and others regarding desirable characteristics of director candidates and the composition of the Board of Directors. Input provided by the Nominating Advisory Committee is considered by, but is not binding on, the Nominating Committee. The Nominating Advisory Committee currently includes four individuals affiliated with long-term shareholders of the Company and one individual who is a member of the medical community. Nominating Advisory Committee meetings are convened by the Company. The Nominating Advisory Committee held two meetings in 2007 and one meeting in 2008. At these meetings, the Nominating Advisory Committee provided feedback on desired director characteristics to be represented on the Board as a whole, including the following factors: overall quality and experience of potential candidates, age, independence from the Company and management, ability to work collegially with other directors, diversity and expertise in clinical healthcare, accounting or audit, corporate governance/ethics, government/political relations, consumer/marketing, or technology. In addition, members of the Nominating Advisory Committee suggested potential candidates for consideration by the Nominating Committee and provided feedback on the characteristics of candidates under consideration by the Nominating Committee. A description of the Nominating Advisory Committee can be found on the Company’s website at www.unitedhealthgroup.com. Members of the Nominating Advisory Committee do not receive any compensation from the Company for serving on the Nominating Advisory Committee.

Process for Identifying and Evaluating Nominees

The Nominating Committee’s process for identifying and evaluating nominees to the Board of Directors is as follows: In the case of incumbent directors, in addition to the factors listed above under “Criteria for Nomination to the Board,” the Nominating Committee reviews the directors’ overall service to the Company and performance on the Board during their terms, including the number of meetings attended, level of participation, quality of performance, the level of experience, and subject matter expertise the director brings to the Company, familiarity with the Company, and other relevant factors.

As announced in 2006, the Board of Directors has committed to having five Board seats filled by new independent directors by the end of 2009 in order to bring in new experiences, expertise and perspectives. To that end, the Board of Directors appointed Robert J. Darretta and Michele J. Hooper as independent directors in 2007, and has recommended them as candidates for election by shareholders at the 2008 Annual Meeting. Further, the Board has nominated Glenn M. Renwick for election at the 2008 Annual Meeting. The Nominating Committee has retained an outside search firm to assist its search for new directors. The Nominating Committee has also considered input from the Nominating Advisory Committee regarding appropriate board composition characteristics. In considering potential candidates, including Messrs. Darretta and Renwick and Ms. Hooper, the Nominating Committee assessed that person’s qualifications and how the qualifications fit with the desired composition of the Board of Directors as a whole, including the criteria set forth above under “Criteria for Nomination to the Board” and criteria discussed by the Nominating Advisory Committee. In evaluating a nominee’s qualifications, among other things, the Nominating Committee reviewed biographical information and references, received input from the full Board and from its third-party search firm.

The Nominating Committee will consider director candidates recommended by shareholders provided the procedures outlined under the heading “Shareholder Proposals for Nominees” are followed by the shareholders in submitting recommendations. The Nominating Committee will evaluate new candidates according to the procedures outlined in the previous paragraph regardless of the source of the candidate recommendation.

Executive Sessions

At each regularly scheduled Board meeting, in accordance with our Principles of Governance, the non-management directors meet in executive session without the presence of management. The Chairman of the Board presides over each executive session of the Board, and Committee Chairs preside over executive sessions of their respective committees.

Communication with the Board of Directors

Employees, shareholders and other interested parties may contact any of our directors, including our Chairman of the Board, who presides over the Board’s executive session, or our non-management directors as a group, by writing to them c/o UnitedHealth Group Incorporated, P.O. Box 1230, Minneapolis, Minnesota 55440-1230, Attention: Secretary to the Board of Directors, with a subject line indicating to which director(s) the communication is intended. In addition to the Ethics & Compliance HelpCenter which the Company has in place for its employees to direct their concerns to appropriate persons within the Company, employees, shareholders and other interested parties may communicate concerns about (a) accounting, internal accounting controls or auditing matters to the Audit Committee, and (b) any other concerns to the full Board, non-management directors, and/or a particular director by writing to the address above.

The Board of Directors has designated the Company’s Secretary to the Board of Directors as its agent to receive and review communications addressed to any director, committee of the Board or full Board of Directors. The Secretary to the Board of Directors may communicate with the sender for necessary clarification. Any communications alleging fiscal improprieties or complaints about internal accounting controls or other accounting or auditing matters will be forwarded immediately to the Company’s Chief Legal Officer and Internal Auditor. If the Chief Legal Officer and Internal Auditor determine that the communications are significant or possibly material to the Company, it will be forwarded promptly to the Chair of the Audit Committee. Other communications will be shared with the Audit Committee on a quarterly basis. Any communications alleging misconduct by management, or legal, ethical or compliance issues will be forwarded to the Chairman of the Board of Directors and the Chair of the appropriate Committee of the Board. Other communications will be shared with the Board or the appropriate Committee on a quarterly basis.

The Company will not forward to the directors communications received which are of a personal nature or not related to the duties and responsibilities of the Board, including, without limitation, junk mail and mass mailings, business solicitations, routine customer service complaints, new product or service suggestions, and opinion survey polls. The Secretary to the Board of Directors will maintain a log of any communications not shared with the Board, which any director may review upon request. The Secretary to the Board of Directors will review the log annually with the Chair of the Audit Committee. The Secretary to the Board of Directors will also forward complaints and suggestions received to the appropriate members of the Company’s management.

Determination of Executive and Director Compensation; Roles of Executive Officers and Compensation Consultants in Compensation Decisions

Our Compensation Committee is appointed by our Board of Directors and is solely composed of directors who meet the independence requirements of the NYSE, who are considered “outside directors” for purposes of Section 162(m) of the Internal Revenue Code (“Section 162(m)”) and who are considered “non-employee directors” for purposes of the SEC’s Rule 16b-3. Our Board of Directors has delegated to the Compensation Committee responsibility for determining the compensation of our executive officers. In general, our CEO provides the Compensation Committee with a performance assessment and compensation recommendations for each of the other current named executive officers. Our CEO generally attends regularly scheduled quarterly Compensation Committee meetings, but is not present for the executive sessions or for any discussion of his own compensation. The Compensation Committee approves the amount and form of compensation (including base salary, annual and long-term cash incentive compensation and equity-based incentive compensation) for the CEO and approves compensation for the other executive officers after considering recommendations made by the CEO. The processes and procedures for the consideration and determination of executive compensation and the role of executive officers in recommending executive compensation are described in greater detail under “Compensation Discussion and Analysis” below.

The Compensation Committee is also responsible for reviewing and recommending to the Board the compensation of non-employee directors of the Company. Our Board establishes non-employee director compensation after considering recommendations made by the Compensation Committee. The Compensation Committee and the Board of Directors review the compensation level of our non-employee directors on an annual basis.

The Compensation Committee has the authority to engage outside counsel, compensation consultants and other advisors. In June 2006, the Compensation Committee retained Semler Brossy Consulting Group, LLC (“Semler Brossy”) as its compensation consultant to advise the Compensation Committee on executive and director compensation matters. Semler Brossy takes directions from, and reports directly to, the Compensation Committee and does not perform any work for management except at the direction of the Compensation Committee. The Compensation Committee has the sole authority to engage or terminate Semler Brossy’s services.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

Objectives of our Compensation Program

Our overall compensation philosophy seeks to establish a strong relationship between executive pay and Company performance based on the achievement of enterprise, business unit and individual goals. We endeavor to closely align these goals with shareholder interests by defining expected business, customer and employee outcomes that create shareholder value over the longer term.

The primary objectives of our executive compensation program are to:

•	Attract and retain highly qualified executives and motivate them to consistently deliver a high level of performance in the industries and markets in which we compete.

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Align the economic interests of our executives with those of our shareholders by placing a substantial portion of pay at risk through incentive compensation arrangements that, if achieved, are expected to increase total shareholder return and contribute to the long-term health of the Company.

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Reward performance that emphasizes teamwork and close collaboration among executives, supports Company growth by leveraging enterprise capabilities, drives efficiencies and integrates products and services for the benefit of customers and other stakeholders.

•	Reward performance that supports the Company’s values by promoting and instilling a culture of integrity, business ethics, community service and diversity.

•	Reward performance that furthers our mission to help people live healthier lives.

•	Foster an entrepreneurial spirit that reflects innovative thinking and action, and effective and accountable management to maximize shareholder value and leverage the ingenuity of our employees.

Compensation Program Principles

The following principles are used to implement our compensation philosophy and realize our executive compensation program objectives:

1.	Pay for performance: a substantial portion of our named executive officers’ total compensation is allocated to short and long-term incentives that are earned if financial and non-financial outcomes that either influence or produce shareholder value creation are achieved.

2.	Pay differentiation: a significant portion of our named executive officers’ total compensation is determined by enterprise, business unit and individual performance results. This motivates effective collaboration among the named executive officers to produce strong enterprise financial results, places strong accountability for business unit financial results and recognizes officers who make exceptional contributions as leaders to the long-term success of the Company.

3.	Enhancing long-term health of the business: annual cash incentives include a balance of financial and non-financial measures of performance. We seek to ensure that our named executive officers weigh the longer-term health of the Company, not only short-term financial opportunities. This includes measured progress in making improvements in customer and provider satisfaction, employee engagement, public and social responsibility, regulatory compliance and brand/reputation value.

4.	Long-term growth and sustained profitability: compensation of our named executive officers is heavily weighted toward long-term incentives. This is intended to attract and retain the executive talent needed to continue our profitable growth over the longer-term and fund our future expansion in the health and well-being industry.

5.	Significant equity stake: equity-based incentives represent the largest component of our named executive officers’ total compensation. Equity awards coupled with executive ownership guidelines create alignment of interests between our executives and shareholders.

6.

Modest benefits and limited perquisites: standard employee benefits and few perks are provided to our named executive officers and represent a small percentage of total compensation. We believe that the financial opportunities provided to executives through our compensation program eliminate the need for executive benefits and perquisites and do not impact our ability to attract and retain executives.

Oversight of Executive Compensation

Our Compensation Committee oversees the compensation program for the named executive officers. The Compensation Committee’s responsibilities include reviewing and approving compensation, incentive awards, benefits and employment agreement terms of our named executive officers. The Compensation Committee also conducts an annual performance review of Stephen J. Hemsley, reviews the annual performance of other named executive officers with the input of Mr. Hemsley, oversees our incentive plans and makes recommendations to our Board of Directors regarding the incentive compensation plans in which the named executive officers participate.

The Compensation Committee has the authority to engage outside advisors to assist with its duties. Semler Brossy has served as executive compensation consultant to the Compensation Committee since June 2006. The Compensation Committee has determined that Semler Brossy qualifies as independent because the firm takes directions from, and reports directly to, the Compensation Committee and performs work for management only at the direction of the Compensation Committee. The Compensation Committee has sole authority to determine the compensation for and to engage and terminate Semler Brossy’s services.

Executive Compensation Program Development

Management periodically makes recommendations to the Compensation Committee with respect to changes to the executive compensation philosophy, objectives, program elements, proportion of program elements and total compensation levels for our named executive officers.

Management’s recommendations are reviewed with Mr. Hemsley, and are supported by external compensation data and analyses prepared by management’s executive compensation consultant, Hewitt Associates. Mr. Hemsley does not, however, make recommendations regarding or participate in the determination of his own compensation.

The Compensation Committee accepts or modifies the executive compensation program changes recommended by management, based on the information provided by management, input from its advisor Semler Brossy and the exercise of its judgment and authority.

This structure of governance over our executive compensation practices, programs and policies helps ensure that decisions are:

•	consistent with our stated philosophy and objectives;

•	well-informed, based on the use of appropriate external compensation data and analysis; and

•	independent, based on the consideration of multiple perspectives that are freely expressed without undue influence or control.

Process for Determining Compensation Peer Group

As discussed under “Elements of our Compensation Program” below, we benchmark total compensation program levels and program elements reported for executive officers of our “peer group companies”, and provide this information to the Compensation Committee in support of recommended changes to the compensation of our named executive officers. Peer group executive positions that are considered to be comparable to the positions of our named executive officers, in terms of job function, duties and scope of responsibility, are identified for compensation benchmarking purposes. External compensation data from both compensation survey sources and proxy data are derived from these benchmark peer group positions, and statistical reference points (such as “median” or “upper quartile”) are calculated for use in the formation of compensation recommendations for our named executive officers.

In October 2007, at the request of the Compensation Committee, Semler Brossy re-evaluated our peer group companies. The current peer group consists of 22 similarly sized S&P 500 companies plus five large managed care companies. The Company does not feel it is appropriate to limit the peer group to only the five large managed care companies identified below because we are larger, more complex and more diverse than those companies. In addition, the Company believes that the inclusion of similarly sized S&P 500 companies is appropriate because we compete for talent and capital with other successful large companies without regard to industry. Similarly sized S&P 500 companies were determined by looking at revenue and a 36-month average market capitalization. Similar potential peer companies also were evaluated by reference to longer term total return to shareholders, average market capitalization, and cash flow return on average equity. The 27 companies used for benchmarking 2007 compensation and the 2008 compensation actions taken by our Compensation Committee are set forth below:

3M Company	Lowe’s Companies Inc.
Abbott Laboratories	McDonald’s Corp.
Aetna, Inc.	Medtronic Inc.
American Express Company	PepsiCo Inc.
Amgen Inc.	Procter & Gamble Company
Anheuser-Busch Companies, Inc.	Target Corp.
Boeing Co.	United Parcel Service Inc.
Caterpillar Inc.	United Technologies Corp.
CIGNA Corporation	Wachovia Corp.
Coventry Health Care Inc.	Walgreen Company
Dow Chemical	Washington Mutual Inc.
DuPont (EI) De Nemours	WellPoint Inc.
Humana Inc.	Wells Fargo & Company
Johnson & Johnson

Companies highlighted in bold type are S&P 500 companies that are new to the peer group. Companies highlighted in italics are the 5 largest managed care companies with which we compete. We removed 15 companies from our peer group due to their failure to meet our revised criteria.

Elements of our Compensation Program

The compensation program for the named executive officers consists of the following elements:

Element	Form	Program Element as a % of Total Program	Targeted Percentile Range	At-Risk Compensation
Base Salary	Cash	16 – 34%	50th – 60th percentile	No
Annual Cash Incentive	Cash	16 – 43%	50th percentile	Yes
Long-Term Cash Incentive Awards	Cash	8 – 17%	60th – 80th percentile (long-term cash and equity combined)	Yes
Long-Term Equity Awards	Stock Appreciation Rights and/or, Restricted Stock	0 – 57%	60th – 80th percentile (long-term cash and equity combined)	Yes
Health and Welfare Benefits	Indirect	1 – 2%	50th percentile	No
Executive Benefits and Perquisites	Indirect	less than 1%	Below 25th percentile	No
Retirement Benefits (401k and Deferred Compensation Match)	Deferred Cash	2 – 4%	Below 50th percentile	No
Post-Employment Compensation and Benefits	Indirect and Cash	Not Applicable	Subject to Negotiated Employment Agreements	No

The percentages specified in the column “Program Element as a % of Total Program” above range from the lowest to the highest percentages for our named executive officers. Because Mr. Hemsley did not receive a long-term equity award in 2007, the percentages specified in that column have a range from 0 to 57 percent.

The form, proportion and value of the executive compensation elements are determined using a framework of compensation principles, peer group compensation practices and individual factors described above under “Process for Establishing the Executive Compensation Program” below.

Annual Cash Compensation. Annual cash compensation consists of base salary and annual cash incentive awards.

Base Salary

Base salary provides competitive, fixed compensation to attract and retain highly qualified executives. The base salary for each of our named executive officers is determined by reference to comparisons with peer group companies, the officer’s scope of responsibility, experience, leadership capabilities and the importance of the role. Generally, base salaries are set between the 50th and 60th percentile of the salary levels reported by our peer group companies. The Compensation Committee generally determines base salary levels for our named executive officers early in the fiscal year, with changes becoming effective during the first quarter of the fiscal year.

Annual Cash Incentive Awards

The annual cash incentive award program creates a strong financial incentive for achieving or exceeding a combination of enterprise, business unit and individual goals. Annual cash incentive awards are paid if our Company meets or exceeds the performance goals approved by the Compensation Committee for that year. These awards are considered qualified performance-based compensation under Section 162(m).

The amount of the annual cash incentive is based on the “annual incentive target percentage” for each named executive officer established by the Compensation Committee at the beginning of each year. The annual incentive target percentage is a percentage of the named executive officer’s base salary and is based on a review of competitive opportunities. Generally, the maximum cash incentive award that may be earned by a named executive officer is equal to two times the applicable annual incentive target percentage.

The amount of the annual cash incentive award to be paid to each named executive officer is approved by the Compensation Committee in the first quarter of the following fiscal year. The Compensation Committee may exercise its discretion to decrease the amount of the cash incentive award which is payable, for either threshold or maximum financial performance results, as described below.

The performance goals for the 2007 annual cash incentive awards were based on our earnings per share (“EPS”), reflecting the Compensation Committee’s belief that growth in EPS correlates to growth in shareholder value. This EPS goal was determined by considering historical EPS performance for the Company as well as market expectations. Specifically, the Compensation Committee approved the following EPS performance goals for our named executive officers:

•

a “minimum” EPS goal that had to be met to become eligible to receive any annual cash incentive for 2007 — in 2007, as in previous years, this goal was set at 90% of the EPS goal that correlated with the maximum annual award opportunity — which for 2007 was $3.08 (90% of $3.42); and

•

a “maximum” EPS goal that had to be met to be eligible to receive an annual cash incentive of up to the maximum payout amount of two times the target award opportunity — in 2007, as in previous years, this goal was set at an amount equal to the EPS guidance our Company had provided to investors at the beginning of the year — which for 2007 was $3.42 (a target EPS growth of 15%).

Upon satisfaction of these EPS performance goals, the Compensation Committee established each named executive officer’s annual incentive compensation award in the following manner:

•	if the Company did not meet the “minimum” EPS goal, no annual cash incentive would be awarded;

•	if the Company met the “minimum” EPS goal, but not the EPS goal that correlated with the “maximum” annual incentive target percentage, the Compensation Committee would establish an annual cash incentive award for each named executive officer in an amount up to the annual incentive target amount; and

•

if the Company met or exceeded the EPS goal that correlated with the “maximum” annual incentive target percentage, the Compensation Committee set the named executive officer’s annual cash incentive award within a range between the annual incentive target amount and two times the annual incentive target amount.

Our Executive Incentive Plan provides that, in determining the achievement of EPS goals, the Compensation Committee shall adjust the Company’s reported EPS for the impact of changes in accounting principles, extraordinary items and unusual or non-recurring losses. Reported EPS in 2007 was increased by $0.08 to exclude expenses related to the Company’s actions to minimize compliance burdens under Section 409A of the Internal Revenue Code (“Section 409A”). The Company exceeded the “target” EPS goal established by the Compensation Committee for 2007. This adjustment did not effect the Company’s ability to meet the maximum EPS goal, which would have been met without making the adjustment. The incentive target percentages for annual cash incentive awards to our named executive officers and the actual annual award paid are set forth in the table below:

Name	Annual Incentive Target Percentage (% of Salary)	Target Award Value (in $)	Maximum Award Value (in $)	Paid in Award (in $)	Paid Award (% of Target)
S. Hemsley	125%	1,625,000	3,250,000	2,535,000	156%
G. Mikan	90%	585,000	1,170,000	960,000	164%
W. Munsell	90%	585,000	1,170,000	800,000	137%
A. Welters	90%	585,000	1,170,000	800,000	137%
D. Wichmann	90%	607,500	1,215,000	800,000	132%

The factors considered by the Compensation Committee in the exercise of its discretion in the approval of annual cash incentive award amounts are discussed under “Compensation of Named Executive Officers” below.

Long-Term Incentive Compensation. Long-term incentive compensation consists of long-term cash incentive awards and equity awards.

Long-Term Cash Incentive Awards

The long-term cash incentive awards program creates a strong financial incentive for achieving or exceeding three-year financial goals for the enterprise and focusing our named executive officers on attaining an earnings growth rate trend that is representative of a high growth company. Sustained earnings growth over a longer period should contribute to our market valuation and have a favorable impact on future appreciation of our stock. The long-term cash incentive program, together with equity awards, represents the largest portion of named executive officer compensation. This combination of long-term incentives provides a compelling performance-based compensation opportunity, aids in aligning and retaining the senior management team and accelerates the leveraging of business unit capabilities across the enterprise. For these reasons, cash and equity based long-term incentive awards are generally set between the 60th and 80th percentile of total long term incentives reported by our peer group companies. Long-term cash incentive awards are considered qualified performance-based compensation under Section 162(m).

Long-term cash awards are expressed as a percentage of each named executive officer’s average base salary over the three-year incentive period, called the “long-term incentive target percentage”. For each of the named executive officers, the “long-term incentive target percentage” was established at 50%. The maximum long-term cash incentive award that may be earned by a named executive officer is equal to two times the long-term incentive target percentage.

The amount of the long-term cash incentive award to be paid to the named executive officers is approved by the Compensation Committee in the first quarter of the fiscal year following the three-year incentive period. The Compensation Committee may exercise discretion to decrease the amount of the long-term cash incentive which is payable, for either threshold or maximum financial performance results, as described in the long-term cash incentive program formula shown below.

In setting EPS goals for the long-term cash incentive awards, the Compensation Committee took a similar approach as with its establishment of EPS goals for the 2007 annual incentive compensation awards. Specifically, the Compensation Committee established the following EPS goals for the 2005-2007 incentive period (incentive awards that were paid in 2008):

•

a “minimum” EPS goal that had to be met to become eligible to receive any long-term cash incentive award for 2005-2007, this goal was set at 85% of the EPS goal that correlated with the maximum long-term award opportunity — which for 2005-2007 was $6.71 (85% of $7.88); and

•

a “maximum” EPS goal that had to be met to be eligible to receive a long-term cash incentive award of up to the maximum payout amount of two times the target long-term award opportunity — for 2005-2007, as in previous three-year periods, this goal was set at an amount equal to the sum of the EPS guidance our Company had provided to investors for year one of the award and a challenging EPS growth rate for the remaining two years of the incentive period — which for 2005-2007 was $7.88 (a target EPS growth of 15%).

Also consistent with its approach to annual cash incentives, upon satisfaction of these EPS goals, the Compensation Committee would establish each named executive officer’s long-term cash incentive award in the following manner:

•	if the Company did not meet the “minimum” long-term EPS goal, no long-term cash incentive would be awarded;

•

if the Company met the “minimum” long-term EPS goal, but not the EPS goal that correlated with the long-term incentive target percentage, the Compensation Committee would use its discretion to establish a long-term cash incentive award for each named executive officer in an amount up to the long-term incentive target amount; and

•

if the Company met or exceeded the long-term EPS goal that correlated with the “maximum” long-term incentive target percentage, the Compensation Committee would use its discretion to determine the named executive officer’s long-term cash incentive award within a range between the long-term incentive target amount and two times the long-term incentive target amount.

Consistent with the terms of the 2002 Executive Incentive Plan, the Compensation Committee approved the following adjustments to the Company’s reported EPS for the impact of changes in accounting principles, extraordinary items and unusual or non-recurring losses:

•	in 2007, reported EPS was increased by $0.08 to exclude expenses related to the Company’s actions to minimize compliance burdens under Section 409A; and

•

in 2006, adjustments to reported EPS in connection with the Company’s adoption of Statement of Financial Accounting Standards No. 123 (revised 2004), “Share-Based Payment” (“FAS 123R”), to provide expense comparability over multiple years.

The $0.08 adjustment did not effect the Company’s ability to meet the maximum EPS goal, which would have been exceeded without making the adjustment. The Company exceeded the maximum three-year EPS goal established by the Compensation Committee for the 2005-2007 incentive period. The long-term incentive target percentages for long-term cash incentive awards to our named executive officers and the actual long-term cash incentive awards paid based on 2005-2007 EPS results and the exercise of Compensation Committee discretion are set forth in the table below:

Name	Long-Term Incentive Target Percentage (% of 3-Yr. Avg. Base Salary)	Target Long- Term Award Value (in $)	Maximum Long-Term Award Value (in $)	Paid in Award (in $)	Paid Award (% of Target Award)
S. Hemsley	50%	553,269	1,106,538	1,100,000	199%
G. Mikan	50%	161,353	322,706	322,000	200%
W. Munsell	50%	241,154	482,308	482,000	200%
A. Welters	50%	249,231	498,462	482,000	194%
D. Wichmann	50%	276,115	552,230	482,000	175%

Mr. Mikan became a participant in the long-term cash incentive program in May 2006 in connection with his assumption of enterprise-wide responsibilities and, as a result, his long-term cash incentive award was prorated. The factors considered by the Compensation Committee in the exercise of its discretion in the approval of long-term cash incentive award amounts are discussed under “Compensation of Named Executive Officers” below.

Equity Awards

Awards of equity-based compensation to our named executive officers complement long-term cash incentives and serve the purposes described above under “Long-Term Cash Incentive Awards.” In addition, equity awards encourage a strong equity stake in our Company and align the interests of named executive officers and our shareholders. All outstanding equity-based compensation awards to the named executive officers have been awarded under one of three equity-based compensation plans. The most recent equity-based compensation plan, the 2002 Stock Incentive Plan, is the source of current awards.

While the Compensation Committee historically has emphasized stock options, it has begun using more SAR grants because they have a similar accounting treatment to stock options and result in a smaller number of shares being issued from our stock incentive plan. This extends the life of the authorized pool of shares under the 2002 Stock Incentive Plan that are available for future equity awards.

The Compensation Committee approves all equity awards, including those made to our named executive officers. SAR awards are made with an exercise price equal to fair market value on the date of grant, and typically have a term of ten years with 25% of the award vesting on each of the first four anniversaries of the date of grant.

In May 2007, the Compensation Committee awarded SARs to our named executive officers, excluding Mr. Hemsley, who did not receive an equity award. These SARs were granted in two tranches, one of which vests over four years as described above, and one of which cliff vests on the sixth anniversary of the grant date to serve as an added retention incentive. The equity awards, as they relate to the named executive officers’ total direct compensation, are discussed under “Compensation of Named Executive Officers” below.

Employee Benefits. Subject to the limited exceptions discussed below, our named executive officers are eligible to participate in our broad-based employee health, welfare and retirement benefit programs. We seek to provide competitive benefits to promote the health, well-being and financial security of all employees, including our named executive officers. These benefits include a 401(k) savings plan, an employee stock purchase plan, short- and long-term disability plans, term life insurance coverage, medical, vision and dental plans, flexible spending account plan and an employee assistance plan.

Executive Benefits. With the exception of Mr. Hemsley, our named executive officers receive supplemental group term life insurance coverage of $2 million and supplemental long-term disability coverage equal to 60% of base salary at Company expense. The named executive officers realize imputed income from these supplemental coverages.

We sponsor an unfunded, non-qualified deferred compensation plan (the “Executive Savings Plan”) in which our named executive officers are eligible to participate. Under the Executive Savings Plan, our named executive officers may annually defer up to 80% of base salary (100% prior to 2007) and up to 100% of annual and/or long-term cash incentives. This plan also provides a Company matching contribution to our named executive officers on their annual contributions up to 50% of the amounts deferred at the time of each deferral, but this matching contribution applies only to the first 6% of their eligible annual earnings (base salary plus annual cash incentive award payouts) to lessen the discriminatory impact of qualified retirement plan rules under Section 401(k) of the Internal Revenue Code.

We sponsor the Executive Savings Plan for the benefit of our named executive officers in light of the lack of competitive executive retirement benefits as compared to the practices of our peer group companies. See the “2007 Non-Qualified Deferred Compensation” table below for additional information regarding contributions, earnings and distributions for each named executive officer under the Executive Savings Plan.

Perquisites. We do not believe that providing generous executive perquisites is either necessary to attract and retain executive talent nor consistent with our pay-for-performance philosophy. Therefore, we do not provide perquisites such as executive physicals, company automobiles, security services, private jet services, financial planning services, club memberships, apartments, vacation homes, or drivers for business or personal travel to our executives. Our corporate aircraft use policy was amended in April 2007 to prohibit personal use of corporate aircraft by any executive, including our named executive officers. Because there is essentially no incremental cost to the Company, however, the amended policy does permit an executive’s spouse to accompany the executive on a business flight on Company aircraft.

Employment Agreements. In 2006 and 2007, the Company entered into new employment agreements with each of our named executive officers, as discussed under “Compensation of Named Executive Officers” and described in greater detail in “Executive Employment Agreements” on pages 57 to 60. None of these agreements provides for fixed minimum annual equity awards, fixed cash incentive awards, perquisites, or the provision of supplemental retirement benefits. In general, the

Compensation Committee believes that it is advantageous to both the Company and its named executive officers to have the terms and conditions of their employment arrangements, including the terms and conditions upon which those arrangements could be ended, clearly defined. In addition, these employment agreements provide the Company non-competition, non-solicitation, and non-disclosure commitments from executive officers in exchange for specified severance arrangements.

Post-Employment Payments and Benefits. The employment agreements with our named executive officers provide for certain severance payments in connection with their termination of employment under various circumstances, typically termination by the Company without “cause” or in some cases by the executive for a “good reason.” The meaning of each of these terms is discussed under “Executive Employment Agreements” below. During 2006, the Compensation Committee made a number of changes in the Company’s policies applicable to post-employment payments and benefits, including the elimination of enhanced cash severance payments that were previously payable upon termination in connection with a change in control and elimination of excise tax gross up payments payable in connection with a change in control. In 2006, we also reduced the amount and circumstances under which severance payments and benefits would be provided to Mr. Hemsley under his employment agreement.

Our named executive officers, other than Mr. Hemsley, do not have SERP benefits and, with the exception of existing supplemental executive retirement plan obligations that we may assume as a result of acquisitions, we do not provide such benefits. In April 2004, Mr. Hemsley and the Company entered into a SERP agreement that provides him a lump sum payment upon his retirement. Although the provision and amount of this SERP benefit to Mr. Hemsley were consistent with comparable arrangements of senior executives of peer group companies, in light of the value conferred to Mr. Hemsley from previously granted stock options, the Company and Mr. Hemsley agreed, pursuant to the terms of his prior employment agreement with the Company, to cap the amount of the SERP lump sum payment at $10.7 million, the amount vested and accrued as of May 1, 2006.

Our stock option, SAR, and other equity-based incentive award agreements typically provide that the awards become fully vested and exercisable if the executive’s employment ends due to death or disability, or if a change in control of the Company occurs. We adopted acceleration of the vesting of equity awards upon a change in control in 1994 to offer our executives greater protection in the context of a corporate restructuring. Our equity award agreements also generally provide for continued vesting and exercisability during any period in which an executive receives severance and for continued exercisability of an award for a limited period of time after termination of employment for other reasons. In addition, certain equity awards granted from 2002 to 2005 provide for continued vesting and exercisability for up to five years after retirement.

The circumstances under which severance and other post-employment payments and benefits will be made or provided and the amount of such payments and benefits are described in greater detail under “Potential Payments Upon Termination or Change-in-Control” below. We have provided these post-employment payments and benefits and severance payment triggers because they have enabled us to obtain specific post-employment non-competition, non-solicitation, and non-disclosure agreements with our executives that we believe are of value to the Company and our shareholders.

2008 Executive Compensation Changes

In February 2008, the Compensation Committee approved, subject to approval by the shareholders at the 2008 Annual Meeting of Shareholders, material terms for executive incentive compensation that will change the structure of the incentive pools for the 2008 annual cash incentive award and the long-term cash incentive award period that starts in 2008. These new incentive compensation terms also include a list of objective performance criteria that, if used as vesting terms in restricted share grants, would qualify those restricted share grants as performance-based and, therefore, deductible as a compensation expense under Section 162(m). A description of these recently approved material terms for executive incentive compensation is included in Proposal 2 in this proxy statement.

Annual Cash Incentive Awards — 2008. At the beginning of 2008, the Compensation Committee approved participants, annual incentive target award percentages, and performance goals for the 2008 annual incentive compensation awards. With respect to the other named executive officers, Mr. Hemsley made recommendations regarding these amounts to the Compensation Committee. The Compensation Committee established these amounts for Mr. Hemsley without his input.

For 2008, the Compensation Committee increased the annual incentive target percentage for each named executive officer, other than Mr. Hemsley, to 100% of base salary and established the annual incentive target percentage at 125% of base salary for Mr. Hemsley. The 2008 combined base salary and annual incentive target amount is below the median at peer group companies for Mr. Hemsley, approximately at the median for two of our named executive officers, slightly above the median for one of our named executive officers, and above the median but below the upper quartile for the remaining named executive officer. The Compensation Committee believed that it was important to provide the same target opportunity to all of the named executive officers other than Mr. Hemsley to increase collaboration and teamwork across the enterprise, to recognize the skills and versatility of each of the named executive officers, and to reflect internal parity of contributions.

The Compensation Committee changed the performance criteria for achievement of the 2008 annual cash incentive from solely an EPS amount to the following factors in order to tie compensation of our named executive officers more closely to key elements of the Company’s strategic plan and to eliminate performance metrics that overlapped with those in the long-term cash incentive plan. The performance criteria for 2008 are:

Performance Category	Weight	Payout as a % of Annual Incentive Target at Threshold Performance	Payout as a % of Annual Incentive Target at Target Performance	Payout as a % of Annual Incentive Target at Maximum Performance
Growth & Innovation	1/3	90%	100%	200%
Operating Income & Cash Flow	1/3	90%	100%	200%
Stewardship	1/3	90%	100%	200%

The performance metrics selected by the Compensation Committee are based on achievement of the Company’s internal plan and are not targeted to performance by the Company’s peer group companies. The Compensation Committee considers financial and operational performance metrics of other large managed care companies as part of its overall assessment of the operation of the Company and the performance of its executive officers; however, those financial and operational performance metrics are not used to set the annual cash incentive award performance criteria.

The “Growth and Innovation” targets are based on revenues planned to be achieved in 2008 and a measure of revenues reasonably expected to be achieved in 2009. The “expected performance” threshold in each of the “Growth & Innovation” and “Operating Income and Cash Flow” categories, which is the performance level required for a named executive officer to receive 100% of his or her annual incentive target amount in those categories, reflects achievement of the Company’s internal plan amounts set at the beginning of the year and represents strong growth over the amounts from the prior year. The “Stewardship” targets are intended to be a gauge of improvements in customer and physician satisfaction, employee engagement, and increased collaboration and cooperation between business units. Because the Compensation Committee has not historically utilized objective measurements in these areas, the 2008 performance thresholds in the “Stewardship” category will establish a baseline from which to measure future performance.

The Compensation Committee also retains discretion to consider other factors, such as regulatory compliance, reputation advancement, brand identity, and public and social responsibility. In addition, achievements of all of the target thresholds will require a balanced approach to achieve strong performance on a variety of metrics. The Compensation Committee will consider performance against all goals so that one goal is not achieved at the expense of the other goals.

Long-Term Cash Incentive Awards — 2008. At the beginning of 2008, the Compensation Committee approved the following for the 2008-2010 incentive period:

•	participants;

•	incentive targets as a percentage of average base salary; and

•	performance targets.

The Compensation Committee established the long-term incentive target as 50% of the average base salary for each participant over the incentive period, with a maximum award of 100% of the average base salary over that period. The Compensation Committee also established new performance criteria for achievement of the long-term cash incentive for the 2008-2010 incentive period; the performance criteria will reflect an EPS amount and an average return on equity (“ROE”) amount, as shown in the following table.

Enterprise Performance Measure	Weight	Payout as a % of Long-Term Incentive Target at Threshold Performance	Payout as a % of Long-Term Incentive Target at Expected Performance	Payout as a % of Long-Term Incentive Target at Maximum Performance
Cumulative EPS	1/2	75%	100%	200%
Average ROE	1/2	75%	100%	200%

The Compensation Committee believes this change was appropriate because these two measures will correlate closely to the creation of shareholder value over the long-term and the addition of average return on equity will measure management’s effectiveness at reinvesting capital. Both performance metrics are based on achievement of the Company’s internal plan and are not targeted to performance by the Company’s peer group companies. For the Company to achieve the EPS goal, it will need to continue strong growth in EPS over the three-year period. Similarly, the Compensation Committee believes that achievement of the average return on equity amount also will require our named executive officers to continue to maintain strong efficiency of our uses of capital, particularly given certain regulatory capital requirements.

Equity Award Practices

The Compensation Committee’s equity award policy is designed to facilitate the establishment of appropriate processes, procedures, and controls in connection with the administration of equity-based incentive plans. In 2007, the Compensation Committee engaged an outside professional services firm to conduct regular testing of compliance with controls relating to the equity award processes and report the results of its review to the Compensation Committee on a quarterly basis.

The Compensation Committee’s equity award policy requires that all grants of equity awards be made at set times and at the sole discretion of the Compensation Committee. The Compensation Committee does not delegate authority to management to grant equity awards. The Compensation Committee:

•	makes equity grants at its regularly scheduled quarterly meetings in connection with commencement of employment or the promotion or retention of existing employees; and

•	considers broad-based grants of equity awards to all eligible employees at its meeting held in connection with the Company’s Annual Meeting of Shareholders.

In the event that the Compensation Committee determines not to make equity awards at the regularly scheduled times because the Company is or may be in possession of material non-public information on that date, the Compensation Committee may elect to grant such equity awards on a later date, whether or not at a regularly scheduled Compensation Committee meeting, when the Company is no longer in possession of material non-public information. As a result, we do not have a specific program, plan, or practice to time equity compensation awards to named executive officers in coordination with our release of material information.

In addition to the terms specified in the Compensation Committee’s equity award policy, our 2002 Stock Incentive Plan requires that the exercise price of a stock option or SAR award not be less than 100% of the fair market value of a share of our common stock on the date the award is granted. The plan also provides that for these purposes, the fair market value of a share of our common stock on a particular date is the closing price of a share of our common stock on the NYSE on that date.

Since 2002, the Company has decreased the aggregate number of shares subject to equity awards made on an annual basis as a percentage of shares outstanding at year end. The aggregate equity awards made in 2007 were less than 2% of the Company’s shares outstanding at the end of 2007.

Executive Stock Ownership Guidelines

The Compensation Committee believes that significant stock ownership by our named executive officers is an important corollary to the Company’s equity-based incentive program. Requiring significant stock ownership by our named executive officers further aligns their interests with those of long-term shareholders. Under the stock ownership guidelines established in 2006, each named executive officer must beneficially own a number of shares of the Company’s common stock with a fair market value equal to or in excess of a specified multiple of the individual’s base salary within three years of adoption of the policy or an executive officer’s election or appointment as an executive officer for the first time, whichever is later, as follows:

•	for Mr. Hemsley, five times base salary; and

•	for other named executive officers, two times base salary.

Such multiples were determined in part based upon practices of peer group companies and the Compensation Committee’s understanding of competitive market practices.

Stock options and SARs do not count toward satisfaction of the ownership requirements under the guidelines, regardless of their vesting status. The Compensation Committee reviews compliance with this requirement on an annual basis. As of the date of this proxy statement, none of our named executive officers meets the ownership requirements.

Clawback Policy

In 2007, the Board of Directors, acting upon the recommendation of the Compensation Committee, adopted a “clawback” policy under which, upon occurrence of specified events, a designated senior executive may be required to repay to the Company his or her annual or long-term cash incentive, have his or her equity awards cancelled, or return to the Company gains from equity awards. The terms of the clawback policy are triggered by a material restatement or the violation of a non-competition covenants, as follows:

Material Restatements.

•

With respect to material restatements of the Company’s financial statements, the clawback policy applies to a defined list of approximately 30 senior executives, including all named executive officers, and applies to both incentive cash and equity compensation.

•

If the Board of Directors determines that a designated senior executive has engaged in fraud or misconduct that caused, in whole or in part, a material restatement of the Company’s financial statements and the senior executive would have received a lower annual or long-term cash incentive payment if it had been based on the restated financial results, the senior executive must repay the Company the entire amount of his or her annual or long-term cash incentive payment.

•

If the Board of Directors determines that a designated senior executive has engaged in fraud that causes, in whole or in part, a material restatement of the Company’s financial statements, the Company will cancel his or her then-outstanding vested and unvested options/SARs or other unvested equity awards subject to the clawback policy, and the senior executive must return to the Company all gains from equity awards realized during the twelve-month period following the filing of the incorrect financial statements.

Violation of Non-competition Covenants.

•	With respect to violations of non-competition covenants, the clawback policy applies to a broader group of senior management, and applies only to equity compensation.

•

If the Board of Directors determines that the covered employee violated such a restrictive covenant, the Company will cancel unvested options/SARs or other unvested equity awards and the covered employee must forfeit all equity awards which vested within one year prior to termination of employment or anytime after the violation of the restrictive covenant.

Transactions in Company Securities

In general, SEC rules prohibit uncovered short sales of shares of our common stock by our executive officers, including the named executive officers. Accordingly, our insider trading policy prohibits short sales of shares of our common stock by our executive officers, including the named executive officers, and discourages all employees from engaging in any hedging transactions relating to our common stock. The policy also requires all employees to consult with our Office of the Chief Legal Officer if they intend to engage in any hedging transactions. In 2007, no executive officer consulted with the Office of the Chief Legal Officer regarding hedging transactions.

Accounting and Tax Considerations

Section 162(m) limits to $1 million the amount of compensation that a company may deduct in any calendar year for its CEO and the three other highest-paid executive officers, excluding the chief financial officer. The Compensation Committee seeks to structure most at-risk elements of our executive compensation program to meet the exception to this limitation for “performance-based” compensation, as defined in Section 162(m), so that these amounts will be fully deductible for income tax purposes. Stock options and SARs typically qualify as performance-based compensation. However, stock options granted under the Company’s 1998 Broad-Based Stock Incentive Plan (the “1998 Plan”) and exercised by named executive officers do not qualify as performance-based compensation. The Company has not granted any equity awards under the 1998 Plan since April 2002. Also, future exercises of stock options which have been determined to have an exercise price that was less than the closing price of our common stock on the accounting measurement date as a result of the review of our historical stock option practices may not qualify as performance-based compensation under Section 162(m). To maintain flexibility so that the executive compensation may be delivered in a manner that promotes varying corporate goals, we do not have a policy requiring all compensation to be deductible.

In February 2008 the Compensation Committee approved, subject to approval by the shareholders at the 2008 Annual Meeting, material terms for executive incentive compensation that will change the structure of the incentive pools for the 2008 annual cash incentive award and the long-term cash incentive award period that starts in 2008. These new incentive compensation terms also include a list of objective performance criteria that, if used as vesting terms in restricted share grants after shareholder approval is obtained, would qualify those restricted share grants as performance-based and, therefore, deductible as a compensation expense under Section 162(m). A description of these recently approved material terms for executive incentive cash compensation is included in Proposal 2 in this proxy statement.

Compensation of Named Executive Officers

The Compensation Committee typically considers the annual and long-term cash incentives for the prior year as well as base salaries for the named executive officers at its first regularly scheduled meeting each year. Under our equity award policy, the Compensation Committee will consider broad-based equity awards only at its regular meeting held in connection with the Company’s Annual Meeting of Shareholders. Compensation actions affecting the 2007 compensation of the named executive officers are discussed below.

Each of our named executive officers entered into a new employment agreement with the Company in 2006 or 2007. These agreements set an initial base salary for each named executive officer that is subject to periodic adjustment by the Compensation Committee.

In making decisions on incentive compensation earned by the named executive officers in 2007, the Compensation Committee reviewed the dollar amount of total compensation and the dollar amount of each element of compensation individually. The Compensation Committee used “tally sheets,” which set forth each named executive officer’s total compensation, including the value of equity awards previously granted as well as the value anticipated to be granted in 2008 to that named executive officer, to ensure that compensation amounts (including the balance among the elements of compensation) are consistent with the overall principles of the Company’s compensation program.

Stephen J. Hemsley. In 2006 and 2007, the independent members of the Board and the Compensation Committee, with the full cooperation of Mr. Hemsley, made a number of changes related to his compensation. Under the terms of his four-year employment agreement (described in greater detail beginning on page 57), Mr. Hemsley is assured of receiving only his base salary each year. The agreement does not set any minimum or target level for any incentive or other incentive compensation for Mr. Hemsley. Any salary increases, annual and long-term cash incentive awards, and equity awards are made solely at the discretion of the Compensation Committee. The employment agreement also eliminated perquisites previously provided to Mr. Hemsley other than benefits generally available under the Company’s employee benefit plans.

In light of the value of equity awards previously granted to Mr. Hemsley, and with the agreement of Mr. Hemsley, the Compensation Committee did not grant any equity-based awards to him in 2007. Mr. Hemsley’s SERP agreement also was amended to freeze the lump sum SERP benefit at $10.7 million, which represented the amount vested and accrued as of May 1, 2006. See the “2007 Pension Benefits” table below for additional information regarding Mr. Hemsley’s pension benefits.

In 2007, Mr. Hemsley’s pay consisted entirely of base salary and annual and long-term cash incentives and benefits generally available under the Company’s employee benefit plans. As a result, his total compensation was well below the median of CEOs at peer group companies.

The Compensation Committee did not increase Mr. Hemsley’s salary for 2008 ($1,300,000) as it was already close to median, nor was his annual incentive target percentage or long-term incentive target percentage changed. His annual cash incentive target remains below median levels.

The Compensation Committee awarded Mr. Hemsley a 2007 annual cash incentive award of 156% of the target amount, or $2.535 million. His long-term cash incentive was paid at 199% of target, or $1.1 million. These awards were based on:

•	Achievement of EPS goals.

•	Achievement of operational and financial goals and objectives of the Company in the face of challenging circumstances.

•	Mr. Hemsley’s leadership in addressing issues related to the Company’s historical stock option practices.

•	Mr. Hemsley’s leadership in filling key positions in key corporate areas.

•	Mr. Hemsley’s leadership in changing the corporate culture and refining the corporate strategy.

•

An internal pay analysis of Mr. Hemsley’s cash incentive compensation to cash incentive compensation awarded to other executive officers at the Company. The Compensation Committee believes an internal pay analysis is appropriate because the senior leadership team, including the CEO, is most responsible for the Company’s performance.

Mr. Hemsley’s resulting cash incentive adjustment was consistent with the adjustments provided to other named executive officers. The Compensation Committee did not make specific assessments of, quantify, or otherwise assign relative weights to the factors considered in reaching its decision. See the “2007 Summary Compensation Table” and other related compensation tables below for details regarding Mr. Hemsley’s 2007 total compensation.

Effective as of February 19, 2008, Mr. Hemsley voluntarily increased the exercise prices of certain of his outstanding options, consistent with his intentions previously disclosed in the Report of the Special Litigation Committee dated December 6, 2007. See the “Outstanding Equity Awards at 2007 Fiscal Year-End” table below for details regarding these increased exercise prices.

Other named executive officers. At its meeting in February 2008, the Compensation Committee made the following decisions regarding the 2008 base salaries and 2007 annual cash incentive awards with respect to the other named executive officers.

Named Executive Officer	2008 Base Salary	2007 Annual Incentive Cash Payout	2007 Annual Incentive Target as a % of Base Salary	2007 Annual Payout amount as a % of Annual Incentive Target
G. Mike Mikan	$700,000	$960,000	90%	164%
William A. Munsell	$700,000	$800,000	90%	137%
Anthony Welters	$700,000	$800,000	90%	137%
David S. Wichmann	$700,000	$800,000	90%	132%

At that meeting, the Compensation Committee also made the following decisions with regard to the 2005-2007 long-term cash incentive amounts with respect to the named executive officers.

Named Executive Officer	2005-2007 Long Term Incentive Cash Payout	Long-Term Incentive Target Percentage (% of 3-Yr. Avg. Base Salary)	Payout amount as a % Long-Term Incentive Target
G. Mike Mikan	$322,000	50%	200%
William A. Munsell	$482,000	50%	200%
Anthony Welters	$482,000	50%	194%
David S. Wichmann	$482,000	50%	175%

The Compensation Committee considered a number of factors in determining these compensation awards, including the following:

•	The achievement of the applicable EPS performance goals for the payment of incentive awards.

•	Operational and financial performance of the Company in 2007, in the face of challenging circumstances.

•	The responsibilities of each named executive officer.

•	The skill and leadership abilities of each named executive officer, including the ability of each of them to take on additional enterprise-wide responsibilities and perform well. In the case of

Mr. Mikan, this included the role he played in completing the restatement of the Company’s historical financial statements arising from the Company’s historical stock option practices and the role he played in strengthening the Company’s corporate financial reporting group.

•

An internal pay analysis and comparison of the cash incentive compensation of the named executive officers to each other and to certain of the other most senior managers at the Company. The Compensation Committee believes an internal pay analysis is appropriate because the executive officers, including the named executive officers, are most responsible for the Company’s financial results.

The Compensation Committee did not make specific assessments of, quantify, or otherwise assign relative weights to the factors considered in reaching its decision.

In May 2007, in connection with its annual grant of broad-based equity awards to Company employees, the Compensation Committee considered recommendations from Mr. Hemsley and approved two SAR awards to the named executive officers (other than Mr. Hemsley). The Compensation Committee awarded Mr. Mikan SARs for 175,000 shares of common stock and awarded each of Messrs. Munsell, Welters and Wichmann SARs for 150,000 shares of common stock, which vest in equal installments over four years. The Compensation Committee also awarded Mr. Mikan SARs for 75,000 shares of common stock and each of Messrs. Munsell, Welters and Wichmann SARs for 25,000 shares of common stock, which cliff vests on the sixth anniversary of the grant to serve as an additional retention tool.

See the “2007 Summary Compensation Table” and other related compensation tables below for details regarding the named executive officers’ 2007 total compensation.

Compensation and Human Resources Committee Report

The Compensation and Human Resources Committee has reviewed and discussed the above Compensation Discussion and Analysis with management. Based on the review and discussions, the Compensation and Human Resources Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in the proxy statement and incorporated by reference into the Company’s Annual Report on Form 10-K for the year ended December 31, 2007. This report was provided by the following independent directors who comprise the Compensation and Human Resources Committee:

Gail R. Wilensky, Ph.D. (Chair)

Robert J. Darretta

Douglas W. Leatherdale

2007 Summary Compensation Table*

The following table provides certain summary information for the fiscal years ended December 31, 2007 and December 31, 2006 relating to compensation paid to, or accrued by us on behalf of, our Chief Executive Officer, our Chief Financial Officer, and each of our three other most highly compensated executive officers for fiscal 2007.

Name and Principal Position (a)	Year (b)	Salary ($) (1) (c)	Option/SAR Awards ($) (2) (f)		Non-Equity Incentive Plan Compensation ($) (3) (g)	Change in Pension Value and Non-Qualified Deferred Compensation Earnings ($) (4) (h)		All Other Compensation ($) (5) (i)	Total ($) (j)

Stephen J. Hemsley President and Chief Executive Officer	2007	1,300,000	8,134,691	(6)	3,635,000	—		94,838	13,164,529
	2006	1,019,615	11,290,311	(7)	2,875,000	257,229	(8)	106,873	15,549,028

George L. Mikan III Executive Vice President and Chief Financial Officer	2007	650,000	3,224,258		1,282,000	—		71,874	5,228,132
	2006	445,809	2,123,277		748,000	—		22,192	3,339,278

William A. Munsell Executive Vice President and President of Enterprise Services Group	2007	634,616	3,314,061	(9)	1,282,000	—		37,168	5,267,845

Anthony Welters Executive Vice President and President of Public and Senior Markets Group	2007	634,616	3,170,328		1,282,000	—		298,632	5,385,576

David S. Wichmann Executive Vice President and President of Commercial Markets Group (10)	2007	675,000	2,774,954		1,282,000	—		38,601	4,770,555
	2006	496,693	2,584,633		1,081,000	—		32,359	4,194,685

*	Please see “Compensation Discussion and Analysis” above for a description of our executive compensation program necessary to an understanding of the information disclosed in this table. Please see “Executive Employment Agreements” below for a description of the material terms of each named executive officer’s employment agreement.

(1)	Amounts reported include the following salary amounts deferred by the named executive officers under our Executive Savings Plan:

Name	Year	Amount deferred
Stephen J. Hemsley	2007	$63,677
	2006	$45,000
George L. Mikan III	2007	$27,187
	2006	$10,062
William A. Munsell	2007	$36,254
Anthony Welters	2007	$49,038
David S. Wichmann	2007	$27,702
	2006	$14,100

(2)	The actual value to be realized by a named executive officer related to stock options/SARs depends upon the appreciation in value of the Company’s stock and the length of time the stock option/SAR is held. No value will be realized with respect to any stock option/SAR if the Company’s stock price does not increase following the award’s grant date.

The amount reported in this column is based on the dollar amount recognized for financial statement reporting purposes with respect to the Company’s fiscal years ended December 31, 2007 and December 31, 2006 in accordance with FAS 123R, but disregarding the estimate of forfeitures related to service-based vesting conditions, for the fair value of stock options and SARs, as applicable, granted in 2007, as well as prior fiscal years (2003, 2004, 2005 and 2006). These amounts reflect the Company’s accounting expense for these awards, including expenses relating to payments of cash to certain named executive officers made in connection with the repricing of certain Company stock options, as more fully described in note (9) to this 2007 Summary Compensation Table with respect to Mr. Munsell and notes (7) with respect to Mr. Mikan and (9) with respect to Mr. Welters to the “2007 Grants of Plan-Based Awards” table, and do not correspond to the actual value that will be recognized by the named executive officers.

For a description of the assumptions used in computing the dollar amount recognized for financial statement reporting purposes, see “Note 10 to Consolidated Financial Statements” included in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2007. These assumptions also have been used in computing the dollar amount recognized for financial statement reporting purposes since fiscal 2003.

See the “2007 Grants of Plan-Based Awards” table for information on stock option and SAR awards made in 2007.

(3)	Amounts reported include both annual and long-term cash incentive awards to our named executive officers under our Executive Incentive Plan. The annual incentive awards earned in 2007 and paid in 2008 and earned in 2006 and paid in 2007, including amounts deferred by the named executive officers, were the following:

Name	Year	Total amount of annual cash incentive award	Amount of annual cash incentive award deferred
Stephen J. Hemsley	2007	$2,535,000	$152,100
	2006	$1,875,000	$112,500
George L. Mikan III	2007	$960,000	$57,600
	2006	$652,000	$39,120
William A. Munsell	2007	$800,000	$48,000
Anthony Welters	2007	$800,000	$48,000
David S. Wichmann	2007	$800,000	$48,000
	2006	$600,000	$36,000

The long-term cash incentives earned for the 2005-2007 incentive period under our Executive Incentive Plan and paid in 2008, and long-term cash incentives earned for the 2004-2006 incentive period under our Executive Incentive Plan and paid in 2007 were the following:

Name	Period	Total amount of long-term cash incentive award
Stephen J. Hemsley	2005-2007	$1,100,000
	2004-2006	$1,000,000
George L. Mikan III	2005-2007	$322,000
	2004-2006	$96,000
William A. Munsell	2005-2007	$482,000
Anthony Welters	2005-2007	$482,000
David S. Wichmann	2005-2007	$482,000
	2004-2006	$481,000

(4)	Named executive officers participate in our Executive Savings Plan, which is a non-qualified, unfunded deferred compensation plan. The Executive Savings Plan does not credit above-market earnings or preferential earnings to the amounts deferred, and accordingly, no non-qualified deferred compensation earnings have been reported. Under the Executive Savings Plan, there are no measuring investments tied to Company stock performance. The measuring investments are a collection of unaffiliated mutual funds identified by the Company.

(5)	All other compensation includes the following:

Name	Year	Company Matching Contributions Under 401(k) Savings Plan	Company Matching Contributions Under Executive Savings Plan	Other (a)
Stephen J. Hemsley	2007	$6,750	$88,088	—
	2006	$6,600	$96,060	—

George L. Mikan III	2007	$6,750	$33,153	$31,971
	2006	$6,600	$14,781	—

William A. Munsell	2007	$5,908	$30,750	$510

Anthony Welters	2007	$4,765	$26,596	$267,271

David S. Wichmann	2007	$6,750	$31,851	—
	2006	$6,600	$22,050	—

As permitted by SEC rules, we have omitted certain perquisites and other personal benefits that we provided to certain named executive officers in 2007 as the aggregate amount of such compensation to each of these named executive officer was less than $10,000 in 2007.

(a)	As part of our review of the Company’s historical stock option practices, we determined that certain stock options granted to individuals who were non-executive officer employees at the time of grant (including Messrs. Mikan, Munsell and Welters) were granted with an exercise price that was lower than the closing price of our common stock on the applicable accounting measurement date, subjecting these individuals to additional tax under Section 409A. The Company elected to pay the additional tax costs relating to these stock options exercised in 2006 and early 2007. For any outstanding stock options subject to additional tax under Section 409A that were granted to non-executive officer employees, the Company increased the exercise price and committed to make cash payments to these optionholders for their vested options based on the difference between the original stock option exercise price and the revised increased stock option exercise price. The payments will be made on a quarterly basis upon vesting of the applicable awards. If the modified stock options are subsequently exercised, the Company will recover these cash payments at the time from exercise proceeds at the revised increased stock option exercise prices. Amounts set forth include $232,902 for Mr. Welters related to an exercise of stock options in March 2007 and payment of interest on cash payments made to Messrs. Mikan, Munsell and Welters in January 2008 for modified stock options that vested prior to January 2008.

(6)	Represents compensation expense recognized in 2007 under FAS 123R for stock options granted to Mr. Hemsley from February 2003 through January 2006 and includes $2,331,131 of compensation expense accelerated as a result of the increases in exercise prices of certain of Mr. Hemsley’s stock options in 2006 as described in note (7) to this 2007 Summary Compensation Table. Mr. Hemsley did not receive any equity awards in 2007.

(7)	In 2006, Mr. Hemsley entered into agreements with the Company to increase the exercise prices of certain Company stock options granted to him as set forth in the following table. As a result, in 2006, the options included in the table below were subject to the retirement eligibility provisions of FAS 123R, which resulted in acceleration of expense recognition through his eligible retirement date of $4,012,700 in 2006. The incremental fair value, computed as of the repricing date in accordance with FAS 123R, with respect to each repriced option is zero.

Grant Date	Option Shares Outstanding (#)	Original Exercise Price ($)	Revised Exercise Price ($)
10/13/1999	2,880,000	5.0157	8.7188
10/13/1999	2,360,000	5.0157	8.7188
3/8/2000	1,200,000	5.9532	15.6250
1/17/2001	1,200,000	13.1719	18.0475
1/7/2002	1,200,000	17.3875	25.0925
2/12/2003	900,000	20.0600	30.1383
2/11/2004	600,000	29.7000	39.7783
2/3/2005	150,000	45.2800	55.3583
5/2/2005	62,500	47.3400	57.4183
5/2/2005	187,500	47.3400	48.3550

Mr. Hemsley also relinquished all options he received for which vesting and exercisability were suspended in 1999 and reinstated in 2000. In accordance with FAS 123R, the Company did not reverse any compensation expense in connection with the relinquishment since the awards were previously vested.

(8)

The amount reported shows the estimated increase in the lump sum cash benefit payable to Mr. Hemsley under his SERP upon his termination of employment for any reason. Prior to 2006, the amount of this lump sum payment was determined by taking the actuarial equivalent of an annual lifetime payment that was equal to a percentage, based on Mr. Hemsley’s age at termination, of his average base salary and short-term incentive award for the five years preceding his termination. The actuarial equivalent was determined by using unisex mortality tables set forth in IRS Revenue Ruling 2001-62 and a discount rate determined by reference to an assumed interest rate of 5% available at the time of the calculation. Had Mr. Hemsley terminated employment at the end of 2005, his lump sum payment, as disclosed in the Company’s proxy statement for the 2006 Annual Meeting, would have been approximately $10,446,000. In May 2006, the amount of Mr. Hemsley’s supplemental retirement benefit was frozen based on his current age and average base salary and converted into a lump sum of $10,703,229. The $257,229 increase in value from 2005 to 2006 was attributable to a decrease in the assumed interest rate underlying the discount rate (5% to 4.73%) from the end of 2005 to May 2006. The $10,703,229 lump sum amount will not change in subsequent years, regardless of fluctuations in interest rates or adjustments to Mr. Hemsley’s age, years of service or average base salary.

(9)	In 2007, in connection with the Company’s review of its historical stock option practices, the exercise prices of certain of Mr. Munsell’s stock options, as set forth below, were increased. As a result, in 2007, the options included on the table below were subject to the retirement eligibility provisions of FAS 123R, which resulted in acceleration of expense recognition through his eligible retirement date of $573,209 in 2007. The incremental fair value, computed as of the repricing date in accordance with FAS 123R, with respect to these repriced options is $716,164.

Grant Date	Option Shares Outstanding (#)	Original Exercise Price ($)	Revised Exercise Price ($)
10/28/2003	17,500	26.1750	28.1000
5/10/2004	15,000	30.1700	30.7050

(10)	On April 21, 2008, Mr. Wichmann became Executive Vice President and President, UnitedHealth Group Operations.

2007 Grants of Plan-Based Awards*

The following table presents information regarding each grant of an award under our compensation plans made during 2007 to our Chief Executive Officer, our Chief Financial Officer, and each of our three other most highly compensated executive officers for fiscal 2007.

Name (a)	Grant Date (1) (b)	Estimated Future Payouts Under Non-Equity Incentive Plan Awards						All Other Stock Awards Number of Shares of Stock or Units (i)	All Other Option/ SAR Awards: Number of Securities Underlying Options/ SARs (#) (j)		Exercise or Grant Price of Option/ SAR Awards ($/Sh) (1) (k)	Grant Date Fair Value of Stock or Option/ SAR Awards (2) ($) (l)
		Threshold ($) (c)		Target ($) (d)		Maximum ($) (e)
Stephen J. Hemsley President and Chief Executive Officer	—	0	(3)	1,625,000	(3)	3,250,000	(3)	—	—		—	—
	—	0	(4)	659,583	(4)	1,319,167	(4)	—	—		—	—

George L. Mikan III Executive Vice President and Chief Financial Officer (7)	—	0	(3)	585,000	(3)	1,170,000	(3)	—	—		—	—
	—	0	(4)	345,513	(4)	691,026	(4)	—	—		—	—
	5/28/2007	—		—		—		—	175,000	(5)	54.41	2,499,000
	5/28/2007	—		—		—		—	75,000	(6)	54.41	1,564,500
William A. Munsell Executive Vice President and President of Enterprise Services Group (8)	—	0	(3)	585,000	(3)	1,170,000	(3)	—	—		—	—
	—	0	(4)	342,949	(4)	685,898	(4)	—	—		—	—
	5/28/2007	—		—		—		—	150,000	(5)	54.41	2,142,000
	5/28/2007	—		—		—		—	25,000	(6)	54.41	521,500
Anthony Welters Executive Vice President and President of Public and Senior Markets Group (9)	—	0	(3)	585,000	(3)	1,170,000	(3)	—	—		—	—
	—	0	(4)	342,949	(4)	685,898	(4)	—	—		—	—
	5/28/2007	—		—		—		—	150,000	(5)	54.41	2,142,000
	5/28/2007	—		—		—		—	25,000	(6)	54.41	521,500
David S. Wichmann Executive Vice President and President of Commercial Markets Group	—	0	(3)	607,500	(3)	1,215,000	(3)	—	—		—	—
	—	0	(4)	350,337	(4)	700,673	(4)	—	—		—	—
	5/28/2007	—		—		—		—	150,000	(5)	54.41	2,142,000
	5/28/2007	—		—		—		—	25,000	(6)	54.41	521,500

*	Please see “Compensation Discussion and Analysis” above for a description of our executive compensation program necessary to an understanding of the information disclosed in this table.

(1)	Each per share exercise price/grant price of the awards shown was the per share closing market price of our common stock on the NYSE on the grant date.

(2)	The actual value to be realized by a named executive officer depends upon the appreciation in value of the Company’s stock and the length of time the SAR is held. No value will be realized with respect to any SAR if the Company’s stock price does not increase following the grant date. The amount reported in the column is based on the grant date fair value of the awards computed in accordance with FAS 123R. For a description of the assumptions used in computing the grant date fair value pursuant to FAS 123R, see “Note 10 to Consolidated Financial Statements” included in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2007.

(3)	Amounts represent estimated potential payouts of annual cash incentive awards granted under our Executive Incentive Plan in 2007 upon the satisfaction of the performance goals, expressed in terms of our EPS for the 2007 incentive period. While the Executive Incentive Plan permits a maximum annual cash incentive payout for each named executive officer equal to 1% of our Company’s net earnings (as defined in the plan), the maximum amounts reported for each named executive officer equal two times each named executive officer’s target amount because the Compensation Committee limited annual cash incentive payouts to not more than two times the target amount. In order to be paid any amount under the Executive Incentive Plan, a minimum EPS target must be achieved. The actual annual cash incentive amounts earned in connection with the 2007 awards were paid in 2008, and are reported in column (g) of the “2007 Summary Compensation Table.” See “Compensation Discussion and Analysis — Elements of our Compensation Program — Annual Cash Compensation — Annual Cash Incentive Awards” for a description of the Company’s annual cash incentive award program, including annual cash incentive award targets, expressed as a percentage of base salary, maximum incentive payout amounts and a discussion of the performance goals that the Compensation Committee established for the 2007 incentive period.

(4)	Amounts represent estimated future payouts of long-term cash incentive awards granted under our Executive Incentive Plan in 2007 upon the satisfaction of performance goals, expressed in terms of our EPS, for the 2007-2009 incentive period, to be paid in 2010. While the Executive Incentive Plan permits a maximum long-term cash incentive award equal to $10 million, the maximum amounts reported for each named executive officer equals two times each named executive officer’s target amount because the Compensation Committee limited the long-term cash incentive payout maximum amount to not more than two times each named executive officer’s target amount. In 2007, upon recommendation by management, the Compensation Committee approved a minimum EPS goal of $10.10 for the 2007-2009 incentive period that must be achieved before the target amount shown above becomes earned and payable. The $10.10 EPS goal was 85% of the sum of the EPS outlook we provided to investors for the first year of the incentive period and EPS figures for the second and third years of the incentive period that represent annual EPS growth of 15%. In order to be paid any amount under the Executive Incentive Plan, a minimum EPS goal must be achieved. In 2010, the Compensation Committee will determine whether or not the EPS goal has been achieved. The estimated target and maximum awards listed in the table were computed assuming that participants’ salaries are increased 5% effective February 1, 2009. See “Compensation Discussion and Analysis — Elements of our Compensation Program — Long-Term Incentive Compensation – Long-Term Cash Incentive Awards” for a description of the Company’s long-term cash incentive award program.

(5)	Amounts represent the number of SARs granted under our 2002 Stock Incentive Plan. These SARs expire ten years following the date of grant, vest and become proportionately exercisable on each of the first four anniversaries of the date of grant, and are subject to earlier termination upon certain events related to termination of employment. SARs not yet exercisable generally become exercisable upon a change-in-control of the Company, as this term is defined in each executive’s equity-award agreement. See “Compensation Discussion and Analysis — Elements of our Compensation Program — Long-Term Incentive Compensation — Long-Term Equity Awards” for a description of the Company’s equity awards program. See also the “Outstanding Awards at 2007 Fiscal Year-End” table for the vesting schedule of all outstanding equity awards for each named executive officer.

(6)	Amounts represent the number of SARs granted under our 2002 Stock Incentive Plan. These SARs expire ten years following the date of grant, cliff vest on the sixth anniversary of the date of grant, and are subject to earlier termination upon certain events related to termination of employment. SARs not yet exercisable generally become exercisable upon a change-in-control of the Company, as this term is defined in each executive’s equity-award agreement. See “Compensation Discussion and Analysis — Elements of our Compensation Program — Long-Term Incentive Compensation — Long-Term Equity Awards” for a description of the Company’s equity awards program. See also the “Outstanding Awards at 2007 Fiscal Year-End” table for the vesting schedule of all outstanding equity awards for each named executive officer.

(7)	In 2007, in connection with the Company’s review of its historical stock option practices, the exercise prices of certain of Mr. Mikan’s stock options, as set forth below, were increased. Although these awards were not subject to accelerated expense recognition in 2007 under the retirement eligibility provisions of FAS 123R, the aggregate incremental fair value, computed as of the repricing date in accordance with FAS 123R, with respect to these repriced options is $712,412, which will be recognized over the remaining vesting periods of these stock options.

Grant Date	Option Shares Outstanding (#)	Original Exercise Price ($)	Revised Exercise Price ($)
6/1/2001	10,000	14.1750	16.6250
1/7/2002	50,000	17.3875	18.1225
8/5/2002	30,000	20.5350	22.1100
2/12/2003	75,000	20.0600	20.7250
10/28/2003	52,500	26.1750	28.1000
5/10/2004	150,000	30.1700	30.7050
11/4/2004	190,000	38.8750	42.8650
5/2/2005	100,000	47.3400	48.5700
10/31/2005	45,000	57.8900	60.0700

(8)	In 2007, the exercise prices of certain of Mr. Munsell’s stock options were increased and subject to the retirement eligibility provisions of FAS 123R and this resulted in acceleration of expense recognition through the eligible retirement date, as more fully described in note (9) to the “2007 Summary Compensation Table.” The incremental fair value, computed as of the repricing date in accordance with FAS 123R, with respect to these repriced options is $716,164.

(9)	In 2007, in connection with the Company’s review of its historical stock option practices, the exercise prices of certain of Mr. Welters’s stock options, as set forth below, were increased.

Although these awards were not subject to accelerated expense recognition in 2007 under the retirement eligibility provisions of FAS 123R, the aggregate incremental fair value, computed as of the repricing date in accordance with FAS 123R, with respect to these repriced options is $830,767, which will be recognized over the remaining vesting periods of these stock options.

Grant Date	Option Shares Outstanding (#)	Original Exercise Price ($)	Revised Exercise Price ($)
2/12/2003	50,000	20.0600	20.7250
10/28/2003	97,500	26.1750	28.1000
11/4/2004	270,000	38.8750	42.8650
5/2/2005	100,000	47.3400	48.5700
10/31/2005	40,000	57.8900	60.0700

Outstanding Equity Awards at 2007 Fiscal Year-End

The following table presents information regarding outstanding equity awards held at the end of 2007 by our Chief Executive Officer, our Chief Financial Officer, and each of our three other most highly compensated executive officers for fiscal 2007.

Option/SAR Awards
Name (a)	Number of Securities Underlying Unexercised Options/SARs (#) Exercisable (1) (b)	Number of Securities Underlying Unexercised Options/ SARs (#) Unexercisable (c)		Option/ SAR Exercise/ Grant Price ($) (e)		Option/ SAR Expiration Date (2) (f)
Stephen J. Hemsley President and Chief Executive Officer	50,000 62,500 62,500 150,000 150,000 300,000 600,000 300,000 900,000 1,200,000 1,200,000 1,200,000 2,360,000 2,880,000	150,000 — 125,000 300,000 — 300,000 — — — — — — — —	(3) (4) (5) (6)	59.4200 57.4183 48.3550 45.2800 55.3583 36.2382 58.3600 58.3600 58.3600 25.0925 18.0475 15.6250 8.7188 8.7188	(7) (7) (7) (7)	1/31/2016 5/2/2015 5/2/2015 2/3/2015 2/3/2015 2/11/2014 2/11/2014 2/12/2013 2/12/2013 1/7/2012 1/17/2011 3/8/2010 10/13/2009 10/13/2009

Option/SAR Awards
Name (a)	Number of Securities Underlying Unexercised Options/SARs (#) Exercisable (1) (b)	Number of Securities Underlying Unexercised Options/ SARs (#) Unexercisable (c)		Option/ SAR Exercise/ Grant Price ($) (e)		Option/ SAR Expiration Date (2) (f)
George L. Mikan III Executive Vice President and Chief Financial Officer	— — 31,250 22,500 50,000 142,500 112,500 17,500 52,500 25,000 75,000 30,000 30,000 35,000 50,000 30,000 10,000	75,000 175,000 93,750 22,500 50,000 47,500 37,500 — — — — — — — — — —	(8) (9) (10) (11) (12) (13) (14)	54.4100 54.4100 48.5800 60.0700 48.5700 42.8650 30.7050 26.1750 28.1000 20.0600 20.7250 22.1100 20.5350 17.3875 18.1225 14.1750 16.6250	(15) (15) (15) (15) (15) (15) (15) (15) (15)	5/28/2017 5/28/2017 5/2/2016 10/31/2015 5/2/2015 11/4/2014 5/10/2014 10/28/2013 10/28/2013 2/12/2013 2/12/2013 8/5/2012 8/5/2012 1/7/2012 1/7/2012 6/1/2011 6/1/2011
William A. Munsell Executive Vice President and President of Enterprise Services Group	— — 31,250 25,000 25,000 25,000 56,500 113,000 15,000 7,500 52,500 17,500 100,000 120,000 50,000	25,000 150,000 93,750 25,000 — 50,000 56,500 — — 7,500 — — — — —	(8) (9) (10) (11) (12) (16) (14)	54.4100 54.4100 48.5800 57.8900 54.2676 47.3400 39.8500 46.7776 37.0976 30.7050 33.1026 28.1000 26.9876 22.1100 18.2375	(17) (17)	5/28/2017 5/28/2017 5/2/2016 10/31/2015 5/2/2015 5/2/2015 12/7/2014 12/7/2014 5/10/2014 5/10/2014 10/28/2013 10/28/2013 2/12/2013 8/5/2012 1/7/2012
Anthony Welters Executive Vice President and President of Public and Senior Markets Group	— — 25,000 20,000 50,000 202,500 97,500	25,000 150,000 75,000 20,000 50,000 67,500 —	(8) (9) (10) (11) (12) (13)	54.4100 54.4100 48.5800 60.0700 48.5700 42.8650 28.1000	(18) (18) (18) (18)	5/28/2017 5/28/2017 5/2/2016 10/31/2015 5/2/2015 11/4/2014 10/28/2013

Option/SAR Awards
Name (a)	Number of Securities Underlying Unexercised Options/SARs (#) Exercisable (1) (b)	Number of Securities Underlying Unexercised Options/ SARs (#) Unexercisable (c)		Option/ SAR Exercise/ Grant Price ($) (e)	Option/ SAR Expiration Date (2) (f)
David S. Wichmann Executive Vice President and President of Commercial Markets Group	— — 37,500 32,500 25,000 25,000 77,000 154,000 75,000 37,500 112,500 37,500 200,000 200,000 300,000 80,000 240,000 120,000 60,000	25,000 150,000 112,500 32,500 — 50,000 77,000 — — 37,500 — — — — — — — — —	(8) (9) (10) (11) (12) (16) (19)	54.4100 54.4100 48.5800 59.0000 49.7886 48.3550 39.8500 42.2986 33.1236 31.5350 29.3986 26.9500 22.5086 22.1100 18.2375 14.7000 14.5075 14.7891 8.0859	5/28/2017 5/28/2017 5/2/2016 10/31/2015 5/2/2015 5/2/2015 12/7/2014 12/7/2014 8/6/2014 8/6/2014 11/28/2013 11/28/2013 2/12/2013 8/5/2012 1/7/2012 1/17/2011 1/17/2011 7/26/2010 3/8/2010

(1)	All exercisable options are currently vested.

(2)	The expiration date shown is the latest date that options/SARs may be exercised. Options/SARs may terminate earlier in certain circumstances, such as in connection with the named executive officer’s termination of employment.

(3)	Options vest at a rate of 50,000 annually on January 31, 2008, 2009 and 2010.

(4)	Options vest at a rate of 62,500 annually on May 2, 2008 and 2009.

(5)	Options vest at a rate of 150,000 annually on February 3, 2008 and 2009.

(6)	Options vested on February 11, 2008.

(7)	Effective as of February 19, 2008, the exercise prices of the following of Mr. Hemsley’s outstanding options were increased, consistent with his intentions previously disclosed in the Report of the Special Litigation Committee dated December 6, 2007. There is no reduction in compensation expense under FAS 123R for the increased exercise prices. At the time of the increase in exercise prices, all of Mr. Hemsley’s options were fully vested and as a result, no acceleration of expense will be recognized under the retirement eligibility provisions of FAS 123R.

Grant Date	Option Shares Outstanding (#)	2007 Exercise Price (as previously adjusted, as applicable) ($)	2008 Revised Exercise Price ($)
02/11/2004	300,000	29.7000	36.2382
02/11/2004	600,000	39.7783	58.3600
02/12/2003	300,000	20.0600	58.3600
02/12/2003	900,000	30.1383	58.3600

(8)	SARs vest on May 28, 2013.

(9)	SARs vest at a rate of 43,750 annually with respect to Mr. Mikan and 37,500 annually with respect to Messrs. Munsell, Welters and Wichmann on May 28, 2008, 2009, 2010 and 2011.

(10)	SARs vest at a rate of 31,250 annually with respect to Messrs. Mikan and Munsell, 25,000 annually with respect to Mr. Welters and 37,500 annually with respect to Mr. Wichmann on May 2, 2008, 2009 and 2010.

(11)	Options vest at a rate of 11,250 annually with respect to Mr. Mikan, 12,500 annually with respect to Mr. Munsell, 10,000 annually with respect to Mr. Welters and 16,250 annually with respect to Mr. Wichmann on October 31, 2008 and 2009.

(12)	Options vest at a rate of 25,000 annually on May 2, 2008 and 2009.

(13)	Options vest on November 4, 2008.

(14)	Options vest on May 10, 2008.

(15)	The exercise prices shown have been increased as more fully described in note (7) to the “2007 Grants of Plan-Based Awards” table.

(16)	Options vest on December 7, 2008.

(17)	The exercise prices shown have been increased as more fully described in note (9) to the “2007 Summary Compensation Table.”

(18)	The exercise prices shown have been increased as more fully described in note (9) to the “2007 Grants of Plan-Based Awards” table.

(19)	Options vest on August 6, 2008.

2007 Option Exercises and Stock Vested

The following table presents information regarding the exercise of stock options during 2007 by our Chief Executive Officer, our Chief Financial Officer, and each of our three other most highly compensated executive officers for fiscal 2007.

Name (a)	Option Awards
	Number of Shares Acquired on Exercise (#) (b)	Value Realized on Exercise ($) (1) (c)

Stephen J. Hemsley President and Chief Executive Officer	—	—

George L. Mikan III Executive Vice President and Chief Financial Officer	—	—

William A. Munsell Executive Vice President and President of Enterprise Services Group	260,000	8,692,222	(2)

Anthony Welters Executive Vice President and President of Public and Senior Markets Group	107,500 114,000 125,000	2,927,001 3,674,414 4,075,048	(3) (4) (5)

David S. Wichmann Executive Vice President and President of Commercial Markets Group	—	—

(1)	Computed by determining the market value per share of the shares acquired, by determining the difference between: (a) the average selling price per share of our common stock at exercise, and (b) the exercise price of the options. The aggregate value realized was computed by multiplying the market value per share by the number of shares acquired.

(2)	Mr. Munsell’s value computed as described in note (1) above was based on the following:

Number of Options Exercised	Average Selling Price at Exercise (September 6, 2007)	Exercise Price
110,000	$49.5172	$18.2375
150,000	$49.5172	$14.5075

(3)	Mr. Welters’s value computed as described in note (1) above was based on the following:

Number of Options Exercised	Average Selling Price at Exercise (September 6, 2007)	Exercise Price
32,500	$49.4169	$26.2261
25,000	$49.5020	$20.7250
25,000	$49.4378	$20.7250
25,000	$49.5533	$20.1111

(4)	Mr. Welters’s value computed as described in note (1) above was based on the following:

Number of Options Exercised	Average Selling Price at Exercise (April 24, 2007)	Exercise Price
114,000	$54.0367	$21.8050

(5)	Mr. Welters’s value computed as described in note (1) above was based on the following:

Number of Options Exercised	Average Selling Price at Exercise (March 16, 2007)	Exercise Price
25,000	$53.9565	$20.1111
50,000	$54.3070	$21.8050
29,800	$53.9026	$21.8050
20,200	$53.8498	$21.8050

2007 Pension Benefits

The following table presents information regarding the present value of accumulated benefits payable under our non-qualified defined-benefit pension plans covering our Chief Executive Officer, our Chief Financial Officer, and each of our three other most highly compensated executive officers for fiscal 2007.

Name (a)	Plan Name (b)	Number of Years Credited Service (#) (c)	Present Value of Accumulated Benefit ($) (d)	Payments During Last Fiscal Year ($) (e)
Stephen J. Hemsley President and Chief Executive Officer	Individual Agreement for Supplemental Executive Retirement Pay	(1)	10,703,229 (1)	—
George L. Mikan III Executive Vice President and Chief Financial Officer	N/A	—	—	—
William A. Munsell Executive Vice President and President of Enterprise Services Group	N/A	—	—	—
Anthony Welters Executive Vice President and President of Public and Senior Markets Group	N/A	—	—	—
David S. Wichmann Executive Vice President and President of Commercial Markets Group	N/A	—	—	—

(1)	Upon termination of Mr. Hemsley’s employment for any reason, a lump-sum benefit of $10,703,229 will be paid six months and one day after his termination. In the event of Mr. Hemsley’s death prior to payment of his entire supplemental retirement benefit, his surviving spouse will receive any unpaid benefit. The dollar amount of this lump sum benefit will not vary, regardless of Mr. Hemsley’s age, years of service or average compensation at the time of his actual termination. See also note (8) to the “2007 Summary Compensation Table” for details on the assumptions made in this valuation.

2007 Non-Qualified Deferred Compensation

The following table presents information as of the end of 2007 regarding the non-qualified deferred compensation arrangements for our Chief Executive Officer, our Chief Financial Officer, and each of our three other most highly compensated executive officers for fiscal 2007.

Name (a)	Executive Contributions in Last FY ($) (1) (2) (b)	Registrant Contributions in Last FY ($) (1) (3) (c)	Aggregate Earnings in Last FY ($) (4) (d)	Aggregate Withdrawals/ Distributions ($) (5) (e)	Aggregate Balance at Last FYE ($) (f)
Stephen J. Hemsley President and Chief Executive Officer	176,177	88,088	226,931	—	5,975,386
George L. Mikan III Executive Vice President and Chief Financial Officer	66,307	33,153	12,436	—	265,971
William A. Munsell Executive Vice President and President of Enterprise Services Group	70,754	30,750	29,314	—	573,723
Anthony Welters Executive Vice President and President of Public and Senior Markets Group	73,038	26,596	19,217	—	395,180
David S. Wichmann Executive Vice President and President of Commercial Markets Group	63,702	31,851	62,999	—	1,258,498

(1)	All amounts in columns (b) and (c) are reported as compensation in the “2007 Summary Compensation Table.” In addition to the amounts shown in columns (b) and (c), column (f) includes the following amounts reported in the summary compensation table for prior years:

Name	Amount previously reported
Stephen J. Hemsley	$5,333,493
George L. Mikan III	$44,343
William A. Munsell	—
Anthony Welters	—
David S. Wichmann	$545,039

Because Messrs. Munsell and Welters were not previously named executive officers under SEC rules, their compensation has not previously been reported.

(2)	Named executive officers participate in our Executive Savings Plan, which is a non-qualified, unfunded deferred compensation plan. Under the plan, employees may generally defer up to 80%

of their eligible annual base salary (100% prior to January 1, 2007), and up to 100% of their annual and long-term cash incentive awards. In addition, employee deferrals may be made to the plan when an employee’s contributions to the Company’s 401(k) plan reach certain limits imposed by the Internal Revenue Code (the “401(k) restoration option”). Amounts deferred, including company credits, are credited to a bookkeeping account maintained for each participant, and are distributable pursuant to an election made by the participant as to time and form of payment that is made prior to the time of deferral. The Company maintains a Rabbi Trust for the plan. The Company’s practice is to set aside amounts in the Rabbi Trust to be used to pay for all benefits under the plan, but the Company is under no obligation to do so except in the event of a change-in-control.

(3)	For the first 6% of the employee’s 401(k) restoration option and annual incentive award deferrals under our Executive Savings Plan, the Company provides a matching credit of up to 50% of amounts deferred at the time of each deferral. This matching credit does not apply to deferrals of salary (apart from the 401(k) restoration option), long-term cash incentive awards, or other special incentive awards.

(4)	Amounts deferred are credited with earnings from measuring investments selected by the employee from a collection of unaffiliated mutual funds identified by the Company. The returns on those mutual funds for the year ended December 31, 2007 ranged from -2.32% to 19.22%, with a median return of 5.40%. Executives may change their selection of measuring investments on a daily basis.

(5)	Under our Executive Savings Plan, unless a participant in the plan elects to receive distributions during the term of his or her employment with the Company, benefits will be paid no earlier than at the beginning of the year following the executive’s termination. However, upon a showing of severe financial hardship, an executive may be allowed to access funds in his or her deferred compensation account earlier. Benefits can be received either as a lump sum payment, in five or ten annual installments, in pre-selected amounts and on pre-selected dates, or a combination thereof. A participant may change his or her election with respect to the timing and form of distribution for such deferrals. However, for deferrals relating to services performed on or after January 1, 2004, participants may not accelerate the timing of the distributions.

Equity Compensation Plan Information

The following table sets forth certain information, as of December 31, 2007, concerning shares of common stock authorized for issuance under all of our equity compensation plans.

Plan Category	(a) Number of securities to be issued upon exercise of outstanding options, warrants and rights	(b) Weighted- average exercise price of outstanding options, warrants and rights	(c) Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a))
Equity compensation plans approved by shareholders (1)	158,847,796	$34.3106	72,707,158	(3)
Equity compensation plans not approved by shareholders (2)	—	—	—
Total (2)	158,847,796	$34.3106	72,707,158

(1)	Consists of the UnitedHealth Group Incorporated 2002 Stock Incentive Plan, as amended, and the UnitedHealth Group 1993 Employee Stock Purchase Plan, as amended. Includes 20,121,146 options to acquire shares of common stock that were originally issued under the United HealthCare Corporation 1998 Broad-Based Stock Incentive Plan, as amended, which was not approved by the Company’s shareholders, but the shares issuable under the 1998 Broad-Based Stock Incentive Plan were subsequently included in the number of shares approved by the Company’s shareholders when approving the 2002 Stock Incentive Plan.

(2)	Excludes 1,805,600 shares underlying stock options assumed by us in connection with our acquisition of the companies under whose plans the options originally were granted. These options have a weighted-average exercise price of $22.1638 and an average remaining term of approximately 4.49 years. The options are administered pursuant to the terms of the plan under which the option originally was granted. No future awards will be granted under these acquired plans.

(3)	Includes 2,061,638 shares of common stock available for future issuance under the Employee Stock Purchase Plan as of December 31, 2007, and 70,645,520 shares available under the 2002 Stock Incentive Plan as of December 31, 2007. Shares available under the 2002 Stock Incentive Plan may become the subject of future awards in the form of stock options, SARs, restricted stock, restricted stock units, performance awards and other stock-based awards, except that only 26,063,965 of these shares are available for future grants of awards other than stock options or SARs.

Executive Employment Agreements

We have entered into an employment agreement with each of the named executive officers.

Stephen J. Hemsley

On November 7, 2006, the Board entered into an employment agreement with Mr. Hemsley to serve as President and CEO. The employment agreement provides for a four-year term, which will extend automatically for additional one-year periods unless sooner terminated in accordance with the terms of the employment agreement. During the period of his employment, the Board will nominate Mr. Hemsley for election to the Board by the shareholders of the Company.

Under the employment agreement, Mr. Hemsley receives a base salary of $1,300,000, with any increases at the sole discretion of the Compensation Committee and ultimately the independent members of the Board. The employment agreement does not set any minimum or target level for any bonus or other incentive compensation. All bonus and incentive compensation awards are solely at the discretion of the Compensation Committee. Mr. Hemsley is eligible to participate in the Company’s generally available employee benefit programs.

Upon termination of Mr. Hemsley’s employment for any reason, he is entitled to a previously accrued and vested lump sum supplemental retirement benefit of $10,703,229 to be paid six months and one day after his termination, as further described under “Compensation Discussion and Analysis – Elements of our Compensation Program – Post-Employment Payments and Benefits.”

If Mr. Hemsley’s employment is terminated by the Company without Cause (as defined in the employment agreement, “Cause” generally means willful and continued failure to perform his duties after written notice and a failure to remedy the deficiency, a violation of the Company’s Code of Conduct that is materially detrimental to the Company and is not remedied after written notice, engaging in fraud, material dishonesty or gross misconduct in connection with the Company’s business or conviction of a felony), other than upon expiration of the term of the employment agreement, or by Mr. Hemsley for Good Reason (as defined in the employment agreement, “Good Reason” generally means an assignment of duties inconsistent with his position or duties, a relocation of the Company’s principal place of business, failure by the Board to elect Mr. Hemsley as CEO, failure by the Board to nominate Mr. Hemsley to serve on the Board, the Company’s failure to pay or provide Mr. Hemsley’s base salary, incentive compensation or other benefits, or any other material breach of Mr. Hemsley’s employment agreement that is not remedied), the Company will pay Mr. Hemsley his annual base salary for the longer of the remainder of the term under the employment agreement or twelve months.

If Mr. Hemsley’s employment is terminated because of his death or permanent disability, the Company will pay him or his beneficiaries two years’ total compensation of base salary plus the last two calendar years’ average bonus, excluding any special or one-time bonus or incentive compensation payments.

If Mr. Hemsley is terminated by the Company for Cause, by Mr. Hemsley without Good Reason or because of his retirement or upon expiration of the term of the employment agreement, he will not be entitled to any further compensation from the Company other than earned but unpaid salary and benefits.

Pursuant to the employment agreement, Mr. Hemsley is subject to provisions prohibiting his solicitation of the Company’s employees and customers or competing with the Company during the term of the employment agreement and the longer of two years following termination or the period that severance payments are made to him under the employment agreement. In addition, he is prohibited at all times from disclosing confidential information related to the Company.

George L. Mikan III, William A. Munsell, Anthony Welters and David S. Wichmann

Messrs. Mikan, Munsell, Welters and Wichmann each entered into an employment agreement with the Company, effective November 2006, April 2007, April 2007 and December 2006, respectively. The titles of these executive officers are specified in the “2007 Summary Compensation Table” above.

Under their respective employment agreements, Messrs. Mikan, Munsell, Welters and Wichmann report to the President and CEO of the Company and receive base salaries with any adjustments at the discretion of the Compensation Committee, including those adjustments described under

“Compensation Discussion and Analysis – Compensation of Named Executive Officers.” As part of its annual review of executive compensation, in February 2008, the Compensation Committee adjusted the base salaries of Messrs. Mikan, Munsell, Welters and Wichmann to $700,000 each. These executive officers are eligible to participate in the Company’s incentive compensation plans. The amount of any actual bonus payable to each executive officer is in the discretion of the Compensation Committee. These executive officers also are eligible to receive stock-based awards in the discretion of the Compensation Committee and to participate in the Company’s generally available employee benefit programs. During the term of each executive officer’s employment, in addition to the Company’s generally available benefits, the Company will provide each executive officer, at the Company’s expense, a $2 million face value term life insurance policy and a long-term disability policy which covers 60% of his base salary in the event of a qualifying long-term disability, subject to the terms of the policy.

Each employment agreement and each executive officer’s employment may be terminated (a) at any time by mutual agreement or by the Company with or without Cause (as defined in the employment agreement and described below), (b) at any time by the executive officer with or without Good Reason (as defined in the employment agreement and described below), and (c) upon the executive officer’s death or disability that renders him incapable of performing the essential functions of his job, with or without reasonable accommodation. If an executive officer’s employment is terminated by the Company without Cause or by the executive officer for Good Reason, the Company will provide the executive officer with outplacement services consistent with those provided to similarly situated executives and pay the executive officer severance compensation equal to the sum of (a) 200% of his annualized base salary as of his termination date, and (b) 200% of the average of his last two calendar years’ bonus, excluding any equity awards and any special or one-time bonus or incentive compensation payments (except that with respect to Mr. Mikan, if termination occurs within two years following the effective date of the executive officer’s employment agreement, the amount payable will be 200% of the greater of the executive officer’s target incentive or the most recent year’s annual bonus after the first year anniversary of the effective date of the employment agreement), and (c) $12,000 to offset the costs of benefit continuation coverage. The severance compensation will be payable over a 24-month period.

For purposes of each applicable employment agreement, “Cause” generally means material failure to follow the Company’s reasonable direction or to perform any duties reasonably required on material matters, a material violation of, or failure to act upon or report known or suspected violations of, the Company’s Principles of Integrity and Compliance, conviction of a felony, commission of any criminal or dishonest act or any conduct that is materially detrimental to the interests of the Company, or material breach of the employment agreement. The employment agreement provides that the Company will, within 120 days of the discovery of the conduct constituting Cause, give the executive officer written notice specifying the conduct constituting Cause in reasonable detail and the executive officer will have 60 days to remedy the conduct, if the conduct is reasonably capable of being remedied. In any instance where the Company may have grounds for Cause, failure by the Company to provide written notice of the grounds for Cause within 120 days of discovery will be a waiver of its right to assert the subject conduct as a basis for termination for Cause. For purposes of each applicable employment agreement, “Good Reason” will generally exist if the Company (a) reduces the executive officer’s base salary or long- or short-term target bonus percentage other than in connection with a general reduction affecting a group of similarly situated employees, (b) moves the executive officer’s primary work location more than 50 miles, (c) makes changes that substantially diminish the executive officer’s duties or responsibilities, or (d) changes the executive officer’s reporting relationship away from the President and CEO of the Company. The employment agreement provides that the executive officer must give the Company written notice specifying in reasonable detail the circumstances constituting Good Reason within 120 days of becoming aware of the circumstances, or those circumstances will not constitute Good Reason. If the circumstances constituting Good Reason are reasonably capable of being remedied, the Company will have 60 days to remedy the circumstances.

Pursuant to their respective employment agreements, each executive officer is subject to provisions prohibiting his solicitation of the Company’s employees or competing with the Company during the term of the employment agreement and two years following termination for any reason. In addition, each executive officer is prohibited at all times from disclosing confidential information related to the Company.

Potential Payments Upon Termination or Change-in-Control

The following table does not address those benefits, plans or arrangements that would be paid or available following termination of employment that do not discriminate in scope, terms or operation in favor of the executive officers of the Company and that are generally available to all salaried employees or accrued balances under any non-qualified deferred compensation plan that is described above on page 55.

The potential payments payable to our named executive officers, based upon termination, as of December 31, 2007, are as follows:

Name	Cash Paid Pursuant to Employment Agreement	Annual Cash Incentive Payment	Long-Term Cash Incentive Payment	Supplemental Executive Retirement Benefit	Death or Disability Insurance Benefit	Value of Acceleration of Equity(1)
Stephen J. Hemsley
President and Chief Executive Officer
Termination Not for Cause or by the Executive for Good Reason	$3,791,667(2)	—	—	$10,703,229(3)	—	—
Termination Upon Death	$6,927,000(4)	$3,250,000(5)	$2,313,077(6)	$10,703,229(3)	—	$13,656,625(7)
Termination Upon Disability	$6,927,000(4)	$3,250,000(5)	$2,313,077(6)	$10,703,229(3)	—	$13,656,625(7)
Termination Upon Retirement	—	$3,250,000(5)	$2,313,077(6)	$10,703,229(3)	—
Upon Occurrence of a Change-in-Control	—	—	$2,313,077(8)	$10,703,229(3)	—	$13,656,625(9)
George L. Mikan III
Executive Vice President and Chief Financial Officer
Termination Not for Cause or by the Executive for Good Reason	$2,482,000(10)	—	—	—	—	—
Termination Upon Death	—	$1,170,000(5)	$862,078(6)	—	$2,000,000(11)	$4,090,350(7)
Termination Upon Disability	—	$1,170,000(5)	$862,078(6)	—	$420,000(12)	$4,090,350(7)
Termination Upon Retirement	—	$1,170,000(5)	$862,078(6)	—	—	—
Upon Occurrence of a Change-in-Control	—	—	$862,078(8)	—	—	$4,090,350(9)

Name	Cash Paid Pursuant to Employment Agreement	Annual Cash Incentive Payment	Long-Term Cash Incentive Payment	Supplemental Executive Retirement Benefit	Death or Disability Insurance Benefit	Value of Acceleration of Equity(1)
William A. Munsell
Executive Vice President and President of Enterprise Services Group
Termination Not for Cause or by the Executive for Good Reason	$2,287,000(13)	—	—	—	—	—
Termination Upon Death	—	$1,170,000(5)	$1,038,718(6)	—	$2,000,000(11)	$3,358,863(7)
Termination Upon Disability	—	$1,170,000(5)	$1,038,718(6)	—	$420,000(12)	$3,358,863(7)
Termination Upon Retirement	—	$1,170,000(5)	$1,038,718(6)	—	—
Upon Occurrence of a Change-in-Control	—	—	$1,038,718(8)	—	—	$3,358,863(9)
Anthony Welters
Executive Vice President and President of Public and Senior Markets Group
Termination Not for Cause or by the Executive for Good Reason	$2,112,000(13)	—	—	—	—	—
Termination Upon Death	—	$1,170,000(5)	$1,063,206(6)	—	$2,000,000(11)	$2,901,363(7)
Termination Upon Disability	—	$1,170,000(5)	$1,063,206(6)	—	$420,000(12)	$2,901,363(7)
Termination Upon Retirement	—	$1,170,000(5)	$1,063,206(6)	—	—	—
Upon Occurrence of a Change-in-Control	—	—	$1,063,206(8)	—	—	$2,901,363(9)
David S. Wichmann
Executive Vice President and President of Commercial Markets Group
Termination Not for Cause or by the Executive for Good Reason	$2,462,000(13)	—	—	—	—	—
Termination Upon Death	—	$1,215,000(5)	$1,167,795(6)	—	$2,000,000(11)	$4,650,638(7)
Termination Upon Disability	—	$1,215,000(5)	$1,167,795(6)	—	$420,000(12)	$4,650,638(7)
Termination Upon Retirement	—	$1,215,000(5)	$1,167,795(6)	—	—	—
Upon Occurrence of a Change-in-Control	—	—	$1,167,795(8)	—	—	$4,650,638(9)

(1)

Excludes unvested equity awards held by the named executive officers that will not immediately vest upon termination, but will continue to vest for a specified period after termination because the intrinsic values of such equity awards are not determinable. Upon termination in which a named executive officer is entitled to severance, vesting of equity awards will continue for the period of severance. If the named executive officer’s employment is terminated by reason of retirement, certain unvested equity awards granted between 2002 and 2005 will continue to vest and be exercisable for a period of five years (but not after the award’s expiration date). At December 31, 2007 only Mr. Hemsley and Mr. Munsell had met the retirement eligibility provisions.

(2)	Amount represents a cash payment equal to Mr. Hemsley’s base salary for the remainder of the initial term under his employment agreement.

(3)	Represents the lump sum supplemental retirement benefit to be paid six months and one day after Mr. Hemsley’s employment ends. This amount has been frozen at the amount accrued as of May 1, 2006 and will not increase or otherwise vary, regardless of Mr. Hemsley’s age, years of service or average compensation at the time of his actual termination.

(4)	Represents two years of Mr. Hemsley’s base salary plus the last two years’ average bonus.

(5)	Represents the maximum amount the Compensation Committee may determine, but is not required, to pay the executive (or the executive’s estate, if applicable) and a pro rated portion of the award that the executive would have received but for the death, disability or retirement, calculated at the achievement of the maximum performance target, as more fully described in note (3) to the “2007 Grants of Plan-Based Awards” table.

(6)	Represents the maximum amount the Compensation Committee may determine, but is not required, to pay the executive (or the executive’s estate, if applicable) based upon the portion of the incentive periods prior to death, disability or retirement and measurement of Company and executive performance based on performance through the end of the fiscal year of the Company which ends closest to the executive’s date of death, disability or retirement, calculated at the achievement of the maximum performance target, as more fully described in notes (4) to the “2007 Grants of Plan-Based Awards” table.

(7)	Upon death or permanent disability, all unvested equity awards held by the holder immediately vest, and the holder (or the holder’s personal representative, administrator or guardian, as applicable) may exercise the equity awards at any time within a period of five years (but not after the award’s expiration date) following termination of employment due to death or disability or for a longer period at the discretion of the Compensation Committee. Amount reported represents the intrinsic value of the unvested equity awards held by each named executive officer as of December 31, 2007. The intrinsic value of the options and SARs was calculated based on the difference between the closing price of the Company’s stock on December 31, 2007 ($58.20) and the exercise or grant price of the unvested stock options and SARs as of that date.

(8)	Represents the amount payable by the Company or its successor to each executive (or credit to the named executive’s account in the Company’s Executive Savings Plan if a timely deferral election is in effect), which is a pro rated portion of the maximum long-term cash incentive cash incentive award for which the executive is eligible for, for each incentive period within 90 days of the occurrence.

(9)	Represents the intrinsic value of the unvested options and SARs held by each executive as of December 31, 2007, which immediately would vest upon a change-in-control. The intrinsic value of the options and SARs was calculated based on the difference between the closing price of the Company’s stock on December 31, 2007 ($58.20) and the exercise or grant price of the unvested stock options and SARs as of this date.

(10)	Represents cash payments payable to each named executive officer equal to 24 months of each executive’s base salary, plus two times each executive’s target bonus plus a lump sum payment of $12,000 to offset the costs of benefit continuation coverage.

(11)	Represents the face amount of the term life insurance policy provided to the named executive officer.

(12)	Represents the annual amount of the supplemental long term disability policy which covers 60% of each named executive’s respective base salary in the event of a qualifying disability.

(13)	Represents cash payments payable to each named executive officer equal to 24 months of each executive’s base salary, plus two times the average of the previous two years bonuses, plus a lump sum payment of $12,000 to offset the costs of benefit continuation coverage.

DIRECTOR COMPENSATION

Our compensation and benefit program is designed to compensate our non-employee directors fairly for work required for a company of our size and scope, and align their interests with the long-term interests of our shareholders. Director compensation reflects our desire to attract, retain, and use the expertise of highly qualified people serving on the Company’s Board of Directors. The Compensation Committee reviews the compensation level of our non-employee directors on an annual basis and makes recommendations to the Board of Directors.

The Company uses annual retainers, meeting and committee fees, equity-based compensation, expense reimbursement, and other forms of compensation, as appropriate, to attract and retain non-employee directors.

Cash Compensation – Annual Retainers, Meeting Fees and Committee Meeting Fees

Directors who are not Company employees receive an annual retainer of $30,000. In addition, we pay the Chairman of the Board an additional annual retainer of $300,000 and the Chairs of the Audit Committee and the Compensation Committee additional annual retainers of $5,000. Each director also receives a meeting attendance fee of $1,500 for attending each Board of Directors meeting in person ($750 for attending by telephone), and a meeting attendance fee of $1,000 for attending each committee meeting in person ($500 for attending by telephone). We pay our directors who are unable to attend a meeting the standard telephone attendance fee if they receive a briefing by telephone prior to or after the meeting.

Director annual retainers, meeting fees, and committee meeting fees are payable in cash on a quarterly basis. Under our Directors’ Compensation Deferral Plan (“Director Deferral Plan”), however, non-employee directors may elect annually to defer receipt of all or a percentage of their retainer, meeting fees, and committee meeting fees. Amounts deferred are credited to a bookkeeping account maintained for each director participant, and are distributable upon the termination of the director’s directorship for any reason. Subject to certain additional rules set forth in the Director Deferral Plan, participating directors may elect whether distribution is made in either:

•	an immediate lump sum;

•	a series of five or ten annual installments;

•	a delayed lump sum following either the fifth or tenth anniversary of the termination of the director’s directorship; or

•	pre-selected amounts and on pre-selected dates while the director remains a member of our Board of Directors.

The Director Deferral Plan does not provide for matching contributions by the Company, but our Board of Directors may determine, in its discretion, to supplement the accounts of participating directors with additional amounts. No accounts were supplemented in 2007. The Director Deferral Plan does not permit directors to defer stock options or other equity-based compensation.

Equity-Based Compensation – Stock Options, Restricted Stock Units and Conversion of Cash Compensation into Stock Options or Common Stock

Non-employee directors receive grants of equity awards under our 2002 Stock Incentive Plan. Under the 2002 Stock Incentive Plan and terms approved by the Board of Directors with respect to non-employee director grants, our non-employee directors receive:

•	a one-time grant of non-qualified stock options and/or restricted stock units for new directors;

•	quarterly grants of non-qualified stock options; and

•	grants of non-qualified stock options or shares of common stock to reflect a decision to convert certain cash compensation into equity.

The exercise price for all stock options granted under the 2002 Stock Incentive Plan is the closing sale price of our common stock on the NYSE on the date the option is granted.

A new director receives an initial one-time grant of non-qualified stock options to purchase 25,000 shares of our common stock. The new director may elect to take all or a portion of the initial one-time stock option award in restricted stock units, using a four-to-one conversion ratio (which would result in an award of 6,250 restricted stock units if all options were elected to be received in the form of restricted stock units). These stock options or restricted stock units, as the case may be, are granted on the date of the director’s appointment to the Board of Directors. The options or restricted stock units vest at a rate of 25% per year for four years, subject to service on the Board on the vesting date. A director is required to retain the underlying shares of this equity award (net of any exercise price or taxes) until he or she completes his or her service on the Board of Directors.

Non-employee directors also receive quarterly grants of non-qualified stock options to purchase 5,000 shares of our common stock. The quarterly grants are made automatically on the first business day following the end of each fiscal quarter and are exercisable immediately upon grant.

Directors may also elect to convert certain retainers and fees into either non-qualified stock options or shares of common stock of the Company. These include cash Board retainers, cash retainers for service as Chair of the Audit Committee or Compensation Committee and cash meeting attendance fees for regularly scheduled quarterly Board and committee meetings. The cash retainer for service as Chairman of the Board and cash meeting attendance fees for special meetings are not eligible for conversion. The conversion grants are made on the day of each regularly scheduled quarterly Board meeting and become exercisable immediately upon grant. If a director elects to convert his or her eligible cash compensation into stock options, he or she will receive a non-qualified stock option to purchase the number of shares of our common stock equal to four times the amount of the cash compensation foregone, divided by the fair market value of one share of our common stock on the date of grant. If a director elects to convert his or her eligible cash compensation into shares of our common stock, he or she will receive the number of shares equal to the cash compensation foregone, divided by the fair market value of one share of our common stock on the date of grant.

Reimbursement of Director Expenses and Health Care Coverage

We reimburse directors for any out-of-pocket expenses incurred in connection with service as a director. We also provide health care coverage to current and past directors who are not eligible for coverage under another group health care benefit program or Medicare.

Stock Ownership Guidelines

Under our stock ownership guidelines, we require new directors to achieve ownership of 10,000 shares of the Company’s common stock (excluding stock options, but including restricted stock units after vesting) within five years upon appointment to the Board of Directors. Further, we require directors who were serving as of January 2007 to achieve ownership of 20,000 shares of the Company’s common stock by April 26, 2009. Messrs. Ballard, Burke, Johnson, Kean, Leatherdale and Ryan and Drs. Mundinger and Wilensky have met the ownership requirement.

2007 Director Compensation Table

The following table provides summary information for the fiscal year ended December 31, 2007 relating to compensation paid to or accrued by us on behalf of any of our non-employee directors who served in this capacity during 2007.

Name (a)	Fees Earned or Paid in Cash ($) (1) (b)		Stock Awards ($)(2) (c)	Option Awards ($) (3) (d)	Change in Pension Value and Non-Qualified Deferred Compensation Earnings ($)(4) (f)	All Other Compensation ($) (g)		Total ($) (h)
William C. Ballard, Jr.	67,000		—	267,133	—	—		334,133
Richard T. Burke	362,000		—	269,184	—	6,424	(5)	637,608
Robert J. Darretta (6)	42,432		31,090	148,709	—	—		222,231
Michele J. Hooper (7)	5,136		12,704	—	—	—		17,840
James A. Johnson	65,250		—	269,163	—	—		334,413
Thomas H. Kean	60,000		—	269,147	—	50,000	(8)	379,147
Douglas W. Leatherdale	61,500		—	269,123	—	—		330,623
Mary O. Mundinger, Dr.P.H.	60,500		—	269,147	—	—		329,647
Robert L. Ryan	58,250		—	269,147	—	—		327,397
Donna E. Shalala, Ph.D. (9)	25,113	(10)	—	182,431	—	—		207,544
Gail R. Wilensky, Ph.D.	54,500		—	268,091	—	—		322,591

(1)

Amounts reported include the following annual retainer and/or meeting attendance fees earned by the directors but elected by the directors to be converted into shares of common stock or into options to purchase shares of common stock: Mr. Burke – $50,500 (4,020 options); Mr. Darretta – $37,682 (770 shares); Mr. Johnson – $53,750 (4,260 options); Mr. Kean – $50,000 (3,980 options); Mr. Leatherdale – $51,500 (4,090 options); Dr. Mundinger – $50,000 (3,980 options); Mr. Ryan – $50,000 (3,980 options); and Dr. Wilensky – $23,750 (1,910 options).

(2)	The amount reported for Mr. Darretta includes incremental value of shares of common stock of $949 issued in lieu of annual retainer and/or cash meeting fees (incremental value refers to the FAS 123R value of the shares issued less the amount of annual retainer and/or cash meeting fees foregone) and FAS 123R expense recognized in 2007 in connection with the Company’s initial grant of 3,125 restricted stock units which vests over 4 years. The amount reported for Ms. Hooper represents the FAS 123R expense recognized in 2007 in connection with the Company’s initial grant of 6,250 restricted stock units, which vests over 4 years.

The grant date fair value of the awards computed in accordance with FAS 123R are as follows:

	4/17/07 ($)	5/29/07 ($)	7/31/07 ($)	10/30/07 ($)
Robert J. Darretta	170,688	12,005	13,214	13,412
Michele J. Hooper	—	—	—	299,375

(3)	The actual value to be realized by a director depends upon the appreciation in value of the Company’s stock and the length of time the stock option is held. No value will be realized with respect to any stock option if the Company’s stock price does not increase following the grant date. The amount reported in the column is based on the dollar amount recognized for financial statement reporting purposes with respect to the Company’s fiscal year ended December 31, 2007 in accordance with FAS 123R, but disregarding the estimate of forfeitures related to service-based vesting conditions. For a description of the assumptions used in computing the dollar amount recognized for financial statement reporting purposes, see “Note 10 to Consolidated Financial Statements” included in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2007. Except as noted below for Mr. Darretta, all option awards were 100% vested on the grant date. Amounts reported include the following incremental values of options issued in lieu of annual retainer and/or cash meeting fees (incremental values refer to the FAS 123R values of the options issued less the amount of annual retainer and/or cash meeting fees foregone): Mr. Burke – $2,051; Mr. Johnson – $2,030; Mr. Kean – $2,014; Mr. Leatherdale – $1,990; Dr. Mundinger – $2,014; Mr. Ryan – $2,014; and Dr. Wilensky – $958. The amount reported for Mr. Darretta also includes the FAS 123R expense recognized in 2007 in connection with the Company’s initial one-time grant of 12,500 non-qualified stock options, which vests over 4 years.

The grant date fair values of the awards computed in accordance with FAS 123R are as follows:

	1/3/07 ($)	1/30/07 ($)	4/2/07 ($)	4/17/07 ($)	5/29/07 ($)	7/2/07 ($)	7/31/07 ($)	10/1/07 ($)	10/30/07 ($)
William C. Ballard, Jr.	67,550	—	70,433	—	—	68,550	—	60,600	—
Richard T. Burke	67,550	11,944	70,433	—	13,735	68,550	13,727	60,600	13,145
Robert J. Darretta	—	—	—	179,000	—	56,499	—	60,600	—
Michele J. Hooper	—	—	—	—	—	—	—	—	—
James A. Johnson	67,550	12,615	70,433	—	15,022	68,550	14,998	60,600	13,145
Thomas H. Kean	67,550	11,407	70,433	—	13,735	68,550	13,727	60,600	13,145
Douglas W. Leatherdale	67,550	12,883	70,433	—	13,735	68,550	13,727	60,600	13,145
Mary O. Mundinger, Dr.P.H.	67,550	11,407	70,433	—	13,735	68,550	13,727	60,600	13,145
Robert L. Ryan	67,550	11,407	70,433	—	13,735	68,550	13,727	60,600	13,145
Donna E. Shalala, Ph.D.	67,550	—	70,433	—	—	44,448	—	—	—
Gail R. Wilensky, Ph.D.	67,550	6,173	70,433	—	4,435	68,550	6,863	60,600	7,236

As of December 31, 2007, our non-employee directors held outstanding (and unexercised) option awards as follows: Mr. Ballard – 308,000 options; Mr. Burke – 371,410 options; Mr. Darretta – 21,621 options; Mr. Johnson – 352,390 options; Mr. Kean – 370,700 options; Mr. Leatherdale – 375,240 options; Dr. Mundinger – 315,060 options; Mr. Ryan – 127,750 options; and Dr. Wilensky – 267,870 options.

(4)	The Director Deferral Plan does not credit above-market earnings or preferential earnings to the amounts deferred. There are no measuring investments tied to Company stock performance. The measuring investments are a collection of unaffiliated mutual funds identified by the Company.

(5)	In 2007, we paid $6,424 in health care premiums on behalf of Mr. Burke.

(6)	Mr. Darretta began serving his term as a director of the Company on April 17, 2007.

(7)	Ms. Hooper began serving her term as a director of the Company on October 30, 2007.

(8)	The Company made a donation of $50,000 to Drew University (where Mr. Kean was formerly President), which is being combined with donations from other companies to fund a visiting professorship in recognition of Mr. Kean’s contributions as Chairman of The National Commission on Terrorist Attacks upon the United States (more commonly known as the 9/11 Commission). The Company made a similar donation in 2006.

(9)	Dr. Shalala’s term as a director expired on May 29, 2007.

(10)	All cash fees earned by Dr. Shalala were deferred under our Director Deferral Plan. The amounts reported include the deferred amounts.

CERTAIN RELATIONSHIPS AND TRANSACTIONS

Approval or Ratification of Related-Person Transactions

In October 2006, the Board adopted a written Related-Person Transactions Approval Policy which is administered by the Audit Committee. A copy of the policy is available on our website at www.unitedhealthgroup.com. Under the policy, the following “related-person” transactions are prohibited unless approved or ratified by the Audit Committee:

•

Any transaction or series of transactions directly or indirectly involving a director, executive officer or five-percent shareholder of the Company or any of their respective immediate family members, in which the Company or its subsidiaries is directly or indirectly a participant and the amount involved exceeds $1.00.

•	Any amendment or modification to an existing related-person transaction.

•	Any transaction or relationship involving a director that is not deemed to be immaterial under the Company’s Standards for Director Independence as then in effect.

Related-person transactions under the policy do not include:

•	Indemnification and advancement of expenses made pursuant to the Company’s Articles of Incorporation or Bylaws or pursuant to any agreement or instrument.

•

Any transaction that involves the providing of compensation to a director or executive officer in connection with his or her duties to the Company or any of its subsidiaries, including the reimbursement of business expenses incurred in the ordinary course.

Under the policy, Company management will determine whether a transaction falls under the definition of a related-person transaction, requiring review by the Audit Committee. Identifying possible related-person transactions involves a number of search and identification processes and procedures, including the following:

•	The Company annually requests each director, director nominee and executive officer of the Company to verify and update certain information, including:

•

A list of the immediate family members of each executive officer of the Company. Under the policy, “immediate family member” means any child, stepchild, parent, stepparent, spouse, sibling, mothers- and fathers-in-law, sons- and daughters-in-law and any person (other than a tenant or employee) sharing the same household as the director, executive officer or five-percent shareholder.

•	A list of the entities (except the Company) where a director or executive officer of the Company (or an immediate family member) is a director, executive officer or employee.

•

A list of the entities where a director or executive officer of the Company (or an immediate family member) is a partner or principal or in a similar position or in which such person has a 10% or greater beneficial ownership interest.

•	Each charitable or non-profit organization where a director or executive officer of the Company (or an immediate family member) is an executive officer, director or trustee.

•	The Company identifies five-percent shareholders of the Company by reviewing Schedules 13G and 13D filed with the SEC periodically.

•

The Company compiles a list of all above-referenced persons and entities provided by directors and executive officers, reviews the updated list, and expands the list if necessary, based on its review of SEC filings and Internet searches.

•	The Company distributes the list within the Company, including applicable subsidiaries of the Company, and conducts periodic searches to identify any potential related-person transactions.

•

The Company reviews search results and, with respect to any transactions that fall within the definition of related-person transactions under the policy, submits relevant information to the Audit Committee for approval, ratification or other action. The Nominating Committee also reviews the identified related-person transactions in connection with its recommendations to the Board on the independence determinations of each director of the Company.

In determining whether to approve or ratify a related-person transaction, the Audit Committee will consider, among others, the following factors to the extent deemed relevant by the Audit Committee:

•

Whether the terms of the related-person transaction are fair to the Company and on terms at least as favorable as would apply if the other party was not or did not have an affiliation with a director, executive officer or five-percent shareholder of the Company.

•	Whether there are demonstrable business reasons for the Company to enter into the related-person transaction.

•	Whether the related-person transaction could impair the independence of a director under the Company’s Standards for Director Independence.

•

Whether the related-person transaction would present an improper conflict of interest for any director or executive officer of the Company, taking into account the size of the transaction, the overall financial position of the director or executive officer, the direct or indirect nature of the interest of the director or executive officer in the transaction, the ongoing nature of any proposed relationship, and any other factors the Audit Committee deems relevant.

Any member of the Audit Committee who has an interest in the transaction under discussion will abstain from voting on the approval of the related-person transaction, but may, if so requested by the Chair of the Audit Committee, participate in some or all of the Audit Committee’s discussions of the related-person transaction. Any related-person transaction that is not approved or ratified, as the case may be, will be voided, terminated or amended, or other actions will be taken in each case as determined by the Audit Committee so as to avoid or otherwise address any resulting conflict of interest.

As required under SEC rules, transactions that are determined to be directly or indirectly material to the Company or a related person are disclosed in the Company’s proxy statement.

Related-Person Transactions

Purchase of AmeriChoice Shares

Pursuant to terms of an agreement made in September 2002 when we acquired AmeriChoice Corporation, a subsidiary of the Company (“AmeriChoice”), in September and October 2007, we purchased the remaining of 6.5% interest in AmeriChoice that we did not own from certain minority stockholders of AmeriChoice, including Anthony Welters, an executive officer of the Company, and his affiliates, for an aggregate purchase price of approximately $43.9 million (of which, we paid Mr. Welters and his affiliates an aggregate of approximately $16.8 million for the approximately 2.5% interest in AmeriChoice we purchased from them). As a result of this purchase, AmeriChoice is now a wholly owned subsidiary of the Company.

Advances of Defense Costs for Certain Litigation Matters

Members of the Company’s current Board of Directors, and certain current and former officers and directors of the Company, have been named as defendants in lawsuits arising out of the issues relating to the dating of stock options. The current and former directors and officers who have been named as defendants in these actions have a legal right under the Minnesota Business Corporation Act and the Company’s Bylaws to advancement of their costs of defense. Accordingly, in 2007, we have advanced defense costs on behalf of the current and former directors and officers amounting to approximately $23.3 million. We have directors and officers insurance that we anticipate will provide reimbursement for amounts advanced exceeding our $25.0 million retention under our directors and officers insurance policy.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

During fiscal 2007, Messrs. Darretta, Johnson, Leatherdale and Kean and Dr. Wilensky served on the Compensation Committee. Dr. Wilensky served on the Compensation Committee for the entire fiscal 2007. Messrs. Johnson and Kean served on the Compensation Committee through July 2007, at which time Messrs. Darretta and Leatherdale were appointed to the Compensation Committee. None of these persons has ever been an officer or employee of the Company or any of our subsidiaries and has no interlocking relationships requiring disclosure under applicable SEC rules.

PROPOSAL 2 – APPROVAL OF THE MATERIAL TERMS FOR PAYMENT OF EXECUTIVE INCENTIVE COMPENSATION

Shareholders are asked to consider and vote upon a proposal to approve the material terms for the payment of incentive compensation to the Company’s most highly compensated executive officers under the Company’s annual and long-term incentive plans. If the shareholders approve this proposal, the compensation paid pursuant to these material terms is expected to be fully deductible by the Company under Section 162(m). This summary of the material terms for payment of executive incentive compensation is qualified in its entirety by the detailed provisions of the Summary of Material Terms for Payment of Executive Incentive Compensation, a copy of which is attached as Appendix A to this proxy statement.

Section 162(m) generally provides that no federal income tax business expense deduction is allowed for annual compensation in excess of $1 million paid by a publicly traded corporation to its chief executive officer and three other most highly compensated officers, excluding the chief financial officer (the “covered executive officers”), as determined in accordance with the applicable rules under the Exchange Act. However, under the Internal Revenue Code, there is no limitation on the deductibility of “qualified performance-based compensation.” Qualified performance-based compensation by the Company must be paid solely on account of the attainment of one or more objective performance goals established in writing by the Compensation Committee while the attainment of the goals is substantially uncertain. Performance goals may be based on one or more business criteria that apply to an individual, a business unit or the Company as a whole, and may be measured on an absolute basis or on a relative basis and on a GAAP or non-GAAP basis. Stock options and SARs always satisfy the performance goal requirement because their performance goal is an increase in the fair market value of the Company’s common stock. The Compensation Committee is prohibited from increasing the amount of compensation payable if a performance goal is met, but may reduce or eliminate compensation even if the performance goal is attained. Shareholders must approve the types of performance goals and the maximum amount that may be paid to covered executive officers or the formula used to calculate the amount.

The Company will use a formula to determine the maximum amount of the annual cash incentive awards and long-term cash incentive awards for performance periods that are longer than one year. The formula that will fund the annual incentive award bonus pool for eligible participants is 2% of Company net income. The formula that will fund the long-term incentive award bonus pool for eligible participants is 2% of the Company’s average net income during the performance period. The maximum cash incentive compensation amount that may be earned in any performance period by any one participant is 25% of the bonus pool for annual incentive awards and 25% of the bonus pool for long-term incentive awards.

The Compensation Committee may set the percentage share of each participant in each respective bonus pool at the start of the performance period, and the aggregate total of the individual percentage limits for the performance period shall not exceed 100% of the bonus pool. If the

Compensation Committee does not set the individual percentage limits by the 90th day of the performance period, the percentage limit shall be determined based on the percentage each participant’s base salary on the 90th day of the performance period is to the base salary of all participants on that day and will be further adjusted if a new participant is added after the 90th day.

Vesting in equity awards and awards payable in shares of our common stock, other than stock options and SARs, to a covered executive officer intended to satisfy the requirements for qualified performance-based compensation will be contingent upon the attainment of one or more performance goals (which may be stated as alternative goals) established in writing by the Compensation Committee for a covered executive officer for each performance period. Performance goals for awards payable in shares will be based on one or more of the following business criteria:

(1)	net income;

(2)	pretax earnings;

(3)	earnings before interest expense, taxes, depreciation and amortization;

(4)	pretax operating earnings after interest expense and before bonuses, service fees, and extraordinary or special items;

(5)	operating margin;

(6)	earnings per share;

(7)	return on equity;

(8)	return on capital;

(9)	return on investment;

(10)	operating earnings;

(11)	working capital;

(12)	ratio of debt to stockholders’ equity; and

(13)	revenue.

Performance-based equity awards will be granted under the 2002 Stock Incentive Plan, as amended, or its successors. The maximum number of shares of common stock that may be earned as a performance award in respect of a performance period by any one covered executive officer shall be 500,000 shares. Payment of an award may be paid in the form of shares of common stock of the Company, restricted stock, restricted stock units, other stock-based awards or any combination thereof.

The annual incentive cash bonus for 2008 will be paid from a formula bonus pool that is 2% of Company net income for the fiscal year ending December 31, 2008 and each participants’ share of the pool will be based on the percentage of the participant’s base salary is to the base salary of all participants with a maximum award for 2008 of 150% to 250% of a participant’s base salary. Payment of the 2008 annual incentive cash awards to one or more covered executive officers is subject to funding based on the 2% of net income formula, to achievement of additional conditions to receipt of bonuses described in the “Compensation Discussion and Analysis” above and to shareholder approval of the material terms for payment of executive incentive compensation.

The long-term incentive cash bonus for the 2008-2010 performance period will be paid from a formula bonus pool that is 2% of the Company’s average net income during the performance period and each participants’ share of the pool will be based on the percentage of the participant’s base salary is to the base salary of all participants with a maximum award of 100% of the participant’s average base salary during the performance period. Payment of long-term incentive cash awards to one or more covered executive officers will be subject to funding based on the 2% of net income formula, to achievement of additional conditions to receipt of bonuses described in the “Compensation Discussion and Analysis” above and to shareholder approval of the material terms for payment of executive incentive compensation.

It is the Compensation Committee’s practice to seek to qualify executive compensation for deductibility to the extent that the policy is consistent with the Company’s overall objectives in attracting, motivating and retaining its executives. The Compensation Committee from time to time may approve payment of discretionary incentive compensation based on business criteria other than the foregoing performance goals. Any discretionary compensation would not qualify for the exclusion from the $1 million limitation of deductible compensation under Section 162(m).

New Plan Benefits

At the beginning of 2008, management recommended, and the Compensation Committee approved (1) participants, annual incentive cash bonus targets as a percentage of base salary, and performance goals for the annual incentive cash bonus for 2008 and (2) participants, long-term cash incentive targets as a percentage of average base salary and performance targets for the 2008-2010 long-term performance period, each under a new 2008 Executive Incentive Plan. The amount to be paid to our named executive officers under the 2008 Executive Incentive Plan with respect to an annual incentive cash bonus for 2008 or long-term incentive cash bonus for the 2008-2010 performance period depends on Company performance, individual performance and the discretion of the Compensation Committee and is not currently determinable. The target incentive awards for our named executive officers and other executive officers in the aggregate is as follows:

	2008 Executive Incentive Plan
Name and Position	Target Annual Cash Incentive Award(1)	Target Long-Term Cash Incentive Award(2)
Stephen J. Hemsley President and Chief Executive Officer	$1,625,000	$679,174
George L. Mikan III Executive Vice President and Chief Financial Officer	$700,000	$365,098
William A. Munsell Executive Vice President and President of Enterprise Services Group	$700,000	$365,098
Anthony Welters Executive Vice President and President of Public and Senior Markets Group	$700,000	$365,098
David S. Wichmann Executive Vice President and President of Commercial Markets Group	$700,000	$365,755
Executive Officer Group (8 persons)	$6,025,000	$2,818,073
Non-Executive Director Group (0 persons)	$—	$—
Non-Executive Officer/Employee Group (0 persons)	$—	$—

(1)	Amounts represent estimated potential payouts of annual cash incentive awards that could be earned by each executive officer elected to participate in the 2008 Executive Incentive Plan and receive annual cash incentive awards for the fiscal year ending December 31, 2008, subject to the achievement of specified performance goals and the discretion of the Compensation Committee to reduce the award, and are calculated based upon an annual incentive performance target as a percentage of base salary, which ranges from 75% to 125%, for each participating executive officer. Performance targets for the annual cash incentive awards are based on three equally- weighted performance measures: growth and innovation, operating income and cash flow, and stewardship, as described under the heading, “Compensation Discussion and Analysis — Elements of our Compensation Program — Annual Cash Compensation — Annual Cash Incentive Awards.”

(2)	Amounts represent estimated potential payouts of long-term cash incentive awards for the 2008-2010 performance period that could be earned by each executive officer elected to participate in the 2008 Executive Incentive Plan and receive long-term cash incentive awards for the 2008-2010 performance period, assuming that the award is completely vested, and subject to the achievement of specified performance goals, the discretion of the Compensation Committee to reduce the award, and calculated based upon a long-term cash incentive target as a percentage of base salary. The long-term cash incentive target as a percentage of base salary is 50% for all participants and the incentive amounts shown are computed assuming that participants’ salaries are increased 5% effective February 1, 2009 and another 5% effective February 1, 2010. Performance targets for the long-term cash incentive awards are based on two equally-weighted performance measures: EPS and an average return on equity goal as described under the heading, “Compensation Discussion and Analysis — Elements of our Compensation Program — Long-Term Incentive Compensation – Long-Term Cash Incentive Awards”.

Vote Required

This proposal must be approved by holders of a majority of our common stock present and entitled to vote in person or by proxy at the Annual Meeting.

The Board of Directors recommends a vote FOR the proposal. Proxies will be voted FOR the proposal unless you specify otherwise.

PROPOSAL 3 – PROPOSED AMENDMENT TO THE UNITED HEALTHGROUP 1993 EMPLOYEE STOCK PURCHASE PLAN

Shareholders are being asked to consider and approve this proposal to amend the UnitedHealth Group 1993 Employee Stock Purchase Plan (the “Employee Stock Purchase Plan”) such that the aggregate number of shares of authorized but unissued common stock to be sold under the Employee Stock Purchase Plan on or after the adoption date will be equal to 15 million shares. Our Board of Directors adopted the amendment to the Employee Stock Purchase Plan, subject to shareholder approval, and the amended Employee Stock Purchase Plan will become effective when shareholder approval is obtained. We believe the plan will continue to be a valuable tool in motivating our employees, to increase the employees’ interest in our growth and success and encourage employees to remain in the employ of the Company or its participating affiliates.

On April 9, 2008, the record date, the closing price of our common stock was $37.28 per share. Because employee participants may purchase shares of our common stock at a discount to the fair market value of our common stock, the value of the purchase of common stock under the Employee Stock Purchase Plan is not currently determinable. On April 9, 2008, there were approximately 70,000 employees who were eligible to participate under the Employee Stock Purchase Plan.

Purpose of the Employee Stock Purchase Plan

The purpose of the Employee Stock Purchase Plan is to enhance employee commitment to the goals of the Company by providing a means of achieving stock ownership on advantageous terms to eligible employees. The Employee Stock Purchase Plan is designed to have two components: (i) a qualified “employee stock purchase plan” under Section 423 of the Internal Revenue Code; and (ii) a “Non-423 Plan” which does not meet the requirements of Section 423 of the Internal Revenue Code.

Administration and Participation

The Employee Stock Purchase Plan is administered by the Compensation Committee and all employees of the Company and its subsidiaries (as defined in Section 424(o) of the Internal Revenue Code) designated by the Compensation Committee are eligible to participate, except for (i) employees customarily employed less than 20 hours weekly; (ii) employees whose customary employment is not for more than five months in any calendar year; and (iii) employees who, immediately after a right to purchase is granted, would be deemed under Section 423(b)(3) of the Internal Revenue Code to own stock possessing five percent or more of the total combined voting power or value of all classes of shares of the Company.

Shares Subject to the Employee Stock Purchase Plan

As of April 9, 2008, there were approximately 1.1 million shares available for purchase under the Employee Stock Purchase Plan. The Employee Stock Purchase Plan originally authorized 3.2 million (split-adjusted) shares of common stock. In 1996, our shareholders authorized the issuance of an additional 32 million (split-adjusted) shares of common stock for issuance under the Employee Stock Purchase Plan.

Purchases

Participants may contribute or purchase common stock through after-tax payroll deductions for six month periods in amounts not less than one percent or more than 10% of their total compensation. Participants may purchase shares of common stock for 85% of the fair market value of the Company’s common stock based upon the closing price of our common stock on the NYSE on the first or last day of the six-month period, whichever is lower. Participants may not purchase more than 1,000 shares of common stock in each six month purchase period, nor an amount of shares with a fair market value that exceeds $25,000 in any calendar year.

Amendment or Termination

The Board of Directors may at any time terminate or amend the Employee Stock Purchase Plan, except that no amendment shall be made without prior approval of the shareholders which would (i) authorize an increase in the number of shares which may be purchased under the Employee Stock

Purchase Plan (other than as a result of a stock dividend, stock-split or reclassification); (ii) permit the issuance of common stock before payment therefore in full; (iii) increase the rate of payroll deductions above 10% of compensation; (iv) reduce the purchase price per share; (v) withdraw administration of the Employee Stock Purchase Plan from the Compensation Committee; or (vi) change the definition of the Company’s subsidiaries eligible to participate in the Employee Stock Purchase Plan. The Employee Stock Purchase Plan may be terminated once no further shares of common stock remain for issuance or at any time in the discretion of the Board of Directors (after 30 days written notice to eligible employees).

Vote Required

This proposal must be approved by holders of a majority of our common stock present and entitled to vote in person or by proxy at the Annual Meeting.

The Board of Directors recommends a vote FOR the proposal. Proxies will be voted FOR the proposal unless you specify otherwise.

AUDIT COMMITTEE REPORT

The Audit Committee of our Board of Directors is comprised of three non-employee directors, all of whom are audit committee financial experts, as defined by the SEC. The Board of Directors has determined that all of the members of the Audit Committee are independent within the meaning of the listing standards of the NYSE, the rules of the SEC and the Company’s standards for director independence. The Audit Committee operates under a written charter adopted by the Board of Directors.

Management is responsible for the Company’s internal controls and the financial reporting process. The Company’s independent registered public accounting firm, Deloitte & Touche LLP, is responsible for performing an independent audit of the Company’s consolidated financial statements in accordance with the standards of the Public Company Accounting Oversight Board (United States), expressing an opinion as to the conformity of the financial statements with generally accepted accounting principles, and auditing management’s assessment of the effectiveness of internal control over financial reporting. The Audit Committee’s responsibility is to monitor and oversee these processes. The Audit Committee has discussed and reviewed with both management and Deloitte & Touche management’s annual report on the Company’s internal control over financial reporting and Deloitte & Touche’s attestation. The Audit Committee also discussed with management and Deloitte & Touche the process used to support certifications by the Company’s Chief Executive Officer and Chief Financial Officer that are required by the SEC and the Sarbanes-Oxley Act of 2002 to accompany the Company’s periodic filings with the SEC and the process used to support management’s annual report on the Company’s internal controls over financial reporting.

Management represented to the Audit Committee that the Company’s consolidated financial statements were prepared in accordance with accounting principles generally accepted in the United States of America, and the Audit Committee has reviewed and discussed with management and the independent registered public accounting firm in separate sessions the Company’s consolidated financial statements for the fiscal years ended December 31, 2007, December 31, 2006 and December 31, 2005.

The Audit Committee discussed with Deloitte & Touche matters required to be discussed by Statement on Auditing Standards No. 61 (Communications with Audit Committees) and Rule 2-07 of Regulation S-X. The Company’s independent registered public accounting firm also provided to the Audit Committee the written disclosures and the letter required by Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees), and the Audit Committee discussed with the independent registered public accounting firm the accounting firm’s independence. In considering the independence of the independent registered public accounting firm, the Audit Committee took into consideration whether the provision of non-audit services is compatible with maintaining the independence of the independent registered public accounting firm.

Based upon the Audit Committee’s review of the financial statements, independent discussions with management and Deloitte & Touche, and the Audit Committee’s review of the representation of management and the report of the independent registered public accounting firm to the Audit Committee, the Audit Committee recommended to the Board of Directors that the audited consolidated financial statements for the years ended December 31, 2007, December 31, 2006 and December 31, 2005 be included in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2007 filed with the SEC.

Members of the Audit Committee

William C. Ballard, Jr., Chair

Robert J. Darretta

James A. Johnson

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Disclosure of Fees Paid to Independent Registered Public Accounting Firm

Aggregate fees billed to the Company for the fiscal year ended December 31, 2007 represent fees billed by the Company’s principal independent registered public accounting firm, Deloitte & Touche LLP, the member fir ms of Deloitte Touche Tohmatsu, and their respective affiliates, which includes Deloitte Consulting (collectively, “Deloitte & Touche”). The Audit Committee pre-approved the audit and non-audit services provided in fiscal year 2007 by Deloitte & Touche, as reflected in the table below.

	Fiscal Year Ended
Fee Category	2007	2006
Audit Fees	$22,650,000	$26,978,000
Audit-Related Fees (a)	1,800,000	1,048,000

Total Audit and Audit Related Fees	$24,450,000	28,026,000
Tax Fees (b)	1,650,000	595,000
All Other Fees (c)	125,000	85,000

Total	$26,225,000	$28,706,000

(a)	Audit-Related Fees include benefit plan and other required audits, certain AICPA agreed-upon procedures, internal control assessments, and due diligence services.

(b)	Tax Fees include tax compliance, planning and support services.

(c)	All Other Fees include allowable actuarial reviews, security systems assistance, risk management support, and contract analysis and review assistance services.

Audit Committee’s Consideration of Independence of Independent Registered Public Accounting Firm

The Audit Committee has reviewed the nature of non-audit services provided by Deloitte & Touche and has concluded that these services are compatible with maintaining the firm’s ability to serve as our independent registered public accounting firm.

Audit and Non-Audit Services Approval Policy

The Audit Committee has adopted an Audit and Non-Audit Services Approval Policy (the “Policy”) outlining the scope of services that Deloitte & Touche may provide to the Company. The Policy sets forth guidelines and procedures the Company must follow when retaining Deloitte & Touche to perform audit, audit-related, tax, and other services. In addition to providing detailed descriptions of the specific types of services which may be provided under these four categories, the Policy also specifies certain non-audit services that may not be performed by Deloitte & Touche under any circumstances.

Pursuant to the Policy, the Audit Committee pre-approved for each service sub-category a fee threshold under which all services are deemed pre-approved for 2007 and 2008 and all fees reported above were approved pursuant to the Policy. Additional specific pre-approval is required from the Audit Committee to exceed these pre-approved dollar amounts for proposed new individual projects exceeding specified dollar thresholds, or to add new specific service sub-categories. The services provided by our independent registered public accounting firm and related fees are discussed with the Audit Committee at each regular meeting, and the Policy is evaluated and updated periodically by the Audit Committee.

PROPOSAL 4 – RATIFICATION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee has reappointed Deloitte & Touche LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2008. The Board of Directors has proposed that the shareholders ratify this appointment at the Annual Meeting. Representatives of Deloitte & Touche LLP are expected to be present at the meeting, will have an opportunity to make a statement and will be available to respond to questions from shareholders. If our shareholders do not ratify the appointment of Deloitte & Touche LLP, the Audit Committee is not obligated to appoint another independent registered public accounting firm, but will reconsider the appointment. The Audit Committee evaluates, at least every three years, whether there should be a rotation of the Company’s independent registered public accounting firm.

The Board of Directors recommends a vote FOR ratification of the selection of Deloitte & Touche LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2008. Proxies will be voted FOR ratifying this selection unless you specify otherwise.

SHAREHOLDER PROPOSALS

The following shareholder proposals will be voted on at the Annual Meeting only if properly presented by or on behalf of the shareholder proponent. The Board of Directors has recommended a vote against each of these proposal for the reasons set forth following each proposal.

Shareholder Proposal 1 — Advisory Vote on Executive Compensation

We have been informed that Walden Asset Management, a division of Boston Trust & Investment Management Company, One Beacon Street Boston, MA 02108, a beneficial holder of 117,500 shares of common stock, and in conjunction with the following co-sponsors: the Tides Foundation, the Funding Exchange, the Sisters of St. Joseph of Boston, Gun Denhart and Thomas Denhart, intends to introduce at the Annual Meeting the following resolution. In accordance with SEC rules, the text of the proposed shareholder resolution and supporting statement is printed verbatim from its submission.

“RESOLVED, that shareholders of UnitedHealth Group Incorporated request the board of directors to adopt a policy that provides shareholders the opportunity at each annual shareholder meeting to vote on an advisory resolution, proposed by management, to ratify the compensation of the named executive officers (“NEOs”) set forth in the proxy statement’s Summary Compensation Table (the “SCT”) and the accompanying narrative disclosure of material factors provided to understand the SCT (but not the Compensation Discussion and Analysis). The proposal submitted to shareholders should make clear that the vote is non-binding and would not affect any compensation paid or awarded to any NEO.”

The proponent has furnished the following statement:

Investors are increasingly concerned about mushrooming executive compensation which sometimes appears to be insufficiently aligned with the creation of shareholder value. As a result, in 2007 shareholders filed more than 60 “say on pay” resolutions with companies, averaging a 43%, vote including 42% at UnitedHealth. In fact, eight resolutions received majority votes.

In addition, the advisory vote was endorsed by the Council of Institutional Investors and a survey by the Chartered Financial Analyst Institute found that 76% of its members favored giving shareholders an advisory vote. Furthermore a bill to provide for annual advisory votes on compensation passed in the House of Representatives by a 2-to-1 margin.

Aflac decided to present such a resolution to investors in 2008 and Verizon in 2009. TIAA-CREF, the largest pension fund in the world, held its first Advisory Vote in 2007 and reported it provided helpful feedback to the Board.

We believe that existing U.S. corporate governance arrangements, including SEC rules and stock exchange listing standards, do not provide shareholders with sufficient mechanisms for providing input to boards on senior executive compensation. In contrast to U.S. practices, in the United Kingdom, public companies allow shareholders to cast an advisory vote on the “directors’ remuneration report,” which discloses executive compensation. Such a vote isn’t binding, but gives shareholders a clear voice that could help shape senior executive compensation.

Currently U.S. stock exchange listing standards require shareholder approval of equity-based compensation plans; those plans, however, set general parameters and accord the compensation committee substantial discretion in making awards and establishing performance thresholds for a particular year. Shareholders do not have any mechanism for providing ongoing feedback on the application of those general standards to individual pay packages.

If investors wish to register opposition to a pay package(s) in the previous year, they are forced to withhold votes from compensation committee members standing for reelection, a blunt and insufficient instrument for registering dissatisfaction.

The Board of Directors unanimously recommends a vote AGAINST the foregoing proposal for the following reasons:

The Board of Directors has carefully considered the proposal submitted by Walden Asset Management and the other co-sponsors. Our Nominating Committee and the Board have studied the merits of advisory votes carefully over the past year. As part of that process, our Secretary to the Board of Directors attended a roundtable discussion on advisory votes sponsored by a working group of investors and corporations studying this issue and has discussed this issue with representatives of a number of the Company’s shareholders. With the benefit of this information, the Nominating Committee and the Board have concluded that adoption of this proposal is not in the best interests of the Company or its shareholders at this time.

Our Compensation Committee is responsible for the careful design of our compensation policies and programs. We believe that these policies and programs effectively serve the interests of the shareholders and the Company and are appropriately balanced and competitive to accomplish the crucial tasks of recruiting, motivating and retaining talented senior executives. In addition, the combined effect of a number of trends has resulted in greater director accountability in setting executive pay, including:

•	SEC, stock exchange and IRS independence requirements for compensation committee members;

•

SEC rules that require extensive disclosure of the elements of compensation and a thorough explanation of the company’s compensation philosophy and practices, as well as the basis for particular pay decisions;

•	widespread adoption of majority voting in the election of directors; and

•	increased focus on executive compensation by shareholders and dialogue with companies on this issue.

We believe these trends have greatly increased director accountability as demonstrated by developments at many companies over the past year, and will increasingly have direct and observable effects on executive compensation decisions. For example, in 2007 we declassified our board and amended our articles of incorporation to include majority voting for directors. For 2008 our executive officers’ compensation will be based on a broader set of measurable factors that are designed to motivate long-term value creation, including growth in earnings and cashflow, innovation, overall growth and stewardship as discussed in detail in the Compensation Discussion and Analysis section of this proxy statement.

The proponents of this proposal believe that a nonbinding advisory vote by shareholders would provide a mechanism for shareholders to indicate their approval or disapproval of the stated compensation policies and practices of the Compensation Committee, rather than expressing such concern by voting against the re-election of members of the Compensation Committee. However, executive compensation is a complex topic and few U.S. companies have agreed to an advisory vote on executive compensation by shareholders. Based upon the limited experience of U.S. companies and our own research and discussions, it is not clear how a “yes” or “no” advisory vote of shareholders would provide the Compensation Committee with insight into specific shareholder concerns regarding executive compensation or indications of how these concerns might be remedied.

In the countries where an advisory vote has been mandated by law, stock ownership is consolidated in the hands of a relatively small number of institutions. Those institutions, the companies that advise them and the companies in which they invest tend to be headquartered in close proximity. In the United States, there are thousands of companies spread over 50 states vying for the attention of the same few institutions and the proxy analysis companies that advise them. If an advisory vote were to be implemented, there is a lack of clarity on the basis by which U.S. proxy advisory firms would determine whether to recommend voting for or against a proposal advocating an advisory shareholder vote on executive compensation. There is a concern that our executive compensation policies and programs would need to include certain uniform design elements in order to receive a favorable recommendation from the proxy advisory firms whether or not those elements effectively promoted a performance culture at our Company.

The Company believes that “one size” or “one form” of compensation will not fit all companies at all stages of their corporate life cycle and, until there is more clarity on this issue, does not believe that actions that might lead to such views are in the best interests of shareholders or the Company.

The Board believes it is important for the Company to monitor developments in this area, and that the ongoing dialog with shareholders to which it is committed is an effective means of understanding their views on compensation. The Board does not believe that it is in the best interest of the Company and shareholders to adopt such an advisory vote at this time.

For the reasons described above, the Board recommends a vote AGAINST this proposal. Proxies will be voted AGAINST the proposal unless you specify otherwise.

Shareholder Proposal 2 — Performance Vesting Shares

We have been informed that the AFSCME Employee Pension Plan (“AFSCME”), 1625 L Street, N.W., Washington, D.C., 20036-5687, a beneficial holder of 8,944 shares of common stock, intends to introduce at the Annual Meeting the following resolution. In accordance with SEC rules, the text of the proposed shareholder resolution and supporting statement is printed verbatim from its submission.

“RESOLVED, that the shareholders of UnitedHealth Group Incorporated (the “Company”) urge the Board of Directors to adopt a policy that a significant portion of future equity compensation grants to senior executives shall be shares of stock that require the achievement of performance goals as a prerequisite to vesting (“performance-vesting shares”).

This policy shall apply to existing employment agreements and equity compensation plans only if the use of performance-vesting shares can be legally implemented by the Company, and will otherwise apply to the design of all future plans and agreements.”

The proponent has furnished the following statement:

We believe that our Company’s compensation policies should encourage the ownership of stock by senior executives in order to align their interests with those of shareholders. To achieve this goal, we favor granting senior executives actual shares of stock that vest only after meeting specified performance goals. In our opinion, performance-vesting shares are a better form of equity compensation than fixed-price stock options or time-vesting restricted stock.

Fixed-price stock option grants provide senior executives with incentives that may not be in the best interests of long-term shareholders. In our view, stock option grants promise executives all the benefit of share price increases while limiting their exposure to the risk of share price declines. This asymmetrical incentive structure can reward executives for share price volatility, a measure of investment risk. Stock options can also reward short-term decision-making because many executives’ options can be exercised just one year after the grant date. Furthermore, we believe that stock options can create a strong incentive to manipulate a company’s stock price through questionable or even fraudulent accounting.

Similarly, we oppose granting executives time-vesting restricted stock that does not include any performance requirements. In our view, time-vesting restricted stock rewards tenure, not performance. Instead, we believe vesting requirements should be tailored to measure each individual executive’s performance through disclosed benchmarks, in addition to the Company’s share price. To align their incentives with those of long-term shareholders, we also believe that senior executives should be required to hold a significant portion of these performance-vesting shares for as long as they remain executives of the Company.

Executive compensation consultant Pearl Meyer has said “if a company is going to issue restricted stock grants as a way of making sure executives are owners rather than optionees, the grant should be earned on a performance basis — it shouldn’t be just a giveaway.”

We urge shareholders to vote for this proposal.

The Board of Directors unanimously recommends a vote AGAINST the foregoing proposal for the following reasons:

The Board of Directors has carefully considered the proposal submitted by the AFSCME Employees Pension Plan, which is similar to proposals rejected by shareholders at our 2005 and 2007 annual meetings. While our Board and our Compensation Committee both strongly support and use performance-based compensation, the Board believes that adoption of this proposal would unduly limit the Compensation Committee’s flexibility to design an effective overall executive compensation approach.

The Board believes that our Compensation Committee should retain the necessary flexibility to make compensation awards based on a review of all relevant information in order to attract, motivate and retain executives in today’s highly competitive market for talent. The Compensation Committee consists entirely of independent outside directors who devote considerable time and effort to compensation issues and make decisions they believe are in the best interests of the Company and its shareholders. If the Board were to adopt the proposal, the Company would be precluded from granting a significant portion of its equity awards to senior executives in the form of stock options and SARs, even if our Compensation Committee determined such awards to be appropriate, necessary and in the interest of the Company and its shareholders, based on their performance and market norms.

The Board and the Company strongly believe in linking both cash and equity components of executive compensation to Company performance, and believe that the portion of total compensation linked to performance or “at risk” should be the highest for our most senior executives. The Compensation Committee has structured the Company’s senior executive compensation programs so that a significant portion of executives’ total compensation is at risk, as it is tied to both annual and long-term financial performance of the Company as well as to the creation of value for its shareholders. In Proposal 2 of this proxy statement, among other things, the Board is requesting that the shareholders approve a list of objective performance criteria which could be used as vesting terms in restricted share grants. The AFSCME Employees Pension Plan proposal would limit the Compensation Committee’s flexibility in determining the appropriate mix between performance vesting shares and SARs or other forms of equity compensation.

We believe that we have already implemented an overall compensation program for managers that links compensation to performance and provides the Compensation Committee with the flexibility to make changes as it deems necessary. Moreover, in 2006 the Company adopted stock ownership guidelines for its executives which further aligns the interests of the Company’s senior executives with the interests of its shareholders. The Board believes that the stock ownership requirements contained in the guidelines ensure that executives maintain a long-term interest in the Company’s financial performance.

The Board believes that it is to the benefit of the Company and its shareholders for the Compensation Committee to retain flexibility and discretion with respect to the appropriate forms and mix of executive compensation to use, rather than to commit to a policy with respect to one aspect of executive compensation, the specifics of which it believes are less than optimal. The Board also believes that the proposal could potentially undermine the long-term interests of shareholders by putting the Company at a competitive disadvantage by restricting the Compensation Committee’s ability to compensate management in the manner it believes will be most effective at aligning their interests with those of our shareholders and by adversely affecting the Company’s ability to attract, motivate and retain the most talented executives to manage the business.

For the reasons described above, the Board recommends a vote AGAINST this proposal. Proxies will be voted AGAINST the proposal unless you specify otherwise.

SHAREHOLDER PROPOSALS FOR THE NEXT ANNUAL MEETING

In order to be eligible for inclusion in our proxy statement for our 2009 Annual Meeting or to be considered at that meeting, shareholder proposals must be received, in writing, at our principal executive offices at UnitedHealth Group Center, 9900 Bren Road East, Minnetonka, Minnesota 55343, Attention: Secretary to the Board of Directors, not later than December 30, 2008. Shareholder proposals received on December 31, 2008 would be untimely. Shareholder proposals must be in the form provided in our Bylaws. If we do not receive a shareholder proposal by the deadline described above, the proposal will be excluded from the proxy statement and from consideration at the 2009 Annual Meeting. This advance notice requirement supersedes the notice period in SEC Rule 14a-4(c)(1) of the federal proxy rules regarding the discretionary proxy voting authority with respect to such shareholder business.

HOUSEHOLDING NOTICE

The SEC has adopted rules that allow us to deliver a single copy of each of the annual report, proxy statement and other documents related to a shareholder meeting to any household at which two or more shareholders reside who share the same last name or whom we believe to be members of the same family. This procedure is referred to as “householding.”

If you share the same last name and address with one or more shareholders, unless we receive contrary instructions from you (or from one of these other shareholders), you and all other shareholders who have your last name and live at the same home address will receive only one copy of any of our annual report, proxy statement for our Annual Meeting of Shareholders and other documents we file and deliver in connection with any other meeting of shareholders. A separate proxy card for each registered shareholder who shares your last name and lives at your home address will be included with householded materials.

If you participate in householding but wish to receive a separate copy of this proxy statement or our annual report to shareholders for any reason, we will deliver a separate copy of these documents to you promptly upon your written or oral request. Such requests should be directed to the Secretary to the Board of Directors, UnitedHealth Group Center, 9900 Bren Road East, Minnetonka, Minnesota 55343, telephone (800) 328-5979. You may opt out of householding at any time prior to 30 days before the mailing of proxy materials each year, which you can measure by reference to the date 30 days before the mailing date of the proxy statement for the prior year’s Annual Meeting.

If we do not hear from you by the deadlines described above, you will be deemed to have consented to the delivery of only one set of these documents to your household for future meetings. We intend to household indefinitely, and your consent will be perpetual unless you revoke it. If you revoke your consent, we will begin sending you individual copies of these documents within 30 days after we receive your revocation notice.

Your participation in the householding program is encouraged. It will reduce the volume of duplicate information received at your household as well as the cost to us of preparing and mailing duplicate materials. As an alternative to householding, you may choose to receive documents electronically. Instructions for electing electronic delivery are described in Question 5 of the “Questions and Answers about the Annual Meeting and Voting” above. If you consent to electronic delivery, we will not be householding so you need not call the phone number above to object to householding.

We have been notified that some brokers and banks will household proxy materials. If your shares are held in “street name” by a broker, bank or other nominee, you may request information about householding from your bank, broker or other holder of record.

OTHER MATTERS AT MEETING

In accordance with the requirements of advance notice described in our Bylaws, no shareholder nominations or shareholder proposals other than those included in this proxy statement will be presented at the 2008 Annual Meeting. We know of no other matters that may come before the Annual Meeting. However, if any matters calling for a vote of the shareholders, other than those referred to in this proxy statement, should properly come before the meeting, the persons named in the enclosed proxy will vote such proxy according to their individual judgment.

BY ORDER OF THE BOARD OF DIRECTORS,

Dannette L. Smith

Secretary to the Board of Directors

Dated: April 29, 2008

APPENDIX A

SUMMARY OF MATERIAL TERMS FOR PAYMENT OF EXECUTIVE COMPENSATION

Payment of equity incentive compensation, other than in the form of stock options and SARs, (performance-based equity awards) to officers as defined in Rule 16a-1(f) under the Exchange Act (executive officers) of the Company may be made contingent upon the attainment of one or more performance goals established in writing by the Compensation Committee of the Board of Directors for a performance period. Performance goals will be based on one or more of the following business criteria:

(1)	net income;

(2)	pretax earnings;

(3)	earnings before interest expense, taxes, depreciation and amortization;

(4)	pretax operating earnings after interest expense and before bonuses, service fees, and extraordinary or special items;

(5)	operating margin;

(6)	earnings per share;

(7)	return on equity;

(8)	return on capital;

(9)	return on investment;

(10)	operating earnings;

(11)	working capital;

(12)	ratio of debt to stockholders’ equity; and

(13)	revenue.

Business criteria may be measured on an absolute basis or on a relative basis (i.e., performance relative to peer companies) and on a GAAP or non-GAAP basis.

The performance-based equity awards will be granted under the 2002 Stock Incentive Plan, as amended, or its successors. The foregoing factors may be based on absolute standards or comparisons versus specified companies or groups of companies and may be applied at individual or organizational levels (for example, the Company as a whole or identified business units, segments or the like). The maximum number of shares of common stock that may be earned as a performance award in respect of a performance period by any one covered executive officer shall be 500,000 shares.

Performance-based equity compensation by the Company will be paid solely on account of the attainment of one or more objective performance goals established in writing by the Committee while the attainment of such goals is substantially uncertain. The Compensation Committee is prohibited from increasing the amount of compensation payable if a performance goal is met, but may reduce or eliminate compensation even if such performance goal is attained.

A-1

The maximum amount of the annual cash incentive awards and long-term cash incentive awards for performance periods that are longer than one year will be paid from formula bonus pools. The formula bonus pool that will fund the annual incentive bonus pool for eligible participants is 2% of Company net income. The formula bonus pool that will fund the long-term incentive bonus pool for eligible participants is 2% of the Company’s average net income during the performance period. The maximum cash incentive compensation amount that may be earned in any performance period by any one participant is 25% of the bonus pool for annual incentive awards and 25% of the bonus pool for long-term incentive awards. The Compensation Committee is prohibited from increasing the amount of cash incentive compensation payable to a participant above the percentage share in the annual incentive bonus pool or the long-term incentive bonus pool awarded to a participant in the first 90 days of the performance period, but may reduce or eliminate compensation otherwise payable upon achieve of the performance goal.

The Compensation Committee from time to time may approve payment of discretionary incentive compensation based on business criteria other than the foregoing performance goals. Any such discretionary compensation would not qualify for the exclusion from the $1 million limitation of deductible compensation under Section 162(m).

These materials terms are subject to approval of the shareholders of the Company.

A-2

APPENDIX B

AMENDMENT TO THE UNITEDHEALTH GROUP 1993 EMPLOYEE STOCK PURCHASE PLAN

The UnitedHealth Group 1993 Employee Stock Purchase Plan (the “Plan”) is amended as set forth below, effective as of February 19, 2008, the date of adoption of the Amendment (the “Adoption Date”) by the Board of Directors of UnitedHealth Group, Incorporated (the “Company”), subject to approval within one year of the Adoption Date by a majority of the shareholders of the Company. If the shareholders fail to approve this Amendment within one year of the Adoption Date, no shares may be sold under the Plan in excess of the number permitted under the Plan as in effect before the Adoption Date.

The first paragraph of the Shares to be Sold section of the Plan is hereby amended and restated in its entirety to read as follows:

“Section 14.01. The Common Stock to be issued and sold under the Plan may be authorized but unissued shares, or the Company may go into the market and purchase shares for sale under the Plan. Except as provided in Section 12.01, the aggregate number of shares of authorized but unissued Common Stock to be sold under the Plan on or after the Adoption Date shall not exceed 15,000,000. If on a given Purchase Date the number of shares to be purchased exceeds the number of shares then available under the Plan or the Maximum Offering, if any, that may be issued on any given Purchase Date, the Company shall make a pro rata allocation of the shares remaining available for purchase in as uniform a manner as shall be practicable and as it shall determine to be equitable. The pro rata allocation shall be limited, in the case of exceeding the Maximum Offering, to those Participants in the countries, locations or Participating Affiliates in the specified Maximum Offering.”

B-1

UNITEDHEALTH GROUP INCORPORATED

2008 Annual Meeting of Shareholders

Thursday, June 5, 2008

10:00 A.M. Central Time

The Children’s Theatre Company

2400 Third Avenue South

Minneapolis, Minnesota

PLEASE ADMIT	NON-TRANSFERABLE

If you plan to attend the 2008 Annual Meeting of Shareholders, please write your name and address in the space provided below and present this admission card and photo identification at the registration desk.

Name:

Address:

Important Notice Regarding Internet Availability of Proxy Materials for the Annual Meeting: The Notice and Proxy Statement, Form 10-K, and Summary Annual Report are available at www.unitedhealthgroup.com/proxymaterials. For driving directions to the Annual Meeting, please see the information posted on our website at www.unitedhealthgroup.com/invest/quest.htm.

PROXY

UNITEDHEALTH GROUP INCORPORATED

THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS

FOR USE AT THE ANNUAL MEETING OF SHAREHOLDERS

TO BE HELD ON

THURSDAY, JUNE 5, 2008

By signing the proxy, you revoke all prior proxies and appoint each of Thomas L. Strickland, Christopher J. Walsh and Dannette L. Smith, with full power of substitution, to vote all shares you are entitled to vote on the matters shown on the reverse side and any other matters which may properly come before the Annual Meeting and all adjournments thereof. These shares of stock will be voted as you specify on the reverse side. If no choice is specified, this proxy will be voted “FOR” Proposals 1 through 4, “AGAINST” Proposals 5 and 6, and in the discretion of the named proxies on all other matters that may properly come before the meeting.

If you are a current or former employee of UnitedHealth Group and own shares of common stock through the UnitedHealth Group 401(k) Savings Plan, your completion and execution of this proxy card or your submission of an Internet or telephone vote will provide voting instructions to the trustee of the plan. If no direction is made, if your proxy card is not signed, or if your vote by proxy card, Internet or telephone is not received by 11:59 p.m. Eastern Time on June 2, 2008, the plan shares credited to this 401(k) account will be voted by the plan trustee in the same proportions as the proxy votes which were timely and properly submitted by other plan participants.

IF YOU DO NOT VOTE BY INTERNET OR TELEPHONE, PLEASE MARK, SIGN AND DATE THIS PROXY CARD ON THE REVERSE SIDE AND RETURN IT PROMPTLY USING THE ENCLOSED ENVELOPE

Address Changes/Comments:

(If you noted any Address Changes/Comments above, please mark corresponding box on the reverse side.)

CONTINUED AND TO BE SIGNED ON THE REVERSE SIDE.

9900 BREN ROAD EAST MINNETONKA, MN 55343

VOTE BY INTERNET - www.proxyvote.com

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 p.m. Eastern Time the day before the meeting date*. Have your proxy card in hand when you access the website and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF SHAREHOLDER COMMUNICATIONS

If you consented to access your proxy information electronically, or if you are a current employee of UnitedHealth Group and hold UnitedHealth Group shares in our 401(k) savings plan or Employee Stock Purchase Plan account, you may view the documents related to the 2008 Annual Meeting of Shareholders by visiting our website at www.unitedhealthgroup.com/proxymaterials. If you would like to reduce the costs incurred by UnitedHealth Group Incorporated in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access shareholder communications electronically in future years.

VOTE BY PHONE - 1-800-690-6903

Use any touch-tone telephone to transmit your voting instructions up until 11:59 p.m. Eastern Time the day before the meeting date*. Have your proxy card in hand when you call and follow the instructions.

VOTE BY MAIL

Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to UnitedHealth Group Incorporated, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717. Proxy cards sent by mail must be received no later than June 4, 2008*.

*Cut-off date for UnitedHealth Group 401(k) Plan Participants is June 2, 2008 at 11:59 p.m. Eastern Time to allow time for the 401(k) plan administrators to vote on your behalf.

IF YOU VOTE BY INTERNET OR TELEPHONE, PLEASE DO NOT

MAIL YOUR PROXY CARD

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:	UNIHG1	KEEP THIS PORTION FOR YOUR RECORDS
DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED

UNITEDHEALTH GROUP INCORPORATED
The Board of Directors recommends you vote “FOR” Proposals 1 through 4 and “AGAINST” Proposals 5 and 6.
Vote On Directors Election of Directors	For	Against	Abstain
Nominees:
1a. William C. Ballard, Jr.	☐	☐	☐			For	Against	Abstain

1b. Richard T. Burke	☐	☐	☐		Vote On Proposals

1c. Robert J. Darretta	☐	☐	☐	2.	Approval of the material terms for payment of executive incentive compensation	☐	☐	☐

1d. Stephen J. Hemsley	☐	☐	☐	3.	Approval of the amendment to the UnitedHealth Group 1993 Employee Stock Purchase Plan	☐	☐	☐

1e. Michele J. Hooper	☐	☐	☐	4.	Ratification of Deloitte & Touche LLP as independent registered public accounting firm for period ending December 31, 2008	☐	☐	☐

1f. Douglas W. Leatherdale	☐	☐	☐

1g. Glenn M. Renwick	☐	☐	☐	5.	Shareholder proposal concerning advisory vote on executive compensation	☐	☐	☐

1h. Gail R. Wilensky, Ph.D.	☐	☐	☐	6.	Shareholder proposal concerning performance vesting shares	☐	☐	☐

For address changes and/or comments, please check this box and write them on the back where indicated.			☐

Please indicate if you plan to attend this meeting.	☐	☐
	Yes	No
Please sign your name exactly as it appears herein. When signing as attorney, administrator, trustee or guardian, please add your title as such. When signing as joint tenants, all parties to the joint tenancy must sign. If a signor is a corporation, please sign in full corporate name by duly authorized officer.

Signature [PLEASE SIGN WITHIN BOX]	Date				Signature (Joint Owners)	Date